As filed with the U.S. Securities and Exchange Commission on August 29, 2023.

Registration No. 333-266919

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6 to
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL ENGINE GROUP HOLDING LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	7376	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room C, 19/F, World Tech Centre

95 How Ming Street, Kwun Tong

Kowloon, Hong Kong

Tel: +852 3955 2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Arila E. Zhou, Esq. Anna J. Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: (713) 651-2678

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of 3,000,000 ordinary shares of the Registrant (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.

●	Resale Prospectus. A prospectus to be used for the resale by the selling shareholders set forth therein of 1,920,000 ordinary shares of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different outside and inside front covers and back covers;

●	they contain different Offering sections in the Prospectus Summary section beginning on page 1 and page Alt-1 respectively;

●	they contain different Use of Proceeds sections on page 47 and page Alt-2 respectively;

●	a selling shareholder section is included in the Resale Prospectus;

●	a selling shareholder Plan of Distribution is inserted; and

●	the Legal Matters section in the Resale Prospectus on page Alt-4 deletes the reference to counsel for the underwriter.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholders.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED AUGUST 29, 2023

3,000,000 Ordinary Shares

GLOBAL ENGINE GROUP HOLDING LIMITED

This is a firm commitment initial public offering of 3,000,000 ordinary shares of Global Engine Group Holding Limited (the “Company” or “GE Group”, “we”, “us”), par value $0.0000625 per share (“Ordinary Shares”). The estimated initial public offering price for the Ordinary Shares in the offering is expected to be between $4.00 and $5.00 per Ordinary Share. The selling shareholders (as defined herein) are offering 1,920,000 Ordinary Shares of GE Group to be sold in the offering pursuant to the Resale Prospectus. We will not receive any proceeds from the sale of the Ordinary Shares of GE Group to be sold by the selling shareholders.

We will reserve the symbol “GLE” for purpose of listing our Ordinary Shares on the Nasdaq Capital Market. This offering is contingent upon the final approval from Nasdaq for our listing on Nasdaq Capital Market. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq Capital Market. Further, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on the Nasdaq Capital Market. We will not proceed to consummate this offering if Nasdaq denies our listing.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We are a holding company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations, our operations are conducted by our indirect wholly-owned subsidiary, Global Engine Limited (“GEL”), in Hong Kong, a special administrative region of the People’s Republic of China (the “PRC”). This is an offering of the Ordinary Shares of Global Engine Group Holding Limited, the holding company incorporated in BVI, instead of shares of GEL, our operating entity in Hong Kong. You may never directly hold any equity interest in our operating entity.

We and our subsidiaries are not based in mainland China and do not have operations in mainland China. Furthermore, none of our clients and suppliers are located in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, and do not foresee the need to enter into any contractual arrangements with a variable interest entity (“VIE”) to establish a VIE structure in mainland China. For the year ended June 30, 2022, we generated approximately 76.2% of our revenues from Hong Kong. Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In addition, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to whether in the future we will be required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities. If we and our subsidiaries (i) do not receive or maintain such permissions or approvals, should such approvals be required in the future by the PRC government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial condition could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless. As advised by our PRC counsel, Han Kun Law Offices, as of the date of this prospectus, on the basis that (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is it controlled by any mainland Chinese company or individual directly or indirectly; (ii) the Company and its subsidiaries do not have any business operations in mainland China; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; (iv) none of the clients and suppliers of the Company and its subsidiaries are located in mainland China and, (v) the Company and its subsidiaries possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, we are currently not required to obtain any permission or approval from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. The laws and regulations of mainland China do not currently have any material impact on our business, financial condition or results of operations and we are currently not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of mainland China.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on GE Group’s daily business operation, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors - Risks Related to Our Corporate Structure” beginning on page 29 and “Risk Factors — Risks Related to Doing Business in Hong Kong” beginning on page 9 of this prospectus for more information.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter market under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China of the PRC, and (ii) Hong Kong; and such report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and China’s Ministry of Finance (the “PRC MOF”) in respect of cooperation on the oversight of PCAOB-registered public accounting firms based in mainland China and Hong Kong. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Both our former and current registered public accounting firms, Friedman LLP and Marcum Asia CPAs LLP, are headquartered in Manhattan, New York. Friedman LLP had been subject to PCAOB inspections on a regular basis prior to September 1, 2022 when Friedman LLP combined with Marcum LLP. Marcum Asia CPAs LLP is currently subject to the PCAOB inspections on a regular basis. Neither Friedman LLP nor Marcum Asia CPAs LLP is headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the event that, in the future, the PCAOB determines that it is not able to fully conduct inspections of our auditor for three consecutive years, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, trading of our securities on a national securities exchange or in the over-the counter market may be prohibited under the HFCA Act and our access to the U.S. capital markets may be limited or restricted. In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with the PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering- Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.” on page 37 and “The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.” on page 38 of this prospectus for more information.

GE Group is permitted under the laws of BVI to provide funding to our subsidiary GEL through loans or capital contributions without restrictions on the amount of the funds. There are no restrictions or limitation under the laws of BVI on GE Group’s ability to distribute earnings from its businesses, including subsidiaries, to the U.S. investors. GEL is permitted under the laws of Hong Kong to provide funding to GE Group through dividend distribution without restrictions on the amount of the funds. Both GE Group and GEL currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Neither GE Group or its subsidiaries has any dividend payout policy, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. . As of the date of this prospectus, GEL has distributed dividends to our shareholders as follows: On September 28, 2020, GEL declared a per share dividend of HKD10,000 (US$1,282) to its shareholders (the “FYE June 30, 2020 Dividend”), which was paid in full in a total amount of HKD1.0 million (US$128,180) to shareholders on October 6, 2020. On November 2, 2020 and February 22, 2021, GEL declared a per share dividend of HKD30,000 (US$3,845) and HKD35,000 (US$4,486), respectively, to its shareholders (the “FYE June 30, 2021 Dividend”), which was paid in full in a total amount of HKD6.5 million (US$833,173) to shareholders on June 29, 2021. On September 1, 2021, GEL declared a per share dividend of HKD15,000 (US$1,923) to its shareholders, which was paid in full in a total amount of HKD1.5 million (US$192,271) to shareholders on January 14, 2022. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from GEL. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiary GEL. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong. See “Dividend Policy” on page 49 and “Risk Factors – Risks Related to Our Corporate Structure – We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” on page 29 of this prospectus for more information.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary— “Implications of Our Being an Emerging Growth Company” on pages 18 and 15, respectively.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$4.500	$13,500,000
Underwriter discounts and commissions(2)	$0.315	$945,000
Proceeds to us, before expenses(3)	$4.185	$12,555,000

(1)	Initial public offering price per share is assumed as $4.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus. The table above assumes that the underwriter does not exercise its over-allotment option. For more information, see “Underwriting” beginning on page 100 of this prospectus.

(2)	An underwriting discount equal to 7.0% of the public offering price will be provided to the underwriter. We have agreed to reimburse the underwriter for certain expenses. See the section titled “Underwriting” beginning on page 100 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(3)	We expect our total cash expenses for this offering (including cash expenses payable to our underwriter for its out-of-pocket expenses) not to exceed $250,000, exclusive of the above discounts. For a detailed description of the compensation to be received by the underwriter, see “Underwriting” beginning on page 100 of this prospectus.

This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriter an option for a period of forty-five (45) days after the closing date of our initial public offering to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts. If the underwriter exercises the option in full, and assuming an offering price of $4.50 per Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, the total gross proceeds to us, before underwriting discounts and expenses, will be $15,525,000.

The underwriter expects to deliver the shares to purchasers in the offering on or about [●], 2023.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Prospectus dated August 29, 2023

We and the underwriter have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed offering, and only prospectus dated hereof, is authorized by us to be used in connection with our proposed offering. The preliminary prospectus will only be distributed by us and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until [●], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“we”, or “us” in this prospectus are to Global Engine Group Holding Limited, a British Virgin Islands company and its subsidiaries, unless the context otherwise indicates;

●	“BVI” are to the “British Virgin Islands”;

●	“BVI Act” are to the BVI Business Companies Act (Law Revision 2020) (as amended);

●	“BVI Sub” are to Global Engine Holdings Limited, a BVI company;

●	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	the “Company” or “GE Group” are to Global Engine Group Holding Limited, a BVI company;

●	“mainland China” are to the mainland of the People’s Republic of China;

●	“GEL” are to Global Engine Limited, a Hong Kong company;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“ICT” are to information communication technologies;

●	“HKD” or “HK Dollar” are to the legal currency of Hong Kong;

●	“$,” “dollars,” “US$” or “U.S. dollars” are to the legal currency of the United States;

●	“U.S. GAAP” are to generally accepted accounting principles in the United States; and

●	“shares” or “Ordinary Shares” are to the ordinary shares of Global Engine Group Holding Limited, par value $0.0000625 per share.

We do not have any material operations of our own and we are a holding company with operations conducted in Hong Kong through our Hong Kong subsidiary GEL, using Hong Kong dollars, the currency of Hong Kong. Global Engine Group Holding Limited’s reporting currency is Hong Kong dollars. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. All translations of Hong Kong dollars are calculated at the rate of US$1.00=HKD7.8015  representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2022. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

ii

PUBLIC OFFERING PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Ordinary Shares.

Business Overview

We are an integrated solutions provider that delivers actionable outcomes for organizations by using information communication technologies (“ICT”) solutions to drive business outcomes and innovation. Leveraging our business development and consulting talent, we assess, design, deliver, secure, and manage solutions comprised of leading technologies aligned with our customers’ needs.

Global Engine Group Holding Limited (the “Company” or “GE Group”, “we”, “us”) is a holding company incorporated in the BVI with no material operations. Our operations are conducted in Hong Kong by our indirect wholly-owned subsidiary, Global Engine Limited, a Hong Kong company (“GEL”), which is wholly-owned by our direct wholly-owned subsidiary, Global Engine Holdings Limited, a BVI company (“BVI Sub”).

Our target customer groups include, but are not limited to, the following:

●	“Telecom Operators”—providing comprehensive services to telecom operators, including the one-stop shop purchase from telecom license application service to turnkey network setup as well as service outsourcing that adapted to each client’s specific needs. We especially target the clients that are small to medium-sized telecom operators and ICT service providers seeking growth and expansion in Hong Kong and the South East Asian market;

●	“Data Center and Cloud Computing Services Providers”—offering business planning, development, technical and operations consulting programs structured to target the cloud computing and data center providers. Our current consultancy projects include the technical and regulatory feasibility study for establishing and acquiring data center facilities in Hong Kong and the South East Asian region; and

●	“Internet-of-things (“IoT”) Solutions Providers, Resellers, and Users”—offering system design, planning, development and operation services to technology companies who seek to transform their service offerings through adoption of the IoT technology and platform.

We offer a number of products and services to our customers to fit their specific ICT needs, as we strive to be their primary ICT solutions and services provider. Some of our offerings include:

●	“ICT Solution Services” include the cloud platform deployment, IT system design and configuration services, maintenance services, data center colocation service and cloud service. We believe that our services view technology purchases as integrated solutions, rather than discrete product and service categories, and most of our sales are derived from integrated solutions involving our customers’ data centers, network and collaboration infrastructure;

●	“Technical Services” include the technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as IoT projects;

●	“Project Management Services” enhance productivity and collaboration management and enables successful implementations and adoption of solutions for customers.

Our primary focus in delivering comprehensive ICT solutions is to deliver custom tailored solutions that address our customers’ business and financial needs while leveraging the expertise of our experienced team, as well as our strong ties with telecom carriers, vendors, and regulators. We begin with a consultation with our clients to better understand their business needs and then design, deploy and manage solutions aligned to such needs. In order to provide custom tailored solutions, we leverage the broader areas of cloud, security, networking, data center, collaboration and specific skills in orchestration and automation, data management, data visualization, analytics, network modernization, edge computing and other innovative and emerging technologies. We possess extensive engineering and operational experience and relationships with a broad range of leading ICT service providers  that enable us to offer tailored multi-vendor ICT solutions that are optimized for each of our customers’ specific requirements.

Moreover, our technical resources have enabled us to continue investing in engineering and technology resources to stay on the forefront of technology trends. Our expertise in the ICT industry, fortified by our robust portfolio of consulting, professional, and managed services, has enabled us to remain a trusted advisor for our customers. This broad portfolio of expertise enables us to deliver a wide range of services to our customers that spans from fast delivery of competitively priced products and services, to subsequent operations and maintenance services. This approach permits us to deploy ever-more-sophisticated solutions enabling our customers to achieve their business goals.

For the six months ended December 31, 2022, we generated revenues of HKD30.9 million ($4.0 million), a decrease of $5.9 million ($0.8 million) over the HKD36.8 million of revenues generated for the six months ended December 31, 2021. For the six months ended December 31, 2022, we had a net income of HKD1.7 million ($0.2 million), a decrease of HKD5.0 million ($0.6 million) over the HKD6.7 million for the six months ended December 31, 2021. For the year ended June 30, 2022, we generated revenues of HKD54.6 million ($7.0 million), an increase of $29.0 million ($3.7 million) over the HKD25.6 million of revenues generated for the year ended June 30, 2021. For the year ended June 30, 2022, we had a net income of HKD8.2 million ($1.0 million), an increase of HKD1.2 million ($0.2 million) over the HKD7.0 million for the year ended June 30, 2021.

For the six months ended December 31, 2022, we generated approximately 80.9% of our revenues from Hong Kong and 19.1% from Taiwan. For the year ended June 30, 2022, we generated approximately 76.2% of our revenues from Hong Kong and 23.8% from Taiwan.

Industry Overview

Our target customer groups include: (1) telecom operators; (2) data center and cloud computing services providers; and (3) IoT solutions providers, resellers, and users.

For telecom operators, we specially target the clients that are small to medium-sized operators seeking growth and expansion in Hong Kong and the South East Asian market. Despite the social and economic challenges brought by the COVID-19 pandemic, the Hong Kong telecommunications market remained vibrant and maintained a strong momentum for growth. Hong Kong is among the most advanced telecommunications markets of the world with one of the highest local mobile and fixed broadband penetration rates. As of March 2021, 5G networks have reached over 90% of the Hong Kong population. As of October 2021, the high-speed optical fiber network in Hong Kong also had an extensive reach serving 2.9 million broadband subscriptions at a household broadband penetration rate of over 95%. (Source: P.7, “OFCA Trading Fund Report 2020/21,” Hong Kong Office of Communications Authority, October 2021.)

For data center and cloud computing services providers, we offer them business planning, development, technical and operations consulting programs. The global cloud managed services market size was USD46.50 billion in 2019 and is projected to reach USD129.26 billion by 2027, exhibiting a CAGR of 13.8% from 2019. (Source: “Cloud Managed Services Market Size, Share & COVID-19 Impact Analysis, By Service Type (Managed Business Services, Managed Network Services, Managed Infrastructure Services, Managed Security Services, Managed Mobility Services, and Managed Communication and Collaboration Services), By Deployment (Public Cloud, Private Cloud), By Enterprise Size (SMEs, Large Enterprises), By Vertical and Regional Forecast, 2020-2027”, Fortune Business Insights, October 2020) The South East Asia cloud computing market revenue is estimated to reach USD 40.32 billion by 2025, at a CAGR of 12.3% between 2018 and 2025, driven by the increasing demand for the cloud computing among the emerging small and medium size business organizations in this region. (Source: “Southeast Asia Cloud Computing Market Size 2017 by Deployment (Public Cloud, Private Cloud, Hybrid Cloud) by Product (IaaS, PaaS, SaaS) by Organization (Small, Medium, Large) by Application (IT & Telecom, BFSI, Aerospace & Defense, Healthcare, Manufacturing, Government & Utilities, Retail, Consumer Electronics, Others), by Region, Trends and Forecast 2018 to 2025”, Adroit Market Research, December 2018).

For IoT solutions providers, resellers and users, our target customers include providers offering system design, planning, development and operation services to technology companies who seek to transform their services offerings through adoption of the IoT technology and platform in Hong Kong and the South East Asian region. The spending on IoT in Asia Pacific is expected to reach USD437 billion by 2025 with a CAGR of 12.1% from 2021. (Source: “IDC Expects Internet of Things Spending in Asia Pacific to Reach $437 Billion in 2025”, International Data Corporation (IDC), January 2022).

The following are key trends we believe are impacting the ICT market in the Hong Kong and South East Asia markets:

●	Increasing acceleration of migration to the cloud. We expect the COVID-19 pandemic to accelerate cloud adoption not just as a technological shift, but also as an operating model as companies recognize the limitations of their current environments and struggle with the impact of the pandemic on their businesses today. We expect this shift to be dramatic and compress the adoption curve from decades to just a few years as a result. The most immediate impact we believe is the massive shift to remote working as millions of companies globally are transitioning to this new stay-at-home reality.

●	Multi-cloud strategy. Over the past several years, cloud architectures and cloud-enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern ICT. In order to take advantage of this trend, we focus on assisting our customers in assessing, defining, deploying, and managing private and hybrid clouds that align with their business needs. This strategy leverages our strength in deploying private clouds, while also incorporating elements of the public cloud. By assessing our clients’ applications, workloads, business requirements, etc., we deploy solutions that leverage the best available technology platforms and consumption models. For example, we may build a private cloud solution to host mission critical applications, while utilizing a public cloud solution for development, collaboration, or disaster recovery. Our cloud strategy is tightly aligned with all our key strategic initiatives, including security, and digital workspace.

●	Need for third-party services. We believe that customers are becoming increasingly reliant upon third-party service providers, such as us, to manage significant aspects of their technical environment, from design, implementation, pre- and post-sales support, to maintenance, engineering, cloud management, security operations, and other services.

●	Reduction in the number of ICT solutions providers. Our view is that customers are seeking to reduce the number of solutions providers with whom they do business to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. As a result, customers are looking to find ICT solutions providers that can provide a whole suite of solutions for their ICT needs.

●	Lack of sufficient internal ICT resources at mid-sized and large enterprises, and scarcity of ICT personnel in certain high-demand disciplines. We believe that ICT departments at small, mid-sized, and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in-demand disciplines such as security and data analytics. At the same time the prevalence of security threats; increased use of cloud computing, software-defined networking, new architectures, and rapid software development frameworks; the proliferation of mobile devices and bring-your-own-device (BYOD) policies; and complexity of multi-vendor solutions, have made it difficult for these departments to implement high-quality ICT solutions.

●	Disruptive technologies are creating complexity and challenges for customers and vendors. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own ICT systems. Moreover, increased budget pressures, fewer internal resources, a fragmented vendor landscape and fast time-to-value expectations make it challenging for customers to design, implement and manage secure, efficient and cost-effective ICT environments. Customers are increasingly turning to ICT solution providers to implement complex service offerings, including cloud computing, converged and hyper-converged infrastructures, big data analytics, and flash storage.

●	Increasing sophistication and incidences of IT security breaches and cyber-attacks. Over the last several years, cyber-attacks have become more sophisticated, numerous, and pervasive. Organizations are finding it increasingly difficult to effectively safeguard their confidential and personal information from a constant stream of advanced threats, both internal and external. Moreover, cyber-threats have shifted from uncoordinated individual efforts to highly coordinated and well-funded attacks by criminal organizations and nation-state actors. For most organizations, it is no longer a matter of if a cyber-attack will occur; the question is when and what impact it will have on the organization. We believe our customers are focused on all aspects of cyber security, including information and physical security, intellectual property, and compliance requirements related to industry and government regulations. To meet current and future security threats, enterprises must implement security controls and technology solutions that leverage integrated services and products to help monitor, mitigate, and remediate security threats and attacks.

●	Customer ICT decision-making is shifting from ICT departments to line-of-business personnel. As ICT consumption shifts from legacy, on-premise infrastructure to agile “on-demand” and “as-a-service” solutions, customer procurement decisions are shifting from traditional ICT personnel to lines-of-business personnel, which is changing the customer engagement model and types of consultative services required to fulfill customer needs. In addition, many of the services create recurring revenue streams paid over time, rather than upfront revenue.

Competitive Strengths

We possess certain attributes that differentiate us as a provider of ICT solutions from Hong Kong. Our key competitive strengths include:

Large Addressable Market with Substantial Growth Opportunities Driven by Increasing ICT Complexity

We participate in the large ICT market with a specific focus on the data center, network, cloud, security, virtualization, and emerging segments of the industry, facilitated by our professional and managed service solutions. We believe we are well-positioned in the complex high-growth IT solutions segment by offering services related to private, hybrid and public datacenter implementations, cybersecurity management, incident response and remediation, software-defined wide area network (SD-Wan), IoT and complex network projects.

Our services target smaller and medium-sized enterprise companies and telecommunications service providers. Based on our experience, ICT departments within these companies and organizations are unable to provide the ever-increasing range of services to their end users, leading to an increased dependence on third-parties who can provide complex consulting services, such as our Company.

In the small to medium-sized business segment, we believe there is a large demand for our services. We believe we will be able to use our other competitive advantages to capture a significant portion of this new ICT spend through our services.

Business Model Serving Entire ICT Lifecycle—Assessment, Design and Architecture Solutions, Procurement, Implementation Solutions, Professional and Managed Services and Security

We believe we are a trusted ICT advisor to our clients by delivering differentiated products and services to enable our customers to meet increasingly complex ICT requirements. We can provide complete, turn-key solutions aligned to the entire ICT lifecycle starting with assessment of the ICT problems, designing and creating architecture solutions, helping with procurement of the required ICT solutions, assisting with implementation of such solutions and providing on-going professional and consulting services.

Deep Expertise in Advanced Technology to Address Cloud, Security, Digital Infrastructure and other Emerging IT Trends

We believe our customers choose us for their complex ICT services needs based on our track record of delivering top-tier solutions, offering value-added services, and our close relationships with both established and emerging companies in the industry, such as China Information Technology Development Limited (“CITD”), VNET Group, Inc., and Nexsen Limited.

Location Advantages

GEL is located in Hong Kong, which is one of the major ICT hubs in the PRC and South East Asia regions. Hong Kong provides a pro-business environment backed by a legal system that fosters a vibrant startup ecosystem for the ICT sector. Hong Kong’s geographic proximity to mainland China and South East Asian region makes it a strategic location that accommodates doing business with booming markets. As a leading digital economy, Hong Kong possesses a robust ICT infrastructure sustained by the continued investment into telecommunications technology and online security technology. Hong Kong is also home to a talented pool of ICT professionals, who possess scientific and business expertise, in addition to the ability to speak English, Mandarin, and Cantonese.

Strategic Ability to Design and Integrate Cloud Solutions Across Multiple Partners

We believe our expertise in architecting data center and cloud environments allows us to provide differentiated offerings that help our customers transition significant portions of their business—and sometimes all of their critical business workloads—to the cloud. Combined with our strong foundations in networking and security, we are uniquely poised to help customers adopt a multi-cloud strategy that utilizes our cloud cost management framework to help overcome the inherent challenges. We also leverage our strategic business relationships with companies such as CITD, VNET Group, Inc., and Nexsen Limited in conjunction with our professional, managed, and lifecycle services to help our customers achieve their desired business outcomes.

Growth Strategy

Our growth strategies include:

Growth in the area of IoT and Cloud Computing

GEL will further develop its business in the South East Asian region, with a strategic focus on IoT and Cloud Computing, by partnering with fast-growing technologies companies in the domestic markets.

Merger &Acquisition and Investment in New Business Ventures

Our goal is to become a leading international ICT consulting services enterprise that provides a full range of ICT consulting and project management services to telecom carriers, data center operators, ICT solution providers, and multi-national corporations in Hong Kong and South East Asia regions. To this end, we intend to invest in new business ventures to facilitate the growth of our business and create more sources of revenue.

Build Our Geographic Footprint

We seek to expand our customer base and geographic reach and improve our technology and consulting services offerings. We intend to expand our business from Hong Kong to the South East Asian region.

Recruit, Retain, and Develop Employees

Due to the nature of our business, we have been able to make strategic costing-sharing arrangement with related entity to utilize experienced professionals to satisfy the needs of our operation while reduce employment costs. GEL entered into a cost assignment agreement with Boxasone Limited, a related entity associated with Mr. Lee on June 30, 2019 pursuant to which GEL shares 50% of salaries expense of an employee of Boxasone Limited from July 1, 2019 based on the estimated services and hours that such employee would provide to GEL. With the growth of our business, on January 1, 2020, GEL entered into a new cost assignment agreement with Boxasone Limited to have two additional employees of Boxasone Limited to work for GEL, for whom GEL shares one-fourth (1/4) of their staff expenses with Boxasone Limited based on the estimated services and hours that these employee would provide to GEL from January 1, 2020.

In addition to the staffs GEL shares with Boxasone Limited, Mr. Lee is the CEO of GEL and GE Group. GE Group has a chief financial officer nominee whose position will become effective upon the effectiveness of this prospectus. With the continuous growth of our business and expanded customer base, we plan to allocate 25% of the proceeds of the offering for recruiting additional experienced staff, including administrative, executive and accounting personnel, with solid industry backgrounds that can support the operation of our multiple lines of business. See “Use of Proceeds” on page 47.

Inorganic Growth

We actively seek and plan to selectively pursue acquisitions that complement our strategy. We routinely evaluate acquisition opportunities aligned with our strategic expansion goals and will continue to target and pursue such acquisitions that expand our service offerings and capabilities, add differentiated talent and expand our client base.

Competition

The market for ICT solutions is highly competitive and fragmented, subject to macro-economic cycles and the entry of new competitors. Additionally, the consolidation of existing market participants can create significantly larger competitors and is also affected by disruptive technologies and other market activities of industry participants. We expect to continue to compete in all areas of our business against any vendors and service providers. Some of our competitors are direct marketers, which can place downward pressure on product pricing. In addition, many ICT vendors may sell or lease equipment directly to our customers, and our continued ability to compete effectively may be affected by such vendors. We face indirect competition from potential customers’ internal development efforts and must overcome potential customers’ reluctance to move away from legacy systems, processes, and solution providers.

Some of our competitors have greater financial, technical, marketing, and other resources than we do. In addition, some of these competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors also engage in more extensive promotional marketing and advertising activities, offer more attractive terms to customers, and adopt more aggressive pricing policies than we do.

Intellectual Property

We regard our copyrights, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on copyright, trademark and patent law in Hong Kong, as well as confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary rights.

Global Engine Limited registered the domain name of “www.globalengine.com.hk”.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 18 of this prospectus.

Risks Related to Our Business

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Changes in capital markets, merger and acquisition activity, legal or regulatory requirements, general economic conditions and monetary or geopolitical disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline. See more detailed discussion of this risk factor on page 18 of this prospectus.

●	Our revenues, operating income and cash flows are likely to fluctuate. See more detailed discussion of this risk factor on page 18 of this prospectus.

●	We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues. See more detailed discussion of this risk factor on page 19 of this prospectus.

●	We are exposed to the credit risks of our customers. See more detailed discussion of this risk factor on page 19 of this prospectus.

●	We rely on a limited number of vendors. A loss of any of these vendors could significantly negatively affect our business. See more detailed discussion of this risk factor on page 20 of this prospectus.

●	Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions. See more detailed discussion of this risk factor on page 20 of this prospectus.

●	We may fail to innovate or create new solutions which align with changing market and customer demand. See more detailed discussion of this risk factor on page 20 of this prospectus.

●	We may not manage our growth effectively, and our profitability may suffer. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	Our business is subject to risks related to lawsuits and other claims brought by our clients.

●	Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations. See more detailed discussion of this risk factor on page 21 of this prospectus.

●	A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	We may not be able to protect our intellectual property rights. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations. See more detailed discussion of this risk factor on page 22 of this prospectus.

●	Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders. See more detailed discussion of this risk factor on page 23 of this prospectus.

●	We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations. See more detailed discussion of this risk factor on page 23 of this prospectus.

●

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably. See more detailed discussion of this risk factor on page 25 of this prospectus.

●	If we fail to compete effectively, we may miss new business opportunities or lose existing clients, and our revenues and profitability may decline. See more detailed discussion of this risk factor on page 26 of this prospectus.

Risks Related to Our People

We are also subject to risks and uncertainties related to our people, including, but not limited to, the following:

●	Our failure to recruit and retain qualified professionals could negatively affect our financial results and our ability to staff client engagements, maintain relationships with clients and drive future growth. See more detailed discussion of this risk factor on page 26 of this prospectus.

●	Headcount reductions to manage costs during periods of reduced demand for our services could have negative impacts on our business over the longer term. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	Employees may leave our Company to form or join competitors, and we may not have, or may choose not to pursue, legal recourse against such professionals. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	We may be required to recognize impairment charges for our long-lived assets and other intangible assets, which could materially affect our financial results.

Risks Related to Acquisitions

We are also subject to risks and uncertainties related to our potential acquisitions, including, but not limited to, the following:

●	We may have difficulty integrating acquisitions or convincing clients to allow assignment of their engagements to us, which can reduce the benefits we receive from acquisitions. See more detailed discussion of this risk factor on page 27 of this prospectus.

●	An acquisition may not be accretive in the near term or at all. See more detailed discussion of this risk factor on page 28 of this prospectus.

●	We may have a different system of governance and management from a company we acquire or its parent, which could cause professionals who join us from an acquired company to leave us. See more detailed discussion of this risk factor on page 28 of this prospectus.

●	Due to fluctuations in our stock price, acquisition candidates may be reluctant to accept our Ordinary Shares as purchase price consideration, use of our shares as purchase price consideration may be dilutive or the owners of certain companies we seek to acquire may insist on stock price guarantees. See more detailed discussion of this risk factor on page 29 of this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See more detailed discussion of this risk factor on page 29 of this prospectus.

●	Although we currently have no operations in mainland China and we believe that we are not subject to the Chinese government’s direct influence or discretion over the manner in which we conduct our business activities outside of mainland China, there is no guarantee that the PRC government will not seek to intervene or influence GEL’s operations at any time. If GEL were to become subject to such oversight, discretion or control, including over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in GEL’s operations, significantly limit or completely hinder GE Group’s ability to offer or continue to offer securities to investors and cause the value of GE Group’s securities to significantly decline or be worthless, which would materially affect the interests of the investors. There also can be no assurance that the PRC government will not intervene or impose restrictions on GE Group’s ability to transfer or distribute cash within its organization, which could result in an inability or prohibition on making transfers or distributions to entities outside of Hong Kong and adversely affect its business.

●	There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Shares. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies. See more detailed discussion of this risk factor on page 30 of this prospectus.

●	As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our Ordinary Shares less attractive to investors.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.” See more detailed discussion of this risk factor on page 31 of this prospectus.

●	Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances. See more detailed discussion of this risk factor on page 31 of this prospectus.

Risks Related to Doing Business in Hong Kong

Substantially all of our operations are in Hong Kong; therefore, we face risks and uncertainties relating to doing business in Hong Kong in general, including, but not limited to, the following:

●

Although we and our subsidiaries are not based in mainland China and we have no operations in mainland China, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless. See more detailed discussion of this risk factor on page 31 of this prospectus.

●

There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approvals. See more detailed discussion of this risk factor on page 32 of this prospectus.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China. See more detailed discussion of this risk factor on page 35 of this prospectus.

●	A substantial part of GEL’s operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may also intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

●	You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus based on Hong Kong laws. See more detailed discussion of this risk factor on page 35 of this prospectus.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary. See more detailed discussion of this risk factor on page 35 of this prospectus.

●	There are political risks associated with conducting business in Hong Kong. See more detailed discussion of this risk factor on page 36 of this prospectus.

●	We may be affected by the currency peg system in Hong Kong. See more detailed discussion of this risk factor on page 36 of this prospectus.

Risks Related to Our Ordinary Shares and This Offering

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Ordinary Shares and this offering, including, but not limited to, the following:

●	There has been no public market for our Ordinary Shares prior to this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, and if an active trading market does not develop you may not be able to resell our Ordinary Shares at or above the price you paid, or at all. See more detailed discussion of this risk factor on page 36 of this prospectus.

●	Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See more detailed discussion of this risk factor on page 37 of this prospectus.

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation. See more detailed discussion of this risk factor on page 38 of this prospectus.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities. See more detailed discussion of this risk factor on page 38 of this prospectus.

●	Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your Ordinary Shares to raise money or otherwise desire to liquidate your shares. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	Volatility in the price of our Ordinary Shares may subject us to securities litigation. See more detailed discussion of this risk factor on page 40 of this prospectus.

●	You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	We do not intend to pay dividends for the foreseeable future. See more detailed discussion of this risk factor on page 39 of this prospectus.

●	The offering price of this underwritten public offering and resale offering could differ.

●	The resale by the Selling Shareholders may cause the market price of our Ordinary Shares to decline.

●	The market price for our Ordinary Shares may be volatile.

●	As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares. See more detailed discussion of this risk factor on page 41 of this prospectus.

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

●	Volatility in the price of our Ordinary Shares may subject us to securities litigation.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. See more detailed discussion of this risk factor on page 42 of this prospectus.

Corporate History and Holding Company Structure

We are a holding company incorporated in the BVI on September 7, 2021 under the BVI Act with operations conducted by our wholly-owned subsidiary, GEL, in Hong Kong, which was incorporated on May 3, 2018.

The following diagram illustrates our corporate legal structure.

Permission Required from the PRC Authorities for this Offering

As advised by our PRC counsel, Han Kun Law Offices, as of the date of this prospectus, on the basis that (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is it controlled by any mainland Chinese company or individual directly or indirectly; (ii) the Company and its subsidiaries do not have any business operations in mainland China; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; (iv) none of the clients and suppliers of the Company and its subsidiaries are located in mainland China and, (v) the Company and its subsidiaries possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. The laws and regulations of mainland China do not currently have any material impact on our business, financial condition or results of operations and we are currently not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the mainland China.

Nevertheless, we are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland Chinese companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on GE Group’s daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchange. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors - Risks Related to Our Corporate Structure” beginning on page 29 and “Risk Factors — Risks Related to Doing Business in Hong Kong” beginning on page 31 of this prospectus for more information.

Transfers of Cash To and From Our Subsidiaries

GE Group is permitted under the laws of British Virgin Islands to provide funding to our subsidiary in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. There are no restrictions or limitation on GE Group’s ability to distribute earnings from its businesses, including subsidiaries, to the U.S. investors.

Our equity structure is a direct holding structure, that is, the overseas entity to be listed in the U.S., GE Group, directly controls BVI Sub, which holds 100% of shares of GEL, our Hong Kong operating entity. Cash is transferred through our organization in the following manner: (i) funds may be transferred from GE Group, the holding company incorporated in the British Virgin Islands to GEL through BVI Sub in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by GEL to GE Group through BVI Sub. GEL is permitted under the laws of Hong Kong to provide funding to GE Group through dividend distribution without restrictions on the amount of the funds or restrictions on foreign exchange. If GE Group intends to distribute dividends to its shareholders, it will depend on payment of dividends from GEL to BVI Sub in accordance with the laws and regulations of Hong Kong, and BVI Sub will transfer the dividends to GE Group, and the dividends will be distributed by the GE Group to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. If GEL incurs debt on its own in the future, the instruments governing such debt may restrict GEL’s ability to pay dividends, make distribution or transfer funds to GEL Group. As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to GE Group. As of the date of this prospectus, we do not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors. Both GE Group and GEL currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the British Virgin Islands and Hong Kong. In the future, cash proceeds from overseas financing activities, including this offering, can be directly transferred to BVI Sub, and then transferred to subordinate operating entity GEL via capital contribution or shareholder loans, as the case may be.

In the reporting periods presented in this prospectus, no cash and other asset transfers have occurred among the Company and its subsidiaries.

Currently, substantially all of our operations are in Hong Kong. We do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in mainland China. Since Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. The laws and regulations of mainland China do not currently have any material impact on transfer of cash from GE Group to GEL or from GEL to GE Group and the investors in the U.S.

Subject to the BVI Act and our memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

As of the date of this prospectus, GEL has distributed dividends to our shareholders as follows: On September 28, 2020, GEL declared a per share dividend of HKD10,000 (US$1,282) to its shareholders (the “FYE June 30, 2020 Dividend”), which was paid in full in a total amount of HKD1.0 million (US$128,180) to shareholders on October 6, 2020. On November 2, 2020 and February 22, 2021, GEL declared a per share dividend of HKD30,000 (US$3,845) and HKD35,000 (US$4,486), respectively, to its shareholders (the “FYE June 30, 2021 Dividend”), which was paid in full in a total amount of HKD6.5 million (US$833,173) to shareholders on June 29, 2021. On September 1, 2021, GEL declared a per share dividend of HKD15,000 (US$1,923) to its shareholders, which was paid in full in a total amount of HKD1.5 million (US$192,271) to shareholders on January 14, 2022. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary GEL. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong.

See “Dividend Policy” on page 49 and “Risk Factors – Risks Related to Our Corporate Structure – We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” On page 29 of this prospectus for more information.

Increase of Authorized Shares and Forward Stock Split

2022 Forward Split

On October 18, 2022, we filed our amended and restated memorandum and articles of association with the Registrar to increase our authorized shares from 50,000 Ordinary Shares, par value of $1.00 per share, to 800,000,000 Ordinary Shares, par value of $0.0000625 per share and effectuated a forward split of all issued and outstanding shares at a ratio of 16,000-for-1.

Our Corporate Information

Our principal executive offices are located at Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and our telephone number is +852 3955 2300. Our registered office in the British Virgin Islands is at Vista Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. We maintain a website at: www.globalengine.com.hk.

Recent Regulatory Development in PRC

We and our subsidiaries are not based in mainland China and do not have operations in mainland China. Furthermore, none of our clients and suppliers are located in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in mainland China. For the year ended June 30, 2022, we generated approximately 76.2% of our revenues from Hong Kong.  Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or be worthless.

We are also aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued the Opinions on Strictly and Lawfully Cracking Down Illegal Securities Activities to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. In addition, for critical information infrastructure operators, or the “CIIOs”, that purchase network-related products and services, the CIIOs shall declare any network-related product or service that affects or may affect national security to the Office of Cybersecurity Review of the CAC for cybersecurity review. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Review Measures stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, the CAC published the Regulations on the Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. Our Hong Kong subsidiary, GEL may collect and store certain data (including certain personal information) from our clients for the “Know Your Customers” purpose, who may be PRC individuals. We do not currently expect the Review Measures to have an impact on our business, operations or this offering as we do not believe that GEL is deemed to be a “CIIO” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) GEL is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China and the Review Measures remains unclear whether it shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, GEL did not collect or store any personal information of individual clients of mainland China; and (iii) as of the date of this prospectus, GEL has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If GEL is deemed to be a “CIIO” or a “data processor” controlling personal information of no less than one million users, GEL’s operations and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review in the future.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on GEL’s daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchange. To the knowledge of the management, GEL is not required to obtain regulatory approval for this offering of our Ordinary Shares to foreign investors from the PRC authorities, or to pass cybersecurity review of CAC. However, if there is significant change to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and GEL is required to obtain such approval in the future, and GEL does not receive or maintain the approvals or is denied permission from the PRC authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant depreciation of the price of our Ordinary Shares. See “Risk Factors - Risks Related to Our Corporate Structure –There remain some uncertainties as to whether we will be required to obtain approval from Chinese authorities to list on U.S. exchanges in the future, and if required, we cannot assure you that we will be able to obtain such approval.” On page 32 of this prospectus.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our independent registered accounting firm on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this offering occurs; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, herein referred to as the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares offered by us	3,000,000 Ordinary Shares

Price per Ordinary Share	Between $4.00 and $5.00 per Ordinary Share

Over-Allotment Option	We have granted to the underwriter a 45-day option to purchase from us up to an additional 15% of the Ordinary Shares sold in this offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts.

Ordinary Shares outstanding prior to completion of this offering	16,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	19,000,000 Ordinary Shares, assuming that the underwriter does not exercise its over-allotment option

Transfer Agent	Transhare Corporation, with its offices located at Bayside Center 1, 17755 North US Highway 19, Suite #140, Clearwater, FL 33764.

Listing	We will apply to have our Ordinary Shares listed on the Nasdaq Capital Market.

Nasdaq Capital Market symbol	[GLE]

Use of proceeds	We intend to use the proceeds from this offering for (i) brand promotion and marketing, (ii) recruitment of talented personnel, (iii) strategic investments and acquisitions, and (iv) general working capital. See “Use of Proceeds” on page 47 of this prospectus for more information.

Lock-up	We and all of our directors and officers and certain shareholders (5% or more shareholders) have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months from the date of first public sale of our Ordinary Shares. See “Shares Eligible for Future Sale” on page 93 and “Underwriting” beginning on page 100 of this prospectus for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 18 of this prospectus for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income for the years ended June 30, 2021 and 2022 and the summary consolidated balance sheets as of June 30, 2021 and 2022 have been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. The summary consolidated statements of income for the six months ended December 31, 2021 and 2022  and the summary consolidated balance sheet data as of December 31, 2022 are derived from our unaudited interim condensed consolidated financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income for the six months ended December 31, 2021 and 2022, and the years ended June 30, 2021 and 2022:

	For the six months ended December 31,			For the years ended June 30,
	2021	2022	2022	2021	2022	2022
	HKD	HKD	US$	HKD	HKD	US$
Total revenues	36,804,179	30,859,595	3,955,598	25,605,767	54,619,541	6,960,386
Cost of revenue	26,598,811	26,374,824	3,380,738	15,535,057	40,685,688	5,184,739
Gross profit	10,205,368	4,484,771	574,860	10,070,710	13,933,853	1,775,647
Total operating expenses	2,288,595	2,478,251	317,663	1,846,745	4,468,484	569,437
Income from operations	7,916,773	2,006,520	257,197	8,223,965	9,465,369	1,206,210
Total other income (expenses), net	2,392	(2,848)	(365)	(61)	38,424	4,896
Income before income tax	7,919,165	2,003,672	256,832	8,223,904	9,503,793	1,211,106
Income tax expense	1,226,265	306,669	39,309	1,251,081	1,342,379	171,065
Net income	$6,692,900	$1,697,003	$217,523	$6,972,823	$8,161,414	$1,040,041
Basic and diluted earnings per share*	$0.42	$0.11	$0.01	$0.44	$0.51	$0.07

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The following table presents our summary consolidated balance sheets as of December 31, 2022 and June 30, 2021 and 2022:

	As of June 30,			As of December 31,
	2021	2022	2022	2022	2022
	HKD	HKD	US$	HKD	US$
Summary Consolidated Balance Sheet Data
Cash	$1,744,354	$6,011,035	$766,010	$4,327,564	$554,709
Total current assets	11,169,423	11,977,901	1,526,392	24,329,393	3,118,553
Total non-current assets	6,567	5,261,601	670,507	6,115,043	783,829
Total assets	11,175,990	17,239,502	2,196,899	30,444,436	3,902,382
Total current liabilities	8,943,907	7,975,824	1,016,391	19,683,571	2,523,050
Total non-current liabilities	-	370,181	47,174	170,365	21,837
Total liabilities	8,943,907	8,346,005	1,063,565	19,853,936	2,544,887
Total shareholders’ equity	$2,232,083	$8,893,497	$1,133,334	10,590,500	$1,357,495

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

Changes in capital markets, merger and acquisition activity, legal or regulatory requirements, general economic conditions and monetary or geopolitical disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline.

Different factors outside of our control could affect demand for a segment’s practices and our services. These include:

●	fluctuations in U.S. and/or global economies, including economic downturns or recessions and the strength and rate of any general economic recoveries;

●	level of leverage incurred by countries or businesses;

●	merger and acquisition activity;

●	frequency and complexity of significant commercial litigation;

●	overexpansion by businesses causing financial difficulties;

●	business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;

●	new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations, including antitrust/competition reviews of proposed merger and acquisition transactions;

●	other economic, geographic or political factors; and

●	general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. or global economies will have on our business or the business of any particular segment. Fluctuations, changes and disruptions in financial, credit, merger and acquisition and other markets, political instability and general business factors could impact various segments’ operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, or the economy of a particular country, trade restrictions, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses or countries; new, repeals of or changes to laws and regulations, including changes to the bankruptcy and competition laws of the U.S. or other countries; tort reform; banking reform; a decline in the implementation or adoption of new laws or regulation, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on one or more of our segments or service, practice or industry offerings.

Our revenues, operating income and cash flows are likely to fluctuate.

We experience fluctuations in our revenues and cost structure and the resulting operating income and cash flows and expect that this will continue to occur in the future. We may experience fluctuations in our annual and quarterly financial results, including revenues, operating income and earnings per share, for reasons that may include: (i) the types and complexity, number, size, timing and duration of client engagements; (ii) the timing of revenue recognition under U.S. GAAP; (iii) the utilization of revenue-generating professionals, including the ability to adjust staffing levels up or down to accommodate the business and prospects of the applicable segment and practice; (iv) the geographic locations of our clients or the locations where services are rendered; (v) billing rates and fee arrangements, including the opportunity and ability to successfully reach milestones and complete, and collect success fees and other outcome-contingent or performance-based fees; (vi) the length of billing and collection cycles and changes in amounts that may become uncollectible; (vii) changes in the frequency and complexity of government regulatory and enforcement activities; (viii) business and asset acquisitions; (ix) fluctuations in the exchange rates of various currencies against the U.S. dollar; (x) fee adjustments upon the renewal of expired service contracts or acceptance of new clients due to the adjusted scope per our refined business strategy; and (xi) economic factors beyond our control.

The results of different segments and practices may be affected differently by the above factors.  The positive effects of certain events or factors on certain segments and practices may not be sufficient to overcome the negative effects of those same events or factors on other parts of our business. In addition, our mix of practice offerings adds complexity to the task of predicting revenues and results of operations and managing our staffing levels and expenditures across changing business cycles and economic environments.

Our results are subject to seasonal and other similar factors. While we assess our annual guidance at the end of each quarter and update such guidance when we think it is appropriate, unanticipated future volatility can cause actual results to vary significantly from our guidance, even where that guidance reflects a range of possible results and has been updated to take account of partial-year results.

We have a substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

We derive a significant portion of our revenues from a few major customers. For the six months ended December 31, 2022, two major third-party customers, (i) VNET Group, Inc., the parent company of 21Vianet Group Limited (which effected a name change to “VNET Group Limited” on November 17, 2021) and Diyixian.com Limited (the Company has entered into separate agreements with each of 21Vianet Group Limited and Dixiyian.com Limited and the revenues derived from these two entities have been consolidated and reported under their parent company VNET Group, Inc.); and (ii) Aisly Global Inc., accounted for 40.9% and 19.1%, respectively, of the Company’s total revenues, and one related-party customer, China Information Technology Development Limited, the parent company of Macro Systems Limited and DataCube Research Centre Limited (the Company has entered into separate agreements with each of Macro Systems Limited and DataCube Research Centre Limited and the revenues derived from these two entities have been consolidated and reported under their parent company China Information Technology Development Limited), accounted for 15.8% of the Company’s total revenues. For the year ended June 30, 2022, two major third-party customers, (i) VNET Group, Inc.; and (ii) Aisly Global Inc., accounted for 33.1% and 23.8%, respectively, of the Company’s total revenues, and one related-party customer, China Information Technology Development Limited, accounted for 21.9% of the Company’s total revenues. For the year ended June 30, 2021, two major third-party customers, (i) VNET Group, Inc. and; (ii) Aisly Global Inc., accounted for 57.1% and 18.7%, respectively, of the Company’s total revenues, and one related-party customer, Globalengine Corporation Limited, which effected a name change to “Global Eastern Engineering Limited” on June 16, 2021, accounted for 17.6% of the Company’s total revenues. The contract with 21Vianet Group Limited, dated October 4, 2019, has a term of approximately seven years and six months and will expire on March 31, 2027. The contract with Diyixian.com Limited, dated January 1, 2020, has a term of one year and expired on December 31, 2020, after which we continue to provide services to the customer without a written agreement on a periodic basis. The contract with Aisly Global Inc., originally dated January 1, 2021, as amended, has a term of 23 months and expired on November 30, 2022, which the Company does not anticipate renewing. The most recent contract with Macro Systems Limited, originally dated March 1, 2021, as amended, has a term of 12 months and expired on December 31, 2022, which the Company does not anticipate renewing. We previously had three (3) contracts with Macro Systems Limited including one contract dated September 1, 2020 (expired June 30, 2021), one contract dated March 19, 2021 (expired on December 31, 2021), and one contract dated March 19, 2021 (expired on June 30, 2022). The contract with DataCube Research Center Limited, originally dated August 27, 2021, as amended, has a term of 24 months and will expire on March 31, 2024. The contract with Globalengine Corporation Limited, dated July 30, 2020, has a term of 11 months and expired on June 30, 2021, after which we continue to provide services to such customer without a written agreement on a monthly basis.

Inherent risks exist whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our products and services that will be generated by these customers or the future demand for our products by these customers in the marketplace. If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce our prices or they could decrease the purchase quantity of our products and services, which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations. If any of our largest customers terminates the purchase of our products and services, such termination would materially negatively affect our revenues, results of operations and financial condition.

Many of our customers have entered into short-term contracts, with terms of one year or less, which do not provide for automatic renewal and require the customer to opt-in to extend the term. Our customers have no obligation to renew, upgrade, or expand their agreements with us after the terms of their existing agreements have expired. If one or more of our customers terminate their contracts with us, whether for convenience, for default in the event of a breach by us, or for other reasons specified in our contracts, as applicable; if our customers elect not to renew their contracts with us; or if our customers renew their contractual arrangements with us for shorter contract lengths or for a reduced scope; our business and results of operations could be adversely affected. This adverse impact would be even more pronounced for customers that represent a material portion of our revenue or business operations.

We are exposed to the credit risks of our customers.

Our financial position and profitability are dependent on our customers’ creditworthiness. Thus, we are exposed to our customers’ credit risks. There is no assurance that we will not encounter doubtful or bad debts in the future. Due to economic conditions in Hong Kong, in particular the risk of monetary and fiscal policies to address inflation, businesses in Hong Kong are generally conserving cash or under increased financial and credit stress. As a result, we could experience slower payments from our customers and borrowers, an increase in accounts receivable aging and/or an increase in bad debts. If we were to experience any unexpected delay or difficulty in collections from our customers or borrowers, our cash flows and financial results would be adversely affected.

We rely on a limited number of vendors. A loss of any of these vendors could significantly negatively affect our business.

We rely on a limited number of vendors. For the six months ended December 31, 2022, two vendors, (i) Nexsen Limited; and (ii) MDT Innovations (Labuan) Ltd. accounted for 68.8% and 24.2%, respectively, of the Company’s total purchases. For the year ended June 30, 2022, three vendors, (i) MDT Innovations Sdn Bdh and MDT Innovations (Labuan) Ltd.; (ii) Nexsen Limited; and (iii) FlexStream Asia Limited, accounted for 40.2%, 34.9% and 12.5%, respectively, of the Company’s total purchases. For the year ended June 30, 2021, four major vendors, (i) Logic Network Limited; (ii) Nexsen Limited; (iii) MDT Innovations Sdn Bdh; and (iv) Intelino Sdn Bhd, accounted for 32.7%, 21.2%, 20.0% and 14.5%, respectively, of the Company’s total purchases. The contracts with Logic Network Limited for different services, dated November 1, 2019, May 1, 2020 and November 15, 2021 will expire or expired on March 31, 2027 (for a term of seven years and four months), December 31, 2020 (for a term of eight months) and November 14, 2022   (for a term of one year), respectively. We previously had two contracts with Nexsen Limited including one dated January 2, 2020 (expired on December 31, 2020) and one dated July 2, 2021 (expired on June 30, 2022). Our current contract with Nexsen Limited was entered into on April 1, 2022 with a term of two years and will expire on March 31, 2024. The contract with Flexstream Asia Limited, dated June 1, 2021, had a term of 13 months and expired on June 30, 2022, after which Flexstream Asia Limited continues to provide services to us on a monthly basis. We had entered into four contracts with MDT Innovations Sdn Bdh for different services: one dated September 1, 2020 for ten months (expired on June 30, 2021), one dated April 17, 2021 for eight and a half months (expired on December 31, 2021), one on July 2, 2021 for twelve months (expired on June 30, 2022), and one on September 29, 2021 (for a term from July 1, 2021 to December 31, 2021). We previously had a contract with Intelino Sdn Bhd, dated November 16, 2020, with a term of approximately seven and a half months which expired on June 30, 2021. We entered into a contract with MDT Innovation (Labuan) Ltd, dated January 2, 2022, which has a term of 12 months and expires on December 31, 2022. This reliance on a limited number of vendors increases our risks, since it does not currently have proven reliable alternatives or replacement vendors beyond these key vendors. If we experience a significant increase in demand of our products, or if we need to replace an existing vendor, we may not be able to supplement service or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. Identifying and approving suitable vendors could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor would have an adverse effect on our business, financial condition and results of operations. In addition, our vendors may face supply chain risks and constraints of their own, which may impact the availability and pricing of our products as well as our gross margins.

Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.

Our financial forecasts are dependent on estimates and assumptions regarding budget and planning data, market growth, foreign exchange rates and our ability to generate sufficient cash flow to reinvest in the business, fund internal growth, and meet our debt obligations. Our financial projections are based on historical experience and on various other assumptions that our management believes to be reasonable under the circumstances and at the time they are made. However, if our external and internal information is inadequate, our actual results may differ materially from our forecasts and cause us to make inappropriate financial decisions. Any material variation between our financial forecasts and our actual results may also adversely affect our future profitability, stock price and stockholder confidence.

We may fail to innovate or create new solutions which align with changing market and customer demand.

As a provider of integrated solutions, which involve the offering of products and services consisting of (i) providing comprehensive services to telecom operators, (ii) offering business planning, development, technical and operations consulting programs to cloud and data center providers, and (iii) offering system design, planning, development and operation services to technology companies, we expect to encounter some of the challenges, risks, difficulties, and uncertainties frequently encountered by companies providing such products and services in rapidly evolving markets. Some of these challenges include our ability to increase the total number of users of our services or adapt to meet changes in our markets and competitive developments. Our personnel must continually stay current with vendor and marketplace technology advancements, create solutions which may integrate evolving vendor products and services as well as services and solutions we provide, to meet changing marketplace and customer demand. Our failure to innovate and provide value to our customers may erode our competitive position and market share and may lead to a decrease in revenue and financial performance.

In all of our markets, some of our competitors have greater financial, technical, marketing, and other resources than we do. In addition, some of these competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors engage in more extensive promotional marketing and advertising activities, offer more attractive terms to customers, and adopt more aggressive pricing and credit policies than we do. We may not be successful in achieving revenue growth, which may have a material adverse effect on our future operating results as a whole.

Our business may face risks of clients’ default on payment.

Some of our clients are businesses experiencing or being exposed to potential financial distress, facing complex challenges, being involved in litigation or regulatory proceedings, or facing foreclosure of collateral or liquidation of assets. The aforementioned situations may become increasingly prevalent among our existing and potential clients in light of the current uncertain micro-economic conditions and/or potential economic slowdowns or recessions caused by COVID-19. Such clients may not have sufficient funds to continue operations or to pay for our services. We do not always receive retainers before we begin performing services. In the cases where we have received retainers, we cannot assure that the retainers will adequately cover our fees for the services we perform.

We generally offer a fixed fee arrangement on our fees. Our failure to manage the engagements efficiently or collect the fees could expose us to a greater risk of loss on such engagements. Providing services to clients that do not correlate to actual costs incurred may negatively impact our profitability on such engagements and adversely affect the financial results of our business. We treat the outstanding fees that we are unable to collect based on objective evidence as write-offs and will not adjust or accept renegotiation. Our fees set forth in existing service contracts are not negotiable and may not be adjusted even if fee collection is not probable. Management periodically monitors the outstanding fees, making an effort to timely collect outstanding fees and reviews the adequacy of write-offs to minimize the impact of the potential payment defaults.

We may not manage our growth effectively, and our profitability may suffer.

We experience fluctuations in growth of our different segments, practices or services, including periods of rapid or declining growth. Periods of rapid expansion may strain our management team or human resources and information systems. To manage growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. If we fail to add or retain qualified managers, employees and contractors when needed, estimate costs, or manage our growth effectively, our business, financial results and financial condition may suffer.

We cannot assure that we can successfully manage growth and being profitable as we grow. In periods of declining growth, underutilized employees and contractors may result in expenses and costs being a greater percentage of revenues. In such situations, we will have to weigh the benefits of decreasing our workforce or limiting our service offerings and saving costs against the detriment that we could experience from losing valued professionals and their industry expertise and clients.

Our reputation and brand recognition is crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Our reputation and brand recognition, which depends on earning and maintaining the trust and confidence of our current or potential clients, is critical to our business. Our reputation and brand is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. Moreover, any negative media publicity about our industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

We may not be able to grow at the historical rate of growth, and if we fail to manage our growth effectively, our business may be materially and adversely affected.

We anticipate significant continuing growth in the foreseeable future. However, we cannot assure you that we will grow at the historical rate of growth. Our rapid growth has placed, and will continue to place, a significant strain on our management, personnel, systems and resources. To accommodate our growth, we will need to implement a variety of new and upgraded operational and systems procedures and controls, including the improvement of our accounting and other internal management systems. We also will need to recruit, train, manage and motivate employees and manage our relationships with an increasing number of clients. Moreover, as we introduce new services or enter into new markets, we may face unfamiliar market and operational risks and challenges which we may fail to successfully address. We may be unable to manage our growth effectively, which could have a material adverse effect on our business.

Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

Our limited operating history makes the prediction of future results of operations difficult, and therefore, past results of operations achieved by us should not be taken as indicative of the rate of growth, if any, that can be expected in the future. As a result, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in a rapidly evolving and increasingly competitive market in Hong Kong.

We may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for our activities in multiple jurisdictions and related to residents therein.

We operate in an industry which is subject to regulation and may requires various licenses, permits and approvals in different jurisdictions to conduct our businesses. Our customers include people who live in jurisdictions where we do not have licenses issued by the local regulatory bodies. It is possible that authorities in those jurisdictions may take the position that we are required to obtain licenses or otherwise comply with laws and regulations which we believe are not required or applicable to our business activities. If we fail to comply with the regulatory requirements, we may encounter the risk of being disqualified for our existing businesses or being rejected for renewal of our qualifications upon expiry by the regulatory authorities as well as other penalties, fines or sanctions. In addition, in respect of any new business that we may contemplate, we may not be able to obtain the relevant approvals for developing such new business if we fail to comply with the relevant regulations and regulatory requirements. As a result, we may fail to develop new business as planned, or we may fall behind our competitors in such businesses.

A failure in our information technology, or IT, systems could cause interruptions in our services, undermine the responsiveness of our services, disrupt our business, damage our reputation and cause losses.

Our IT systems support all phases of our operations, including marketing, customer development and the provision of customer support services, and are an essential part of our technology infrastructure. If our systems fail to perform, we could experience disruptions in operations, slower response time or decreased customer satisfaction. We must process, record and monitor a large number of transactions and our operations are highly dependent on the integrity of our technology systems and our ability to make timely enhancements and additions to our systems. System interruptions, errors or downtime can result from a variety of causes, including changes in customer usage patterns, technological failures, changes to our systems, linkages with third-party systems and power failures. Our systems are vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyberattacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting key business partners and vendors, and similar events.

It could take an extended period of time to restore full functionality to our technology or other operating systems in the event of an unforeseen occurrence, which could affect our ability to process and settle customer transactions. Moreover, instances of fraud or other misconduct might also negatively impact our reputation and customer confidence in us, in addition to any direct losses that might result from such instances. Despite our efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that we will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of our vendors or other third parties.

If we fail to prevent security breaches, improper access to or disclosure of our data or user data, or other hacking and attacks, we may lose users, and our business, reputation, financial condition and results of operations may be materially and adversely affected.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of its employees, customers and others. In addition, we operate data centers for its customers that host their technology infrastructure and may store and transmit both business-critical data and confidential information. In connection with our services business, some of our employees also have access to its customers’ confidential data and other information.

We have privacy and data security policies in place that are designed to prevent security breaches and we have employed significant resources to develop our security measures against breaches. However, as newer technologies evolve, and the portfolio of the service providers with which the Company shares confidential information with grows, we could be exposed to increased risk of breaches in security and other illegal or fraudulent acts, including cyberattacks. The evolving nature of such threats, in light of new and sophisticated methods used by criminals and cyberterrorists, including computer viruses, malware, phishing, misrepresentation, social engineering and forgery, is making it increasingly challenging to anticipate and adequately mitigate these risks.

We are likely in the future to be subject to these types of attacks. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liabilities, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our suppliers, customers or other participants, or the internet infrastructure on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. As we do not carry cybersecurity insurance, we will not be able to mitigate such risks to any third party. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

We may not be able to protect our intellectual property rights.

We cannot make assurances that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such rights against us in Hong Kong, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert some resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of Hong Kong’s intellectual property rights laws and the procedures and standards for granting trademarks, copyrights, know-how or other intellectual property rights in Hong Kong are still evolving and are uncertain, and we cannot ensure that Hong Kong courts or regulatory authorities would agree with our analysis. If we were found to be in violation of the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and operating results may be materially and adversely affected.

Compromise of confidential or proprietary information could damage our reputation, harm our businesses and adversely impact our financial results.

Our own confidential and proprietary information and that of our clients could be compromised, whether intentionally or unintentionally, by our employees, consultants or vendors. A compromise of the security of our information technology systems leading to theft or misuse of our own or our clients’ proprietary or confidential information, or the public disclosure or use of such information by others, could result in losses, third-party claims against us and reputational harm, including the loss of clients. The theft or compromise of our or our clients’ information could negatively impact our reputation, financial results and prospects. In addition, if our reputation is damaged due to a data security breach, our ability to attract new engagements and clients may be impaired or we may be subjected to damages or penalties, which could negatively impact our businesses, financial results or financial condition.

Increases in labor costs in Hong Kong may adversely affect our business and results of operations.

The economy in Hong Kong has experienced increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to maintain various statutory employee benefits, including mandatory provident fund scheme and work-related injury insurance, to provide statutorily required paid sick leave, annual leave and maternity leave, and pay severance payments or long service payments. The relevant government agencies may examine whether an employer has complied with such requirements, and those employers who fail to comply commit a criminal offence and may be subject to fines and/or imprisonment. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and operating results may be adversely affected.

We do not have any business insurance coverage.

Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders

Andrew, LEE Yat Lung (“Mr. Lee”) is currently the beneficial owner of 6,960,000 Ordinary Shares or 43.5% of our outstanding shares. Mr. Lee will own approximately 38.7% of our Ordinary Shares following the offering. Mr. Lee will be able to exert significant voting influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. These actions may be taken even if they are opposed by our other shareholders, including those who purchased Ordinary Shares in our initial public offering. Moreover, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our Ordinary Shares.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Hong Kong economy in general. A prolonged outbreak of any illnesses or other adverse public health developments in Hong Kong or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our headquarter is located in Hong Kong, where our management and employees currently reside. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Hong Kong or cause travel restriction in or out of Hong Kong or its surrounding areas, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. We do not have any operation or business in Russia or Ukraine, however, we may potentially be indirectly adversely impacted any significant disruption it has caused and may continue to escalate. Any one or more of these events may impede our operation and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

Although our business operations so far have not been materially and adversely affected by the outbreak of the coronavirus (COVID-19) due to our business nature, there can be no assurance that our business operations will not be materially and adversely affected by the continuous effect of the COVID-19 pandemic in the future.

An outbreak of respiratory illness caused by the novel coronavirus, commonly referred as “COVID-19” emerged in late 2019 and has spread globally. COVID-19 is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the COVID-19 outbreak as a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020.

In response to the COVID-19 outbreak, the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations. Temporary closures of businesses have been ordered and numerous other businesses have temporarily closed voluntarily. These actions may continue to expand in scope, type and impact. These measures, while intended to protect human life, are expected to have significant adverse impacts on domestic and foreign economies of uncertain severity and duration. It is likely that the current outbreak or continued spread of COVID-19 will cause an economic slowdown, which may result in a global recession. The effectiveness of economic stabilization efforts being taken to mitigate the effects of the COVID-19 outbreak is currently uncertain.

A public health pandemic, including COVID-19, potentially poses the risk that the Company or its affiliates, employees, suppliers, customers and others may be prevented from conducting business activities for an indefinite period of time, including as a result of shutdowns, travel restrictions and other actions that may be requested or mandated by governmental authorities. Such actions may prevent the Company from accessing the facilities of its customers to deliver products and provide services. In addition, our customers may choose to delay or abandon projects on which we provide products and/or services as a result of such actions.

Although the COVID-19 outbreak so far has not materially disrupted our business operations due to the nature of our business being based on technical platform and resources (unlike the manufacturing industry, for example), there can be no assurance that it will not materially and adversely affect us, our employees, suppliers, or customers in the future. For example, if a significant number of our employees, or employees and third parties performing key functions, including our CEO and members of our board of directors, become ill, our business may be further adversely impacted. In addition, we have modified our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, partners, and suppliers. Such modified business practices (including the extension of remote work arrangements) could pose challenges to our employees and our IT systems and increase operational risk, including cyber security and IT systems management risks, and impair our ability to manage our business. An increase in operational challenges could have a material and adverse effect on our business, financial conditions, and results of operations.

Our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels and meet our financial obligations. Our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the COVID-19 outbreak, further actions may be required to improve our cash position and capital structure. We cannot assure you that we would be able to take any of these actions on terms that are favorable to us or at all, that these actions would be successful and permit us to meet our scheduled debt service obligations or satisfy our capital requirements, or that these actions would be permitted under the terms of our existing or future debt agreements.

We may also experience impacts from market downturns and changes in demand for our products and services related to pandemic fears and impacts on our workforce as a result of COVID-19. If the COVID-19 outbreak becomes more pronounced in our markets, or if another significant natural disaster or pandemic were to occur in the future, our operations in areas impacted by such events could experience further adverse financial impacts due to market changes and other resulting events and circumstances. The extent to which the COVID-19 outbreak impacts our results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19, the longevity of COVID-19 and the actions to contain COVID-19 or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Although it is difficult to predict the effect and ultimate impact of the COVID-19 outbreak on our business in the future, it is likely that the impact of COVID-19 may adversely affect our results of operations, financial conditions and cash flows in the next fiscal year.

The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, may have the effect of slowing our sales in Hong Kong.

Furthermore, even after the COVID-19 outbreak has subsided, we may experience impacts to our business as a result of the global economic impact of the COVID-19 outbreak, including any economic downturn or recession or other long-term effects that have occurred or may occur to us, our customers and vendors in the future.

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in Hong Kong, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in Hong Kong. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties with whom we collaborate, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, including Hong Kong, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. Although substantially all of our operations are based in Hong Kong and none of our customers and suppliers are based in mainland China, if we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company.

We may be required to recognize impairment charges for our long-lived assets and other intangible assets, which could materially affect our financial results.

We assess our long-lived assets and other intangible assets as and when required by U.S. GAAP to determine whether they are impaired and, if they are, to record appropriate impairment charges. Factors we consider include significant underperformance relative to expected historical or projected future operating results and significant negative industry or economic trends. It is possible that we may be required to record significant impairment charges in the future. Such charges have had and could have an adverse impact on our results of operations.

If we are unable to accept client engagements due to real or perceived relationship issues, our revenues, growth, client engagements and prospects may be negatively affected.

Our inability to accept engagements from existing or prospective clients, represent multiple clients in connection with the same or competitive engagements, or any requirement that we resign from a client engagement may negatively impact our revenues, growth and financial results. While we follow internal practices to assess real and potential issues in the relationships between and among our clients, engagements, segments, practices and professionals, such concerns cannot always be avoided. For example, we generally will not represent parties adverse to each other in the same matter. We will consider future strategic or opportunistic acquisitions. In those cases, some or all of the following risks could be applicable. Acquisitions may require us to resign from a client engagement because of relationship issues that are not currently identifiable. In addition, businesses that we acquire or employees who join us may not be free to accept engagements they could have accepted prior to our acquisition or hire because of relationship issues.

Claims involving our services could harm our overall professional reputation and our ability to compete and attract business or hire or retain qualified professionals.

Our engagements involve matters that may result in a severe impact on a client’s business, cause the client a substantial monetary loss or prevent the client from pursuing business opportunities. Our ability to attract new clients and generate new and repeat engagements or hire professionals depends upon our ability to maintain a high degree of client satisfaction, as well as our reputation among industry professionals. As a result, any claims against us involving the quality of our services may be more damaging than similar claims against businesses in other industries.

We may incur significant costs and may lose engagements as a result of claims by our clients regarding our services.

Many of our engagements involve complex analysis and the exercise of professional judgment. Therefore, we are subject to the risk of professional and other liabilities. Damages and/or expenses resulting from any successful claim against us, for indemnity or otherwise, in excess of the amount of insurance coverage will be borne directly by us and could harm our profitability and financial resources. Any claim by a client or third party against us could expose us to reputational issues that adversely affect our ability to attract new or maintain existing engagements or clients or qualified professionals or other employees, consultants or contractors.

We may not have, or may choose not to pursue, legal remedies against clients that terminate their engagements.

The engagement letters that we typically have with clients do not obligate them to continue to use our services and permit them to terminate the engagement without penalty at any time. Even if the termination of an ongoing engagement by a client could constitute a breach of the client’s engagement agreement, we may decide that preserving the overall client relationship is more important than seeking damages for the breach and, for that or other reasons, decide not to pursue any legal remedies against a client, even though such remedies may be available to us. We make the determination whether to pursue any legal actions against a client on a case-by-case basis.

If we fail to compete effectively, we may miss new business opportunities or lose existing clients, and our revenues and profitability may decline.

The market for some of our services is highly competitive. We do not compete against the same companies across all of our segments, practices, services, industries or geographic regions. Instead, we compete with different companies or businesses of companies depending on the particular nature of a proposed engagement and the types of requested services and the location of the client or delivery of the services. Our operations are highly competitive.

Our competitors include large organizations, such as the global IT consulting and software companies, which offer niche services that are the same or similar to services or products offered by one or more of our segments; and small firms and independent contractors that focus on specialized services. Some of our competitors have significantly more financial resources, a larger national or international presence, larger professional staffs and greater brand recognition than we do. Some have lower overhead and other costs and can compete through lower cost-service offerings.

If we cannot compete effectively or if the costs of competing, including the costs of hiring and retaining professionals, become too expensive, our revenue growth and financial results could be negatively affected and may differ materially from our expectations.

Risks Related to Our People

Our failure to recruit and retain qualified professionals could negatively affect our financial results and our ability to staff client engagements, maintain relationships with clients and drive future growth.

We deliver sophisticated professional services to our clients. Our success is dependent, in large part, on our ability to keep our supply of skills and resources in balance with client demand around the world. To attract and retain clients, we need to demonstrate professional acumen and build trust and strong relationships. Our professionals have highly specialized skills. They also develop strong bonds with the clients they serve. Our continued success depends upon our ability to attract and retain professionals who have expertise, a good reputation and client relationships critical to maintaining and developing our business. We face intense competition in recruiting and retaining qualified and experienced professionals to drive our organic growth and support expansion of our services and geographic footprint. We cannot assure that we will be able to attract or retain qualified professionals to maintain or expand our business. If we are unable to successfully integrate, motivate and retain qualified professionals, our ability to continue to secure work may suffer. Moreover, competition has caused our costs of retaining and hiring qualified professionals to increase, a trend that could continue and could adversely affect our operating margins and financial results.

Despite fixed terms or renewal provisions, we could face retention issues during and at the end of the terms of those agreements and large compensation expenses to secure extensions. There is no assurance we will enter into new or extend employment agreements with our professionals. We monitor contract expirations carefully to commence dialogues with professionals regarding their employment in advance of the actual contract expiration dates. Our goal is to renew employment agreements when advisable and to stagger the expirations of the agreements if possible. Because of the concentration of contract expirations in certain years as we expand our business, we may experience high turnover or other adverse consequences, such as higher costs, loss of clients and engagements or difficulty in staffing engagements, if we are unable to renegotiate employment arrangements or the costs of retaining qualified professionals become too high. The implementation of new compensation arrangements may result in the concentration of potential turnover in future years.

Headcount reductions to manage costs during periods of reduced demand for our services could have negative impacts on our business over the longer term.

Our people are our primary assets and account for the majority of our expenses. During periods of reduced demand for our services, or in response to unfavorable changes in market or industry conditions, we may seek to align our cost structure more closely with our revenues and increase our utilization rates by reducing headcount and eliminating or consolidating underused locations in affected business segments or practices. Following such actions, in response to subsequent increases in demand for our services, including as a result of favorable changes in market or industry conditions, we may need to hire, train and integrate additional qualified and skilled personnel and may be unable to do so to meet our needs or our clients’ demands on a timely basis. If we are unable to manage staffing levels on a timely basis in light of changing opportunities or conditions, our ability to accept or service business opportunities and client engagements, take advantage of positive market and industry developments, and realize future growth could be negatively affected, which could negatively impact our revenues and profitability. In addition, while increased utilization resulting from headcount reductions may enhance our profitability in the near term, it could negatively affect our business over the longer term by limiting the time our professionals have to seek out and cultivate new client relationships and win new projects.

Employees may leave our Company to form or join competitors, and we may not have, or may choose not to pursue, legal recourse against such professionals.

Our employees typically have close relationships with the clients they serve, based on their expertise and bonds of personal trust and confidence. Therefore, the barriers to our employees pursuing independent business opportunities or joining our competitors should be considered low. Although our clients generally contract for services with us as a company, and not with an individual employees, in the event that an employees leaves, such clients may decide that they prefer to continue working with a specific person rather than with our Company. In the event an employee departs and acts in a way that we believe violates his or her non-competition or non-solicitation agreement, we will consider any legal remedies we may have against such person on a case-by-case basis. We may decide that preserving cooperation and a professional relationship with a former employee or client, or other concerns, outweighs the benefits of any possible legal recourse. We may also decide that the likelihood of success does not justify the costs of pursuing a legal remedy. Therefore, there may be times we may decide not to pursue legal action, even if it is available to us.

Risks Related to Acquisitions

We will consider future strategic or opportunistic acquisitions. In those cases, some or all of the following risks could be applicable.

We may have difficulty integrating acquisitions or convincing clients to allow assignment of their engagements to us, which can reduce the benefits we receive from acquisitions.

The process of managing and integrating acquisitions into our existing operations may result in unforeseen operating difficulties and may require significant financial, operational and managerial resources that would otherwise be available for the operation, development and organic expansion of our existing operations. To the extent that we misjudge our ability to properly manage and integrate acquisitions, we may have difficulty achieving our operating, strategic and financial objectives.

Acquisitions also may involve a number of special financial, business and operational risks, such as:

●	difficulties in integrating diverse corporate cultures and management styles;

●	disparate policies and practices;

●	client relationship issues;

●	decreased utilization during the integration process;

●	loss of key existing or acquired personnel;

●	increased costs to improve or coordinate managerial, operational, financial and administrative systems;

●	dilutive issuances of equity securities, including convertible debt securities, to finance acquisitions;

●	the assumption of legal liabilities;

●	future earn-out payments or other price adjustments;

●	potential future write-offs relating to the impairment of goodwill or other acquired intangible assets or the revaluation of assets;

●	difficulty or inability to collect receivables; and

●	undisclosed liabilities.

In addition to the integration challenges mentioned above, our acquisitions of non-U.S. companies offer distinct integration challenges relating to foreign laws and governmental regulations, including tax and employee benefit laws, and other factors relating to operating in countries other than the U.S., which we have addressed elsewhere in these Risk Factors.

Asset transactions may require us to seek client consents to the assignment of their engagements to us or a subsidiary. All clients may not consent to assignments. In certain cases, such as government contracts and bankruptcy engagements, the consent of clients cannot be solicited until after the acquisition has closed. Further, such engagements may be subject to security clearance requirements or bidding provisions with which we might not be able to comply. There is no assurance that clients of the acquired entity or local, state, federal or foreign governments will agree to novate or assign their contracts to us.

We may also hire groups of selected professionals from another company. In such event, there may be restrictions on the ability of the professionals who join us to compete and work on client engagements. In addition, we may enter into arrangements with the former employers of those professionals regarding limitations on their work until any time restrictions pass. In such circumstances, there is no assurance that we will enter into mutually agreeable arrangements with any former employer, and the utilization of such professionals may be limited, and our financial results could be negatively affected until their restrictions end. We could also face litigation risks from group hires.

An acquisition may not be accretive in the near term or at all.

Competitive market conditions may require us to pay a price that represents a higher multiple of revenues or profits for an acquisition. As a result of these competitive dynamics, cost of the acquisition or other factors, certain acquisitions may not be accretive to our overall financial results at the time of the acquisition or at all.

We may have a different system of governance and management from a company we acquire or its parent, which could cause professionals who join us from an acquired company to leave us.

Our governance and management policies and practices will not mirror the policies and practices of an acquired company or its parent. In some cases, different management practices and policies may lead to workplace dissatisfaction on the part of professionals who join our Company. Some professionals may choose not to join our Company or leave after joining us. Existing professionals may leave us as well. The loss of key professionals may harm our business and financial results and cause us not to realize the anticipated benefits of the acquisition.

Due to fluctuations in our stock price, acquisition candidates may be reluctant to accept our Ordinary Shares as purchase price consideration, use of our shares as purchase price consideration may be dilutive or the owners of certain companies we seek to acquire may insist on stock price guarantees.

We may structure an acquisition to pay a portion of the purchase price in our Ordinary Shares. The number of shares issued as consideration is typically based on an average closing price per Ordinary Share for a number of days prior to the closing of such acquisition. Stock market volatility, generally, or stock price volatility, specifically, may result in acquisition candidates being reluctant to accept our shares as consideration. In such cases, we may have to issue more shares if stock constitutes part of the consideration, offer stock price guarantees, pay the entire purchase price in cash or negotiate an alternative price structure. The result may be an increase in the cost of an acquisition. There is no assurance that an acquisition candidate will not negotiate stock price guarantees with respect to a future acquisition, which may increase the cost of such acquisition.

Risks Related to Our Corporate Structure

We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the British Virgin Islands, and we may rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong Profits Taxation” on page 98 of this prospectus. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of June 30, 2022 and 2021, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned periods. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to i) inadequate segregation of duties for certain key functions due to limited staff and resources; ii) a lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures; and iii) a lack of independent directors and an audit committee to establish formal risk assessment process and internal control framework.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; ii) setting up a financial and system control framework with formal documentation of polices and controls in place; and iii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the Nasdaq Listing Rules.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Risks Related to Doing Business in Hong Kong

Although  we and our subsidiaries are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. It may result in a material adverse change in GEL’s operations, significantly limit or completely hinder GE Group’s ability to offer or continue to offer securities to investors and cause the value of GE Group’s securities to significantly decline or become worthless, which would materially affect the interests of the investors.

We and our subsidiaries are not based in mainland China and do not have operations in mainland China. Furthermore, none of our clients and suppliers are located in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in mainland China. For the six months ended December 31, 2022, we generated approximately 80.9% of our revenues from Hong Kong. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless.

There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. In addition, for critical information infrastructure operators, or the “CIIOs”, that purchase network-related products and services, the CIIOs shall declare any network-related product or service that affects or may affect national security to the Office of Cybersecurity Review of the CAC for cybersecurity review. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Review Measures stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, CAC published the Regulations on the Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. Currently we do not expect the Review Measures to have an impact on the business and operations of our Hong Kong subsidiary, GEL, or this offering, because (i) GEL is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China, and it is unclear whether the Review Measures shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, GEL has not collected or stored personal information of any individual clients of mainland China; and (iii) as of the date of this prospectus, GEL has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review for the offering. Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe GEL is not required to pass the cybersecurity review of the CAC in order to list our Ordinary Shares in the U.S.

In addition, on December 24, 2021, the CSRC issued the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all mainland-China-based companies shall file with the CSRC within three working days.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. Compared to the Draft Filing Measures, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when the Company is subject to such filing requirements, we will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us. Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe GEL is not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Ordinary Shares can be listed or offered in the U.S because a) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, and b) none of the Company’s business activities are conducted in mainland China, and the Company’s main places of business are not located in mainland China, and the senior managers in charge of the Company’s business operation and management are not mostly Chinese citizens or domiciled in mainland China.

Since these proposed rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

As advised by our PRC counsel, Han Kun Law Offices,  as of the date of this prospectus, on the basis that (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is it controlled by any mainland Chinese company or individual directly or indirectly; (ii) the Company and its subsidiaries do not have any business operations in mainland China; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; (iv) none of the clients and suppliers of the Company and its subsidiaries are located in mainland China and, (v) the Company and its subsidiaries possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, if we and our subsidiaries (i) do not receive or maintain such approval, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such approval in the future, our operations and financial condition could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on GE Group’s daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or become worthless.

All of GEL’s operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may also intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

GE Group is a holding company, and we conduct our operations in Hong Kong through GEL, our wholly-owned subsidiary, formed in Hong Kong. Substantially all of our operations are located in Hong Kong and none of our clients or suppliers are located in mainland China. As advised by our PRC counsel, Han Kun Law Offices, as of the date of this prospectus, we do not expect to be materially affected by recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland- China-based issuers. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the PRC government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and/or

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between GE Group, the ultimate holding company, and GEL, the wholly-owned operating subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from GEL. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanisms. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus based on Hong Kong laws.

Currently, all of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the British Virgin Islands and Hong Kong, see “Enforceability of Civil Liabilities” beginning on page 45 of this prospectus.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act (the “HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The PRC government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

There are political risks associated with conducting business in Hong Kong.

While we operate our business in Hong Kong and the South East Asian region, our operations are principally based in Hong Kong. Accordingly, our business operations and financial condition will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information included in this prospectus, we derive substantially all of our revenue from operations in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may adversely affect our business operations. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since a substantial part of our operations is based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial position.

If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The Hong Kong protests that began in 2019 are ongoing protests in Hong Kong (the “Hong Kong Protests”) triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties. Various sectors of the Hong Kong economy have been adversely affected as the protests turned increasingly violent. Most notably, the airline, retail, and real estate sectors have seen their sales decline.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and the HKAA to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our Ordinary Shares prior to this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, and if an active trading market does not develop you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this public offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, there has been no public market for our Ordinary Shares. We expect to apply for our Ordinary Shares to be listed on the Nasdaq Capital Market. There is no guarantee that our application will be approved by the Nasdaq Capital Market. If an active trading market for our Ordinary Shares does not develop after this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, the market price and liquidity of our Ordinary Shares will be materially adversely affected. You may not be able to sell any Ordinary Shares that you purchase in the offering at or above the public offering price. Accordingly, investors should be prepared to face a complete loss of their investment.

Although the audit report included in this prospectus is prepared by U.S. auditors who are subject to PCAOB inspections on a regular basis, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, each of our former and current auditors, Friedman LLP and Marcum Asia CPAs LLP, respectively, is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Friedman LLP had been subject to PCAOB inspections on a regular basis prior to September 1, 2022 when Friedman LLP combined with Marcum LLP. Marcum Asia CPAs LLP is subject to PCAOB inspections on a regular basis, and we have no operations in mainland China. However, if there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong like us may face similar regulatory risks as those operated in mainland China and we cannot assure you that our current auditor’s work will continue to be able to be inspected by the PCAOB.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years, thus reducing the time period for triggering the prohibition on trading. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the AHFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the AHFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the AHFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the SEC announced that the PCAOB designated mainland China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCA Act. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the PRC MOF in respect of cooperation on the oversight of PCAOB-registered public accounting firms based in mainland China and Hong Kong.. Pursuant to the Statement of Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September 2022 and November 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. As a result of the announcement, any companies audited by registered public accounting firms headquartered in mainland China and Hong Kong would not face immediate threat of trading prohibitions at this time. However, if any regulatory change or step taken by PRC regulators in the future precludes the PCAOB from Accessing auditing papers of registered public accounting firms in mainland China and Hong Kong , or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, then the companies audited by those registered public accounting firms may be subject to a trading prohibition on U.S. markets pursuant to the HFCA Act. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our current auditor is based in the United States, and has been inspected by the PCAOB on a regular basis. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our current auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

The SEC is assessing how to implement other requirements of the AHFCAA, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based or having substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on the Nasdaq Capital Market, and only permit them to list on the Nasdaq Global Select or the Nasdaq Global Market in connection with a direct listing, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of this scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our shares.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of our listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

When our Ordinary Shares are approved by the Nasdaq Capital Market and begin trading on the Nasdaq Capital Market, our Ordinary Shares may be “thinly-traded”, meaning that the number of persons interested in purchasing our Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our Ordinary Shares may not develop or be sustained.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares may vary from the market price of our Ordinary Shares following our initial public offering. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price for our Ordinary Shares may be volatile and subject to wide fluctuations due to factors such as:

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	our capability to catch up with the technology innovations in the industry;

●	announcements by us or our competitors of acquisitions, strategic business relationships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between the Hong Kong dollar and the U.S. dollar; and

●	general economic or political conditions in Hong Kong, the PRC and greater Asia region.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Ordinary Shares.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of $3.87 per share, assuming an initial public offering price of $4.50, which is the midpoint of the price range as set forth on the cover page of this prospectus. See “Dilution” on page 51 of this prospectus.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 16,000,000 Ordinary Shares are outstanding before the consummation of this offering and 19,000,000 Ordinary Shares will be outstanding immediately after the consummation of this offering assuming that the underwriter does not exercise its over-allotment option. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

GEL has distributed dividends to our shareholders as follows: On September 28, 2020, GEL declared a per share dividend of HKD10,000 (US$1,282) to its shareholders (the “FYE June 30, 2020 Dividend”), which was paid in full in a total amount of HKD1.0 million (US$128,180) to shareholders on October 6, 2020. On November 2, 2020 and February 22, 2021, GEL declared a per share dividend of HKD30,000 (US$3,845) and HKD35,000 (US$4,486), respectively, to its shareholders (the “FYE June 30, 2021 Dividend”), which was paid in full in a total amount of HKD6.5 million (US$833,173) to shareholders on June 29, 2021. On September 1, 2021, GEL declared a per share dividend of HKD15,000 (US$1,923) to its shareholders, which was paid in full in a total amount of HKD1.5 million (US$192,271) to shareholders on January 14, 2022.

The offering price of the underwritten public offering and resale offering could differ.

The offering price of our Ordinary Shares in the initial public offering has been determined by negotiations between us and the underwriter. The offering price in the initial public offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. The selling shareholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the offering and listing of the Ordinary Shares on Nasdaq. Therefore, the offering prices of the initial public offering and resale offering could differ. As a result, the purchasers in the resale offering could pay more or less than the offering price in the public offering.

The Resale by the Selling Shareholders may cause the market price of our Ordinary Shares to decline.

The resale of our Ordinary Shares by the selling shareholders, as well as the issuance of our Ordinary Shares in this offering could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In addition, the resale by the selling shareholders after expiration of the lock-up period could have the effect of depressing the market price for our Ordinary Shares.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

Volatility in the price of our Ordinary Shares may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under British Virgin Islands law.

We are a company incorporated under the laws of the British Virgin Islands. Our corporate affairs are governed by our memorandum and articles of association, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary duties of our directors under the British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the British Virgin Islands. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain corporate governance practices in the British Virgin Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We can rely on home country practice with respect to our corporate governance after we complete this offering. If we choose to follow the British Virgin Islands’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Risk Factors – Risks Related to Our Ordinary Shares and This Offering – As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.” On page 41 of this prospectus.

As a result of all of the above, public shareholders may have more difficulties in protecting their interests in the face of actions taken by our management, or members of our board of directors, than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.” Beginning on page 86 of this prospectus.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of the Nasdaq listing rules by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the Nasdaq. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions with only independent directors; or

●	have executive sessions of solely independent directors each year.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Because our business is conducted in Hong Kong dollars and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, although our Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollars in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under Rule 144.

Our pre-IPO shareholders may be able to sell their Ordinary Shares under Rule 144 after completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the stock following completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

There can be no assurance that we will not be a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder and such U.S. Holder may be subject to additional reporting requirements. For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation— Passive Foreign Investment Company.” Beginning on page 96 of this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our services and the products and services we assist the distributions of;

●	our expectations regarding our client base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” Beginning on page 18 of this prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The corporate and taxation advisory industries in Hong Kong and greater Asia, may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the new and rapidly changing nature of the financial consultancy industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands business company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange controls or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process upon whom process may be served in any action brought against us under the securities laws of the United States.

Forbes Hare, our British Virgin Islands counsel, and Han Kun Law Offices LLP, our Hong Kong counsel, have advised us that there is uncertainty as to whether the courts of the BVI or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Forbes Hare has advised us that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

●	is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company; and

●	was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Han Kun Law Offices LLP has advised us that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of the United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of $4.50 per Ordinary Share, which is the midpoint of the price range as set forth on the cover page of this prospectus, for net proceeds of approximately $7,154,916.

We plan to use the net proceeds we receive from this offering for the following purposes:

Use of Proceeds	Percentage of the net proceeds
Brand promotion and marketing	25%
Recruitment of talented personnel	25%
Strategic investments and acquisitions	25%
General working capital	25%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

Brand promotion and marketing

After going public, we aim to further promote our company branding, profile and professional capability in order to achieve strong reputation and reliable image. We believe enhancing the trust level from our existing/potential clients is the key success factor for our industry in the long run.

Recruitment of talented personnel

Human resources are crucial for our industry, and recruitment of talented personnel continues to be one of our on-going top priorities during day-to-day operations. Thus, we plan to recruit additional experienced staff with solid industry backgrounds that can fit for our multiple lines of business.

Strategic investments and acquisitions

We plan to allocate 25% of the net proceeds of the offering for acquisitions or strategic investments in complementary businesses, products or services, although we do not currently have any plans or commitments for any such acquisitions or investments.

General working capital

We aim to reserve a portion of net proceeds for general working capital needs and use as daily operation. This can serve as a buffer to deal with the fluctuating economic environment and at the same time provide a stable finance backup for daily operational use.

DETERMINATION OF OFFERING PRICE

Since our Ordinary Shares are not listed or quoted on any exchange or quotation system, the offering price of our Ordinary Shares was determined by us and the underwriter and is based on an assessment of our financial condition and prospects, comparable companies with similar sizes and businesses currently traded on U.S. capital markets, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our Ordinary Shares are not listed on a public exchange, we intend to obtain a listing on the Nasdaq Capital Market immediately after the closing of the offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Ordinary Shares. That price is subject to change as a result of market conditions and other factors, including the depth and liquidity of the market for the Ordinary Shares, investor perception of us and general economic and market conditions, and we cannot assure you that the Ordinary Shares can be resold at or above the public offering price.

DIVIDEND POLICY

Subject to the BVI Act and our memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

GEL has distributed dividends to our shareholders as follows: On September 28, 2020, GEL declared a per share dividend of HKD10,000 (US$1,282) to its shareholders (the “FYE June 30, 2020 Dividend”), which was paid in full in a total amount of HKD1.0 million (US$128,180) to shareholders on October 6, 2020. On November 2, 2020 and February 22, 2021, GEL declared a per share dividend of HKD30,000 (US$3,845) and HKD35,000 (US$4,486), respectively, to its shareholders (the “FYE June 30, 2021 Dividend”), which was paid in full in a total amount of HKD6.5 million (US$833,173) to shareholders on June 29, 2021. On September 1, 2021, GEL declared a per share dividend of HKD15,000 (US$1,923) to its shareholders, which was paid in full in a total amount of HKD1.5 million (US$192,271) to shareholders on January 14, 2022. Other than the dividend disclosed above, we have not declared or paid any cash dividends on our capital shares.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary GEL.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation - Hong Kong Profits Taxation.” On page 98 of this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2022:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $4.50 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Beginning on page 53 of this prospectus.

	December 31, 2022
	Actual	Actual	Adjusted(2)
	HKD	US$	US$
Shareholders’ equity:
Ordinary Shares, US$0.0000625 par value, authorized 800,000,000 shares as of December 31, 2022; 16,000,000 shares issued and outstanding, as adjusted, 19,000,000 shares issued and outstanding pro forma as adjusted, as of December 31, 2022 (1)	7,766	1,000	1,188
Shares subscription receivable	(7,666)	(987)	(987)
Additional paid-in capital	-	-	11,294,729
Retained earnings	10,590,400	1,357,482	1,357,482
Total shareholders’ equity	10,590,500	1,357,495	12,652,412

(1)	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

(2)

The number of Ordinary Shares to be outstanding after the offering is based on 16,000,000, which is the number of shares outstanding on December 31, 2022, assumes no exercise by the underwriters of their option to purchase up to an additional 450,000 Ordinary Shares to cover over-allotments, if any.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of December 31, 2022 was approximately $723,222, or $0.05 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

After giving further effect to our sale of 3,000,000 Ordinary Shares in this offering at the assumed public offering price of $4.50 per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 is $12,018,138, or $0.63 per Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Ordinary Share of $0.58 to our existing stockholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share of $3.87 to new investors purchasing Ordinary Shares in this offering.

The following table illustrates this dilution on a per Ordinary Share basis.

Assumed initial public offering price per ordinary share	$4.50
Net tangible book value per Ordinary Share as of December 31, 2022	$0.05
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.58
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.63
Dilution per Ordinary Share to new investors in this offering	$3.87

An increase (decrease) in the assumed initial public offering price of our Ordinary Shares would increase (decrease) our net tangible book value after giving effect to the offering assuming no change to the number of our Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated expenses payable by us.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

The following table summarizes, on an as adjusted basis as of December 31, 2022, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Ordinary Share before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per ordinary
	Number	Percent	Amount	Percent	share
Existing shareholders	16,000,000	84.21%	$-	0.00%	$0.0
New investors	3,000,000	15.79%	$13,500,000	100.00%	$4.5
Total	19,000,000	100.0%	$13,500,000	100.00%	$0.7

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

GEL is an operating company incorporated in Hong Kong on May 3, 2018 and Mr. Lee was its sole shareholder until March 30, 2021. In order to prepare for the offering, Mr. Lee, through his fully owned entity, formed BVI Sub on March 5, 2021. Subsequently, on March 30, 2021, Mr. Lee sold his equity interest in GEL to BVI Sub for nominal cash consideration resulting in BVI Sub being the sole shareholder of GEL.  On September 7, 2021, GE Group was formed for the purpose of being a public company after the offering and the holding company of BVI Sub. On January 5, 2022, then-existing shareholders of BVI Sub transferred their equity interests in BVI Sub to GE Group resulting in GE Group being the parent company of BVI Sub and the indirect parent company of GEL.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Name	Background	Ownership	Principal activities
Global Engine Group Holding Limited (“GE Group”)	● A BVI company ● Incorporated on September 7, 2021	-	Investment holding
Global Engine Holdings Limited (“BVI Sub”)	● A BVI company ● Incorporated on March 5, 2021	100% owned by GE Group	Investment holding
Global Engine Limited (“GEL”)	● A Hong Kong company ● Incorporated on May 3, 2018	100% owned by BVI Sub	Integrated solutions provider in ICT, system integration and other technical consultation services

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of its financial condition and results of operations should be read in conjunction with the section headed “Summary Financial and Operating Data” and its financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Its actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Global Engine Group Holding Limited (the “Company” or “GE Group”) is a holding company incorporated on September 7, 2021 under the BVI Business Companies Act (Law Revision 2020) (the “BVI Act”). The Company has no substantial operations other than holding all of the outstanding share capital of Global Engine Holdings Limited (“BVI Sub”), which was incorporated under the BVI Act on March 5, 2021. BVI Sub is also a holding company holding of all the equity interest of Global Engine Limited (“GEL”), a Hong Kong company incorporated on May 3, 2018. The Company, through GEL, is an integrated solutions provider that delivers actionable outcomes for organizations by using information communication technologies (“ICT”) solutions to drive business outcomes and innovation. The Group offers: (i) “ICT Solution Services” which include the cloud platform deployment, IT system design and configuration services maintenance services, data center colocation service and cloud service; (ii) “Technical Services” which include the technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as Internet-of-things projects; and (iii) “Project Management Services” which enhances productivity and collaboration management and enables successful implementations and adoption of solutions for customers. The Company’s headquarters is located in Hong Kong, China. The “Company” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to GE Group and its subsidiaries, to reflect the applicable information on a consolidated basis, unless the context otherwise indicates.

Each of GE Group and BVI Sub, our intermediate BVI holding entity, has no operations or activity other than being the holding company of their respective immediate subsidiary. The consolidated financial statements reflect the activities of GEL, our operating entity:

Name	Background	Ownership	Principal activities
Global Engine Group Holding Limited (“GE Group”)	● A BVI company ● Incorporated on September 7, 2021	-	Investment holding
Global Engine Holdings Limited (“BVI Sub”)	● A BVI company ● Incorporated on March 5, 2021	100% owned by GE Group	Investment holding
Global Engine Limited (“GEL”)	● A Hong Kong company ● Incorporated on May 3, 2018	100% owned by BVI Sub	Integrated solutions provider in ICT, system integration and other technical consultation services

Key Factors that Affect Results of Operations

The Company believes the key factors affecting its financial condition and results of operations include the following:

●	We may fail to innovate or create new solutions which align with changing market and customer demand.

●	Our business may face risks of clients’ default on payment.

●	We may not manage our growth effectively, and our profitability may suffer.

●	Our reputation and brand recognition is crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

●	Increases in labor costs in Hong Kong may adversely affect our business and results of operations.

The above does not list all the material risk factors that may affect our financial condition and results of operations. The above-mentioned risks and others are discussed in more detail in the section titled “Risk Factors” beginning on page 18 of this prospectus.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates and assumptions on our own historical data and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates and assumptions on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable and accurate, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The critical accounting policies, judgments and estimates that we believe to have the most significant impact on our consolidated financial statements are described below, which should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider:

●	our selection of critical accounting policies;

●	the judgments and other uncertainties affecting the application of such policies;

●	the sensitivity of reported results to changes in conditions and assumptions.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, using the modified retrospective transition method on July 1, 2019. The five-step model defined by ASC Topic 606 requires the Company to (1) identify our contracts with customers, (2) identify our performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to our performance obligations in those contracts, and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The Company generates revenues from fees charged for the professional services, including cloud services and data center managed services, and telecommunication, consultancy and related services provided to its clients.

Cloud services and data center managed services

Cloud services and data center managed services include offering system and software development, business planning, development, technical and operations consulting programs structured to target the cloud and data center providers in the region.

The revenues generated from cloud services and data center managed services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of services.

The Company delivers cloud services and data center managed services with in terms of non-recurring services, and related maintenance service on a monthly basis throughout the contract terms.

Regarding the project development services, the Company provides cloud platform deployment, IT system design and configuration services to customers. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The contract is typically fixed priced and does not provide any post contract client support or upgrades. The Company designs systems based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. The Company recognizes revenue for this type of services over the time by applying the input method when the criteria for over time revenue recognition are met. The transaction price is allocated to one performance obligation.

For the recurring maintenance services offered in monthly basis, the Company concludes that each monthly service (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly cloud services and data center managed services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The entire transaction prices are allocated to the single performance obligation. The Company has determined that its performance pattern to be straight-line since the customer receives value as the services are rendered continuously during the term of the contract, the earning process is straight-line, and there is no other discernible performance pattern of recognition.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Telecommunication, consultancy and related services

The Company provides consultancy services to telecom operators, including the one-stop telecom license application services adapted to each client’s specific needs. In these arrangements, the fees are based on the attainment of contractually defined objectives with the customers, such as completing a business transaction or assisting the client in obtaining a telecom license. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The Company provides a significant service of integrating services into a combined output. The Company recognizes revenues earned to date in an amount that is probable not to reverse and by applying the input method when the criteria for over time revenue recognition are met.

The Company also provides maintenance services to telecom operators to assist them to fulfil the statutory requirements. The revenues generated from these services tendered on an annual basis and other agreed-upon services on non-recurring basis.

Regarding the company’s services tendered on an annual basis, the Company concludes that the services provided each month during the annual service term (1) are distinct, (2) meet the criteria for recognizing revenue over time, and (3) have the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same services to the customers each month. That is, the benefits consumed by the customers are substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly telecommunication maintenance services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The Company recognizes revenue for this type of service over time.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 3 to the unaudited interim condensed consolidated financial statements, “Summary of Significant Accounting Policies

Six months ended December 31, 2022 compared to six months ended December 31, 2021

Results of Operations

The following table sets forth a summary of the unaudited interim condensed consolidated results of operations of the Company for the periods indicated, both in absolute amount and as a percentage of its total revenues.

	For the six months ended December 31,
	2021		2022
	HKD	% of Revenue	HKD	US$	% of Revenue
Revenues
Cloud services and data center managed services
Third parties’ revenue	$24,691,841	67.1%	$8,268,257	$1,059,829	26.8%
Related parties’ revenue	7,700,000	20.9%	4,875,000	624,880	15.8%
Telecommunication, consultancy and related services
Third parties’ revenue	1,912,338	5.2%	17,716,338	2,270,889	57.4%
Related parties’ revenue	2,500,000	6.8%	-	-	0.0%
Total revenues	36,804,179	100.0%	30,859,595	3,955,598	100.0%
Cost of revenues
Third parties’ cost of revenues	25,129,856	68.3%	25,276,280	3,239,926	81.9%
Related parties’ cost of revenues	1,468,955	4.0%	1,098,544	140,812	3.6%
Total cost of revenue	26,598,811	72.3%	26,374,824	3,380,738	85.5%

Gross profit	10,205,368	27.7%	4,484,771	574,860	14.5%

Operating expenses
General and administrative expenses	2,288,595	6.2%	2,478,251	317,663	8.0%
Total operating expenses	2,288,595	6.2%	2,478,251	317,663	8.0%
Income from operations	7,916,773	21.5%	2,006,520	257,197	6.5%
Interest expenses	(1,550)	(0.0)%	(16,909)	(2,167)	(0.05)%
Other income	3,942	0.0%	14,061	1,802	0.04%
Income before income taxes	7,919,165	21.5%	2,003,672	256,832	6.49%
Income tax expense	1,226,265	3.3%	306,669	39,309	0.99%
Net income	$6,692,900	18.2%	$1,697,003	217,523	5.5%

Revenues

For the six months ended December 31, 2022 and 2021, the Company generated its revenues through two revenue streams by the Company’s wholly-owned subsidiary, GEL: cloud services and data center managed services and telecommunication, consultancy and related services.

The following table presented GEL’s revenues disaggregated by service lines for the six months ended December 31, 2022 and 2021:

	For the six months ended December 31,
	2021	2022	2022	Change	Change
Revenues	HKD	HKD	US$	HKD	%
Cloud services and data center managed services	$32,391,841	$13,143,257	$1,684,709	$(19,248,584)	(59.4)%
Telecommunication, consultancy and related services	4,412,338	17,716,338	2,270,889	13,304,000	301.5%
Total revenues	$36,804,179	$30,859,595	$3,955,598	$(5,944,584)	(16.2)%

The following table presented GEL’s revenues disaggregated by the timing of revenue recognition for the six months ended December 31, 2022 and 2021:

	For the six months ended December 31,
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	%
Services transferred over time	36,804,179	30,859,595	3,955,598	(5,944,584)	(16.2)%

Revenue decreased by HKD5.9 million, or 16.2%, to HKD30.9 million (US$4.0 million) for the six months ended December 31, 2022 compared to HKD36.8 million for the same period in 2021.

Cloud services and data center services include offering business planning, development, technical and operations consulting programs structured to target the cloud and data center providers in the region. The Company also offers complementary offerings such as installations, warranty services and certain managed services including remote network services and data center monitoring to customers. The significant decrease in cloud services and data center managed services was due to the delay in fulfillment of certain service order as the result of the resurgence of the COVID-19 pandemic and tightening of credit control to customers in face of the uncertainties in the global economy.

The significant increase in revenue from telecommunication, consultancy and related services was mainly driven by the completion of performance obligations of certain consultancy projects during the period.

Cost of revenues

Cost of revenues included cost of consultants or subcontractors assigned to revenue-generating activities, employee compensation and other third-party costs directly attributable to our revenue-generating activities. For the six months ended December 31, 2022, cost of revenues was HKD26.4 million (US$3.4 million), decreased by HKD0.2 million or 0.8% from HKD26.6 million in the same period in 2021. The decrease was due to the decrease in subcontracting expenses as a result of the decrease in number of projects.

Gross profit

As a result of the foregoing, gross profit for the six months ended December 31, 2022 was HKD4.5 million (US$0.6 million), a decrease of HKD5.7 million from HKD10.2 million for the same period in 2021. The gross profit margin decreased from 27.7% for the six months ended December 31, 2021 to 14.5% for the six months ended December 31, 2022 due to the offering of competitive pricing package to maintain the market share under the ongoing difficult market conditions.

General and administrative expenses

General and administrative expenses consisted primarily of motor car expenses, IT expenses, depreciation, amortization, legal and professional fees, accounting fee, consultancy fee, director’s fee, salaries and employee benefits and others.

The Company’s major general and administrative expenses were comprised of the following items during the periods indicated:

	For the six months ended December 31,
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	(%)
Depreciation of property and equipment	$34,604	$162,539	$20,834	$127,935	369.7%
Amortization of right-of-use assets	165,000	209,077	26,800	44,077	26.7%
Motor car expenses	-	33,918	4,348	33,918	100.0%
IT Expenses	554,796	330,341	42,343	(224,455)	(40.5)%
Accounting Fee	60,000	60,000	7,691	-	0.0%
Director’s Fee	120,000	120,000	15,382	-	0.0%
Salaries and employee benefits	256,350	256,473	32,875	123	0.0%
Legal and professional fees	1,089,431	1,219,087	156,263	129,656	11.9%
Others	8,414	86,816	11,127	78,402	931.8%
Total	$2,288,595	$2,478,251	$317,663	$189,656	8.3%

General and administrative expenses increased by HKD189,656 or 8.3% from HKD2.3 million for the six months ended December 31, 2021 to HKD2.5 million (US$317,663) for the six months ended December 31, 2022 mainly driven by increase in legal and professional fee by HKD129,656 (US$16,619) in relation to the preparation of Company’s initial public offering in the United States and the increase in depreciation of property and equipment of HKD127,935 (US$16,399) during the six months ended December 31, 2022 and was partially offset by a decrease in IT expenses of HKD224,455 (US$28,771).

IT expenses

IT expenses primarily consisted of domain fee and server rental expenses for the Company’s information storage, processing and back up. The decrease in expenses during the six months ended December 31, 2022 was due to the decrease in number of servers rented in the internet data center.

Others

Other expenses included bank charges, company secretary expenses, insurance expenses, government licensing fee and sundry expenses. The increase in expenses for the six months ended December 31, 2022 was mainly due to the increase in the company secretary expenses during the period.

Provision for (recovery of) doubtful accounts

The Company establishes a provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends, its relationship with the clients and economic conditions. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections.

Pursuant to Accounting Standards Codification 310-10-35-41, account balances are charged off against the provision for doubtful accounts when the accounts receivable and other receivables are deemed uncollectible. The Company deemed accounts receivable and other receivables as uncollectible after all means of collection have been exhausted and the likelihood of collection is not probable. Based on its historical experience, the Company records a charge-off against the provision for doubtful accounts when the outstanding balance is over 365 days past due.

The table below sets forth the aging analysis of the Company’s gross accounts receivable at the end of each period:

	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
December 31, 2022 (USD)	$2,178,903	$212,447	$-	$-	$-	$2,391,350
December 31, 2022 (HKD)	16,998,705	1,657,409	-	-	-	18,656,114
June 30, 2022 (HKD)	1,177,109	-	-	-	-	1,177,109
Change (HKD)	$15,821,596	$1,657,409	$-	$-	$-	$17,479,005

The table below sets forth the subsequent settlements related to Company’s accounts receivable as of December 31, 2022:

	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
December 31, 2022 (USD)	$1,807,473	$212,447	$-	$-	$-	$2,019,920
December 31, 2022 (HKD)	14,101,000	1,657,409	-	-	-	15,758,409

The table below sets forth the accounts receivable balance net of subsequent settlements:

	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
December 31, 2022 (USD)	$371,430	$-	$-	$-	$-	$371,430
December 31, 2022 (HKD)	2,897,705	-	-	-	-	2,897,705
June 30, 2022 (HKD)	-	-	-	-	-	-

Interest expense

Interest expense represented the bank overdraft interest and interest on lease liabilities. For the six months ended December 31, 2022 and 2021, its interest expense was HKD16,909 (US$2,167) and HKD1,550, respectively.

Other income

Other income was primarily comprised of the interest income, foreign currency exchange gain and government grants. For the six months ended December 31, 2022, we recognized interest income of HKD6,061 (US$777) and government grants of HKD8,000 (US$1,025). For the same period in 2021, we recognized interest income of HKD34 and gain on foreign currency of HKD3,908. The government grant is related to a COVID-19 subsidy from the government of Hong Kong SAR for employment.

Income tax expense

Income tax expense was HKD306,669 (US$39,309) for the six months ended December 31, 2022, as compared to HKD1,226,265 for the six months ended December 31, 2021. The decrease in income tax expense by HKD919,596 or 75.0% due to the decrease in our revenues and income before income taxes as discussed aforementioned.

Net income

As a result of the above discussed, the Company recorded a net income of HKD1,697,003 (US$217,523) for the six months ended December 31, 2022, representing a decline of HKD4,995,897 or 74.6% from a net income of HKD6,692,900 for the six months ended December 31, 2021. The decrease in net income in the six months ended December 31, 2022 was due to decrease in gross profit for the six months ended December 31, 2022 as previously discussed.

Year ended June 30, 2021 compared to year ended June 30, 2022

Results of Operations

The following table sets forth a summary of the consolidated results of operations of the Company for the periods indicated, both in absolute amount and as a percentage of its total revenues.

	For the years ended June 30
	2021		2022
	HKD	% of Revenue	HKD	US$	% of Revenue
Revenues
Cloud services and data center managed services
Third parties’ revenue	$11,038,465	43.1%	35,636,864	4,541,348	65.2%
Related parties’ revenue	5,610,850	21.9%	11,975,000	1,526,022	21.9%
Telecommunication, consultancy and related services
Third parties’ revenue	8,956,452	35.0%	4,507,677	574,431	8.3%
Related parties’ revenue	-	-%	2,500,000	318,585	4.6%
Total revenues	25,605,767	100.0%	54,619,541	6,960,386	100.0%
Cost of revenues
Third parties’ cost of revenues	15,254,130	59.6%	37,694,232	4,803,526	69.0%
Related parties’ cost of revenues	280,927	1.1%	2,991,456	381,213	5.5%
Total cost of revenues	15,535,057	60.7%	40,685,688	5,184,739	74.5%
Gross profit	10,070,710	39.3%	13,933,853	1,775,647	25.5%
Operating expenses
General and administrative expenses	1,846,745	7.2%	4,468,484	569,437	8.2%
Total operating expenses	1,846,745	7.2%	4,468,484	569,437	8.2%
Income from operations	8,223,965	32.1%	9,465,369	1,206,210	17.3%
Interest expense	(85)	0.0%	(1,550)	(198)	0.0%
Other income	24	0.0%	39,974	5,094	0.1%
Income before income taxes	8,223,904	32.1%	9,503,793	1,211,106	17.4%
Income tax expense	1,251,081	4.9%	1,342,379	171,065	2.5%
Net income	$6,972,823	27.2%	$8,161,414	$1,040,041	14.9%

Revenues

For the years ended June 30, 2022 and 2021, the Company generated its revenues through two revenue streams by the Company’s wholly-owned subsidiary, GEL: (i) cloud services and data center managed services and (ii) telecommunication, consultancy and related services.

The following table presented GEL’s revenues disaggregated by service lines for the years ended June 30, 2022 and 2021:

	For the years ended June 30
	2021	2022	2022	Change	Change
Revenues	HKD	HKD	US$	HKD	%
Cloud services and data center managed services	$16,649,315	$47,611,864	$6,067,370	$30,962,549	186.0%
Telecommunication, consultancy and related services	8,956,452	7,007,677	893,016	(1,948,775)	(21.8)%
Total revenues	$25,605,767	$54,619,541	$6,960,386	$29,013,774	113.3%

The following table presented GEL’s revenues disaggregated by the timing of revenue recognition for the years ended June 30, 2022 and 2021:

	For the years ended June 30
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	%
Services transferred over time	$25,605,767	$54,619,541	$6,960,386	$29,013,774	113.3%

Revenue increased by HKD29.0 million, or 113.3%, to HKD54.6 million (US$7.0 million) for the year ended June 30, 2022 compared to $25.6 million for the year ended June 30, 2021.

Cloud services and data center managed services include offering business planning, development, technical and operations consulting programs structured to target the cloud and data center providers in the region. The Company also offer complementary offerings such as installations, warranty services and certain managed services including remote network services and data center monitoring to customers. The increase in cloud services and data center managed services was due to the increase in ICT solutions project and the increase in demand of managed cloud hosting services from customers as the outbreak of the COVID-19 pandemic led to an accelerated adoption of digital technology to support remote working environments. The number of customers from cloud services and data center managed services increased from 4 for the year ended June 30, 2021 to 9 for the year ended June 30, 2022.

The decrease in revenue from telecommunication, consultancy and related services was mainly driven by the completion of performance obligations offered to a telecom operator in Hong Kong in the prior period and no similar project completed for the year ended June 30, 2022.

Cost of revenues

Cost of revenues included cost of consultants or subcontractors assigned to revenue-generating activities, employee compensation and other third-party costs directly attributable to our revenue-generating activities. For the year ended June 30, 2022, cost of revenues was HKD40.7 million (US$5.2 million), which increased by HKD25.2 million from HKD15.5 million for the year ended June 30, 2021. The increase was due to the increase in subcontracting expenses for the increase in number of projects.

Gross profit

As a result of the foregoing, gross profit for the year ended June 30, 2022 was HKD14.0 million (US$1.8 million), an increase of HKD3.9 million, from HKD10.0 million for the year ended June 30, 2021. The gross profit margin decreased from 39.3% for the year ended June 30, 2021 to 25.5% for the year ended June 30, 2022 due to the increase in revenue from cloud services and data center managed services, which generally have a lower profit margin than telecommunication, consultancy and related services.

General and administrative expenses

General and administrative expenses consisted primarily of motor car expenses, IT expenses, depreciation, legal and professional fees, rental expense, accounting fee, consultancy fee, director’s fee, salaries and employee benefits and others.

The Company’s major general and administrative expenses were comprised of the following items during the periods indicated:

	For the years ended June 30
	2021	2022	2022	Change	Change
	HKD	HKD	US$	HKD	(%)
Motor car expenses	$21,015	$-	$-	$(21,015)	(100.0)%
Depreciation	8,756	188,753	24,054	179,997	2,055.8%
Office rental	330,000	325,651	41,499	(4,349)	(1.3)%
IT Expenses	730,019	616,162	78,520	(113,857)	(15.6)%
Accounting Fee	90,000	120,000	15,292	30,000	33.3%
Consultancy fee	50,000	-	-	(50,000)	(100.0)%
Director’s Fee	240,000	240,000	30,584	-	-%
Salaries and employee benefits	229,725	512,700	65,336	282,975	123.2%
Legal and professional fees	103,205	2,380,875	303,404	2,277,670	2206.9%
Insurance	-	16,636	2,120	16,636	100.0%
Others	44,025	67,707	8,628	23,681	53.8%
Total	$1,846,745	$4,468,484	$569,437	$2,621,738	142.0%

General and administrative expenses increased by HKD2.6 million from HKD1.8 million in the year ended June 30, 2021 to HKD4.5 million (US$569,437) in the year ended June 30, 2022. This increase was mainly driven by significant increase in legal and professional fee by HKD2,277,670 (US$290,252) in relation to the preparation of Company’s initial public offering in the United States; an increase in depreciation by HKD179,997 (US$22,937) due to the additions in the property and equipment during the year ended June 30, 2022; and the increase in salaries and employee benefits by HKD282,975 (US$36,061) related to a new hire during the year ended June 30, 2021, which was fully captured, on an annual fiscal year basis, in the year ended June 30, 2022 and was partially offset by a decrease in IT expenses of HKD113,857 (US$14,509).

IT expenses

IT expenses primarily consisted of domain fee and server rental expenses for the Company’s information storage, processing and back up. The decrease in expenses for the year ended June 30, 2022 was due to the decrease in number of servers rented in the internet data center.

Others

Other expenses included bank charges, transportation costs, office expenses, government licensing fee, entertainment expenses and sundry expenses. The increase in expenses for the year ended June 30, 2022 was attributable to the increase in the sundry expenses during the year.

Provision for (recovery of) doubtful accounts

The Company establishes a provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends, its relationship with the clients and economic conditions. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections.

Pursuant to Accounting Standards Codification 310-10-35-41, account balances are charged off against the provision for doubtful accounts when the accounts receivables and other receivables are deemed uncollectible. The Company deemed accounts receivables and other receivables as uncollectible after all means of collection have been exhausted and the likelihood of collection is not probable. Based on its historical experience, the Company records a charge-off against the provision for doubtful accounts when the outstanding balance is over 365 days past due.

The table below sets forth the age analysis of the Company’s gross accounts receivable at the end of each period:

Year Ended June 30,	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
2022 (USD)	$150,004	$-	$-	$-	$-	$150,004
2022 (HKD)	1,177,109	-	-	-	-	1,177,109
2021 (HKD)	2,370,701	764,035	-	-	-	3,134,736
Change (HKD)	$(1,193,592)	$(764,035)	$-	$-	$-	$(1,957,627)

The table below sets forth the subsequent settlements related to Company’s accounts receivable as of June 30, 2022:

Year Ended June 30,	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
2022 (USD)	$150,004	$-	$-	$-	$-	$150,004
2022 (HKD)	1,177,109	-	-	-	-	1,177,109

The table below sets forth the accounts receivable balance net of subsequent settlements:

Year Ended June 30,	0-90 days	91-182 days	183-273 days	273-365 days	>365 days	Total
2022 (USD)	$-	$-	$-	$-	$-	$-
2022 (HKD)	-	-	-	-	-	-

Interest expense

Interest expense comprised of the bank overdraft interest and the interest on lease liabilities. For the years ended June 30, 2022 and 2021, its interest expense was HKD1,550 (US$198) and HKD85, respectively.

Other income

Other income comprised of the interest income, foreign currency exchange gain and government grants. During the year ended June 30, 2022, the Company recognized interest income of HKD59 (US$8), gain on foreign currency of HKD23,915 (US$3,047) and government grants of HKD16,000 (US$2,039). The government grant is related to a COVID-19 subsidy from the government of Hong Kong SAR for employment. For the year ended June 30, 2021, the Company recognized interest income of HKD24.

Income tax expense

Income tax expense was HKD1,342,379 (US$171,065) for the year ended June 30, 2022, as compared to HKD1,251,081 for the year ended June 30, 2021. The increase in its income tax expense by HKD91,298 or 7.3% was due to the increase in income before income taxes as previously discussed.

Net income

As a result of the above discussed, the Company recorded a net income of HKD8,161,414 (US$1,040,041) for the year ended June 30, 2022, representing a growth of HKD1,188,591 or 17.0% from a net income of HKD6,972,823 for the year ended June 30, 2021. A substantial increase in its net income in the year ended June 30, 2022 was predominantly due to a substantial rise in revenues in 2022 as previously discussed.

Liquidity and Capital Resources

For the Six Months Ended December 31, 2022 and 2021

The Company financed its daily operations and business development through cash generated from the operations of GEL. As of December 31, 2022 and June 30, 2022, its cash balance was HKD4,327,564 (US$554,709) and HKD6,011,035, respectively.

The following table set forth a summary of its cash flows for the periods indicated:

	For the six months ended December 31,
	2021	2022	2022
	HKD	HKD	US$
Net cash provided by (used in) operating activities	$1,986,287	$(1,324,267)	$(169,745)
Net cash used in investing activities	$(1,438,538)	$(28,397)	$(3,640)
Net cash provided by (used in) financing activities	$5,671,269	$(330,807)	$(42,403)

Cash (used in) provided by operating activities:

For the six months ended December 31, 2022, net cash used in operating activities HKD1,324,267 (US$169,745) was primarily resulted from the net income of HKD1,697,003 (US$217,523) as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment of HKD162,539 (US$20,834) and amortization of right-of-use assets of HKD209,077 (US$26,800). Change in operating activities included cash inflows from prepayment, deposits and other receivables of HKD2,413,466 (US$309,359), accounts payables of HKD12,672,792 (US$1,624,404), increase in income tax payable of HKD306,669 (US$39,309). The overall cash inflows were offset by an increase in accounts receivables of HKD17,479,005 (US$2,240,467), decrease in accrued expenses and other payables of HKD12,000 (US$1,538), decrease in contract liabilities of HKD1,104,717 (US$141,603) and decrease in operating lease obligation of HKD190,091 (US$24,366).

For the six months ended December 31, 2021, net cash provided by operating activities HKD1,986,287 was primarily resulted from the net income of HKD6,692,900 as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment of HKD34,604. Change in operating activities included cash inflows from accounts payables of HKD10,949,606 as a result of increase in cost of revenue during the period, increase in income tax payable of HKD1,226,265 and increase in contract liabilities of HKD497,474. The overall cash inflows were offset by an increase in accounts receivables of HKD13,714,975 driven by the increase in revenue during the period, an increase in prepayment, deposits and other receivables of HKD3,687,587 due to the increase in advance payment to our vendors and decrease in accrued expenses and other payables of HKD12,000.

Cash used in investing activities:

For the six months ended December 31, 2022, net cash used in investing activities was HKD28,397 (US$3,640) for the purchases of computer equipment.

For the six months ended December 31, 2021, net cash used in investing activities was HKD1,438,538 for the purchases of motor vehicles and computer equipment.

Cash (used in) provided by financing activities:

For the six months ended December 31, 2022, net cash used in financing activities of HKD330,807 (US$42,403) consisted of, proceeds of amount with related parties of HKD1,033,339 (US$132,454), repayment of amount due to a director of HKD167,485 (US$21,468) and payment for deferred IPO costs of HKD1,196,661 (US$153,389).

For the six months ended December 31, 2021, net cash provided by financing activities of HKD5,671,269 consisted of, increase in balance with related parties of HKD8,315,304, repayment of amount due to a director of HKD478,810, payments for deferred IPO costs of HKD2,015,225 and dividend payments of HKD150,000.

The following table set forth a summary of the Company’s working capital as of December 31, 2022 and June 30, 2022:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Current assets	$11,977,901	$24,329,393	$3,118,553
Current liabilities	7,975,824	19,683,571	2,523,050
Working capital	$4,002,077	$4,645,822	$595,503

Current assets as of December 31, 2022 was HKD24,329,393 (US$3,118,553). Out of this balance, GEL had cash in an amount of HKD4,327,564 (US$554,709) of which approximately HKD4,292,955 (US$550,273) was denominated in Hong Kong Dollar and approximately HKD34,609 (US$4,436) was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance also included the following: accounts receivable, net of HKD18,656,114 (US$2,391,350) and prepayment, deposits and other receivables of HKD1,345,715 (US$172,494).

Current liabilities as of December 31, 2022 was HKD19,683,571 (US$2,523,050). This amount was composed of account payables of HKD13,820,467 (US$1,771,514), amount due to a related party of HKD2,763 (US$354), amount due to a director of HKD23,243 (US$2,979), income tax payable, of HKD548,894 (US$70,358), Operating lease obligation, current portion of HKD394,710 (US$50,594) and contract liabilities of HKD4,893,494 (US$627,251).

Current assets as of June 30, 2022 was HKD11,977,901. Out of this balance, the Company had cash in an amount of HKD6,011,035 of which approximately HKD4,168,484 was denominated in Hong Kong Dollar and approximately HKD1,842,551 was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance also included accounts receivable, net of HKD1,177,109, prepayment, deposits and other receivables of HKD3,759,181 and amount due from related parties of HKD1,030,576.

Current liabilities as of June 30, 2022 was HKD7,975,824. This amount was composed of account payables of HKD1,147,675, accrued expenses and other payables of HKD12,000, amount due to a director of HKD190,728, income tax payable of HKD242,225, current portion of operating lease obligation of HKD384,985 and contract liabilities of HKD5,998,211.

We will have sufficient working capital to meet our present requirements and for the next 12 months from the date of this prospectus.

For the Years Ended June 30, 2022 and 2021

The Company financed its daily operations and business development through cash generated from the operations of GEL. As of June 30, 2022 and 2021, its cash balance was HKD6,011,035 (US$766,010) and HKD1,744,354, respectively.

The following table set forth a summary of its cash flows for the periods indicated:

	For the years ended June 30,
	2021	2022	2022
	HKD	HKD	US$
Net cash provided by operating activities	$14,354,075	$7,107,540	$905,742
Net cash used in investing activities	-	(1,483,088)	(188,996)
Net cash used in financing activities	$(12,686,871)	$(1,357,771)	$(173,026)

Cash provided by operating activities:

For the year ended June 30, 2022, net cash provided by operating activities of HKD7,107,540 (US$905,741) was primarily resulted from the net income of HKD8,164,414 (US$1,040,041) as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment of HKD188,753 (US$24,054) and depreciation of right-of-use assets of HKD325,651 (US$41,499). Change in operating activities included decrease in accounts receivable of HKD1,957,627 (US$249,468) due to settlement from our customers, increase in account payables of HKD1,147,675 (US$146,252) as a result of an increase in cost of revenue during the year, decrease in contract assets of HKD955,105 (US$121,713) and partially offset by increase in prepayment, deposits and other receivables of HKD3,317,058 (US$422,706) due to the increase in advance payment to our vendors, decrease in income tax payable of HKD1,347,483 (US$171,715) due to the payment of income tax during the year, decrease in contract liabilities of HKD637,789 (US$81,276) and payment to our lessor, HKD326,355 (US$41,588).

For the year ended June 30, 2021, net cash provided by operating activities of HKD14,354,075 was primarily the result of the net income of HKD6,972,823 as adjusted for non-cash items and change in operating activities. Adjustments for non-cash items consisted of depreciation of property and equipment of HKD8,756. Change in operating activities mainly included decrease in accounts receivable of HKD8,579,574 due to settlement from our customers, increase in contract liabilities of HKD4,678,268, increase in income tax payable of HKD1,251,081 and partially offset by a decrease in account payables of HKD5,880,304 due to settlement to our vendors and an increase in contract assets of HKD955,105.

Cash used in investing activities:

For the year ended June 30, 2022, net cash used in investing activities was HKD1,483,088 (US$190,103) for the purchases of property and equipment.

For the year ended June 30, 2021, there were no investing activities.

Cash used in financing activities:

For the year ended June 30, 2022, net cash used in financing activities of HKD1,357,771 (US$173,026) consisted of, decrease in balance with related parties of HKD3,706,968 (US$472,394), repayment of amount due to a director of HKD359,910 (US$45,865), payments for deferred IPO costs of HKD3,204,829 (US$408,404), and dividend payments of HKD1,500,000 (US$191,151).

For the year ended June 30, 2021, net cash used in financing activities of HKD12,686,871 consisted of repayment to a director of HKD431,764, increase in balance with related parties of HKD4,755,107 and dividend payments of HKD7,500,000.

The following table set forth a summary of the Company’s working capital as of June 30, 2022 and 2021:

	As of June 30,
	2021	2022	2022
	HKD	HKD	US$
Current assets	$11,169,423	$11,977,901	$1,526,392
Current liabilities	8,943,907	7,975,824	1,016,391
Working capital	$2,225,516	$4,020,077	$510,001

Current assets as of June 30, 2022 was HKD11,977,901 (US$1,526,392). Out of this balance, the Company had cash in an amount of HKD6,011,035 (US$766,010) of which approximately HKD4,168,484 was denominated in Hong Kong Dollar and approximately HKD1,842,551 was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance also included accounts receivable, net of HKD1,177,109 (US$150,004), prepayment, deposits and other receivables of HKD3,759,181 (US$479,048) and amount due from related parties of HKD1,030,576 (US$131,330).

Current liabilities as of June 30, 2022 was HKD7,975,824 (US$1,016,391). This amount was composed of account payables of HKD1,147,675 (US$146,253), accrued expenses and other payables of HKD12,000 (US$1,529), amount due to a director of HKD190,728 (US$24,305), income tax payable of HKD242,225 (US$30,867), current portion of operating lease obligation of HKD384,985 (US$49,061) and contract liabilities of HKD5,998,211 (US$764,376).

Current assets as of June 30, 2021 was HKD11,169,423. Out of this balance, the Company had cash and cash equivalents of HKD1,744,354 of which approximately HKD1,289,922 was denominated in Hong Kong Dollar and approximately HKD454,432 was denominated in US Dollar. The entire cash balance was deposited in financial institutions in Hong Kong Special Administrative Region, PRC. The current asset balance also included accounts receivable, net of HKD3,134,736, prepayment, deposits and other receivables of HKD442,123, amount due from related parties of HKD4,893,105 and contract assets of HKD955,105.

Current liabilities as of June 30, 2021 was HKD8,943,907. This amount was composed of accrued expenses and other payables of HKD12,000, amount due to a related party of HKD155,561, amount due to a director of HKD550,638, income tax payable of HKD1,589,708 and contract liabilities of HKD6,636,000.

We will have sufficient working capital to meet our present requirements and for the next 12 months from the date of this prospectus.

Contractual Obligations

The following table summarized the contractual obligations of the Company as of December 31, 2022:

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	HKD	HKD	HKD	HKD	HKD
Contractual Obligations:
Operating lease obligation	$414,000	$172,500	$-	$-	$586,500
Total contractual obligations	$414,000	$172,500	$-	$-	$586,500

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
	USD	USD	USD	USD	USD
Contractual Obligations:
Operating lease obligation	$53,067	$22,110	$-	$-	$75,177
Total contractual obligations	$53,067	$22,110	$-	$-	$75,177

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Future Financings

The Company may sell its ordinary shares in order to fund its business growth. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve sales of its equity securities or arrange for debt or other financing to fund its growth in case it is necessary, or if the Company is able to do so, there is no guarantee that existing shareholders will not be substantially diluted.

INDUSTRY

We are an integrated solutions provider that delivers actionable outcomes for organizations by using information communication technologies (“ICT”) solutions to drive business outcomes and innovation. Our target customers groups include:

●	Telecom Operators

Telecom consulting service providers offer not only planning and consulting services but services in connection with systematic integration, operations and maintenance to telecom operators worldwide. According to Telecom Consulting Market Research Report: By Network Type, Service, Application - Global Industry Analysis and Growth Forecast to 2030 by Prescient & Strategic Intelligence Private Limited, the global telecom consulting market value is expected to reach US$14,519.6 million by 2030, representing an increase of 11.8% compound annual growth rate (“CAGR”) as compared to an estimated market value of US$5,307.2 million in 2021. With evolving demands from network consumers driven by various technology advancements including but not limited to rapid rollout of 5G, cloud services and artificial intelligence; telecom operators constantly encounter a need to analyse their existing systems, update and enhance their infrastructure, add new towers, adopt artificial intelligence to predict peak traffic, forecast end user distribution, enhance network capability and more. The increased complexity and rapid pace of such required services cause telecom operators to rely more on professionals and experts like us than ever, resulting in the engagement by them of telecom consulting service providers to save costs and improve efficiency.

We specifically target clients that are small to medium-sized operators seeking growth and expansion in Hong Kong and the South East Asian market. Despite the social and economic challenges brought by the COVID-19 pandemic, the Hong Kong telecommunications market remained vibrant and maintained a strong momentum for growth. Hong Kong is among the most advanced telecommunications markets of the world with one of the highest local mobile and fixed broadband penetration rates. As of March 2021, 5G networks have reached over 90% of the Hong Kong population. As of October 2021, the high-speed optical fiber network in Hong Kong also had an extensive reach serving 2.9 million broadband subscriptions at a household broadband penetration rate of over 95%. (Source: P.7, “OFCA Trading Fund Report 2020/21,” Hong Kong Office of Communications Authority, October 2021.)

Hong Kong’s telecommunications infrastructure is one of the most sophisticated and advanced of the world. The telecommunication networks in Hong Kong are connecting to 12 regional and trans-Pacific submarine cable systems. Moreover, several submarine cable systems are under construction. The fully liberalized regime in Hong Kong enables a vibrant market of Internet transit, exchange, hosting and content providers. There are about 280 internet service providers licensed to provide broadband services in Hong Kong, ensuring plenty of competition and choice for data center operators. (Source: https://www.datacentre.gov.hk/en/whyhk.htm”, Office of the Government Information Chief Officer of Hong Kong.)

●	Data Center and Cloud Computing Services Providers

We offer business planning, development, technical and operations consulting programs to cloud computing and data center providers. Our current consultancy projects include the technical and regulatory feasibility study for establishing and acquiring data center facilities in Hong Kong and the South East Asian region. The global cloud managed services market   size was USD46.50 billion in 2019 and is projected to reach USD129.26 billion by 2027, exhibiting a CAGR of 13.8% from 2019. (Source: “Cloud Managed Services Market Size, Share & COVID-19 Impact Analysis, By Service Type (Managed Business Services, Managed Network Services, Managed Infrastructure Services, Managed Security Services, Managed Mobility Services, and Managed Communication and Collaboration Services), By Deployment (Public Cloud, Private Cloud), By Enterprise Size (SMEs, Large Enterprises), By Vertical and Regional Forecast, 2020-2027”, Fortune Business Insights, October 2020). The South East Asia cloud computing market revenue is estimated to reach USD 40.32 billion by 2025, at a CAGR of 12.3% between 2018 and 2025, driven by the increasing demand for the cloud computing among the emerging small and medium size business organizations in this region. (Source: “Southeast Asia Cloud Computing Market Size 2017 by Deployment (Public Cloud, Private Cloud, Hybrid Cloud) by Product (IaaS, PaaS, SaaS) by Organization (Small, Medium, Large) by Application (IT & Telecom, BFSI, Aerospace & Defense, Healthcare, Manufacturing, Government & Utilities, Retail, Consumer Electronics, Others), by Region, Trends and Forecast 2018 to 2025”, Adroit Market Research, December 2018).

●	IoT Solutions Providers, Resellers, and Users

Our target customers include providers offering system design, planning, development and operation services to technology companies who seek to transform their service offerings through adoption of the IoT technology and platform in Hong Kong and the South East Asian region. The spending on IoT in Asia Pacific  is expected to reach USD437 billion by 2025 with a CAGR of 12.1% from 2021. (Source: “IDC Expects Internet of Things Spending in Asia Pacific to Reach $437 Billion in 2025”, International Data Corporation (IDC), January 2022).

The following are key trends we believe are impacting the ICT market in the Hong Kong and South East Asia markets:

●	Increasing acceleration of migration to the cloud. We expect the COVID-19 pandemic to accelerate cloud adoption not just as a technological shift, but also as an operating model as companies recognize the limitations of their current environments and struggle with the impact of the pandemic on their businesses today. We expect this shift to be dramatic and compress the adoption curve from decades to just a few years as a result. The most immediate impact we believe is the massive shift to remote working as millions of companies globally are transitioning to this new stay-at-home reality.

●	Multi-cloud strategy. Over the past several years, cloud architectures and cloud-enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern ICT. In order to take advantage of this trend, we focus on assisting our customers in assessing, defining, deploying, and managing private and hybrid clouds that align with their business needs. This strategy leverages our strength in deploying private clouds, while also incorporating elements of the public cloud. By assessing our clients’ applications, workloads, business requirements, etc., we deploy solutions that leverage the best available technology platforms and consumption models. For example, we may build a private cloud solution to host mission critical applications, while utilizing a public cloud solution for development, collaboration, or disaster recovery. Our cloud strategy is tightly aligned with all our key strategic initiatives, including security, and digital workspace.

●	Need for third-party services. We believe that customers are becoming increasingly reliant upon third-party service providers, such as us, to manage significant aspects of their technical environment, from design, implementation, pre- and post-sales support, to maintenance, engineering, cloud management, security operations, and other services.

●	Reduction in the number of ICT solutions providers. Our view is that customers are seeking to reduce the number of solutions providers with whom they do business to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. As a result, customers are looking to find ICT solutions providers that can provide a whole suite of solutions for their ICT needs.

●	Lack of sufficient internal ICT resources at mid-sized and large enterprises, and scarcity of ICT personnel in certain high-demand disciplines. We believe that ICT departments at small, mid-sized, and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in-demand disciplines such as security and data analytics. At the same time the prevalence of security threats; increased use of cloud computing, software-defined networking, new architectures, and rapid software development frameworks; the proliferation of mobile devices and bring-your-own-device (BYOD) policies; and complexity of multi-vendor solutions, have made it difficult for these departments to implement high-quality ICT solutions.

●	Disruptive technologies are creating complexity and challenges for customers and vendors. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own ICT systems. Moreover, increased budget pressures, fewer internal resources, a fragmented vendor landscape and fast time-to-value expectations make it challenging for customers to design, implement and manage secure, efficient and cost-effective ICT environments. Customers are increasingly turning to ICT solution providers to implement complex service offerings, including cloud computing, converged and hyper-converged infrastructures, big data analytics, and flash storage.

●	Customer ICT decision-making is shifting from ICT departments to line-of-business personnel. As ICT consumption shifts from legacy, on-premise infrastructure to agile “on-demand” and “as-a-service” solutions, customer procurement decisions are shifting from traditional ICT personnel to lines-of-business personnel, which is changing the customer engagement model and types of consultative services required to fulfill customer needs. In addition, many of the services create recurring revenue streams paid over time, rather than upfront revenue.

OUR BUSINESS

“The Company”, “we”, or “us” in this Business section refers to Global Engine Group Holding Limited and its direct and indirect subsidiaries, unless the context otherwise indicates.

Business Overview

We are an integrated solutions provider that delivers actionable outcomes for organizations by using ICT solutions to drive business outcomes and innovation. Leveraging our business development and consulting talent, we assess, design, deliver, secure, and manage solutions comprised of leading technologies aligned with our customers’ needs. Our subsidiary, Global Engine Holdings Limited, serves primarily as a holding company for its operating subsidiary, Global Engine Limited, which engages in our core business.

Our target customer groups include, but are not limited to, the following:

●	“Telecom Operators”—providing comprehensive services to telecom operators, including the one-stop shop purchase from telecom license application service to turnkey network setup as well as service outsourcing that adapt to each client’s specific needs. We especially target the clients that are small to medium-sized telecom operators and ICT service providers seeking growth and expansion in Hong Kong and the South East Asian market;

●	“Data Center and Cloud Computing Services Providers”—offering business planning, development, technical and operations consulting programs structured to target the cloud computing and data center providers. Our current consultancy projects include the technical and regulatory feasibility study for establishing and acquiring data center facilities in Hong Kong and the South East Asian region; and

●	“Internet-of-things (IoT) Solutions Providers, Resellers, and Users”—offering system design, planning, development and operation services to technology companies who seek to transform their service offerings through adoption of the IoT technology and platform.

We offer a number of products and services to our customers to fit their specific ICT needs, as we strive to be their primary ICT solutions and services provider. Some of our offerings include:

●	“ICT Solution Services” include the cloud platform deployment, IT system design and configuration services, maintenance services, data center colocation service and cloud service. We believe that our services view technology purchases as integrated solutions, rather than discrete product and service categories, and most of our sales are derived from integrated solutions involving our customers’ data centers, network and collaboration infrastructure;

●	“Technical Services” include the technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as IoT projects;

●	“Project Management Services” enhance productivity and collaboration management and enables successful implementations and adoption of solutions for customers.

Our primary focus in delivering comprehensive ICT solutions is to deliver custom tailored solutions that address our customers’ business and financial needs while leveraging the expertise of our experienced team, as well as our strong ties with telecom carriers, vendors, and regulators. We begin with a consultation with our clients to better understand their business needs and then design, deploy and manage solutions aligned to such needs. In order to provide custom tailored solutions, we leverage the broader areas of cloud, security, networking, data center, collaboration and specific skills in orchestration and automation, data management, data visualization, analytics, network modernization, edge computing and other innovative and emerging technologies. We possess extensive engineering and operational experience and relationship with a broad range of leading ICT service providers  that enable us to offer tailored multi-vendor ICT solutions that are optimized for each of our customers’ specific requirements.

Moreover, our technical resources have enabled us to continue investing in engineering and technology resources to stay on the forefront of technology trends. Our expertise in the ICT industry, fortified by our robust portfolio of consulting, professional, and managed services, has enabled us to remain a trusted advisor for our customers. This broad portfolio of expertise enables us to deliver a wide range of services to our customers that spans from fast delivery of competitively priced products and services, to subsequent operations and maintenance services. This approach permits us to deploy ever-more-sophisticated solutions enabling our customers to achieve their business goals.

For the six months ended December 31, 2022, we generated revenues of HKD30.9 million ($4.0 million), a decrease of $5.9 million ($0.8 million) over the HKD36.8 million of revenues generated for the six months ended December 31, 2021. For the six months ended December 31, 2022, we had a net income of HKD1.7 million ($0.2 million), a decrease of HKD5.0 million ($0.6 million) over the HKD6.7 million for the six months ended December 31, 2021. For the year ended June 30, 2022, we generated revenues of HKD54.6 million ($7.0 million), an increase of $29.0 million ($3.7 million) over the HKD25.6 million of revenues generated for the year ended June 30, 2021. For the year ended June 30, 2022, we had a net income of HKD8.2 million ($1.0 million), an increase of HKD1.2 million ($0.2 million) over the HKD7.0 million for the year ended June 30, 2021.

For the six months ended December 31, 2022, we generated approximately 80.9% of our revenues from Hong Kong and 19.1% from Taiwan.

Competitive Strengths

We possess certain attributes that differentiate us as a provider of ICT solutions from Hong Kong. Our key competitive strengths include:

Large Addressable Market with Substantial Growth Opportunities Driven by Increasing ICT Complexity

We participate in the large ICT market with a specific focus on the data center, network, cloud, security, virtualization, and emerging segments of the industry, facilitated by our professional and managed service solutions. We believe we are well-positioned in the complex high-growth IT solutions segment by offering services related to private, hybrid and public datacenter implementations, cybersecurity management, incident response and remediation, SD-Wan, IOT and complex network projects.

Our products and services target smaller and medium-sized enterprise companies and telecommunications service providers. Based on our experience, ICT departments within these companies and organizations are unable to provide the ever-increasing range of services to their end users, leading to an increased dependence on third-parties who can provide complex consulting services, such as our Company.

In the small to medium-sized business segment, we believe there is a large demand for our services. We believe we will be able to use our other competitive advantages to capture a significant portion of this new ICT spend through our services.

Business Model Serving Entire ICT Lifecycle—Assessment, Design and Architecture Solutions, Procurement, Implementation Solutions, Professional and Managed Services and Security

We believe we are a trusted ICT advisor to our clients by delivering differentiated products and services to enable our customers to meet increasingly complex ICT requirements. We can provide complete, turn-key solutions aligned to the entire ICT lifecycle starting with assessment of the ICT problems, designing and creating architecture solutions, helping with procurement of the required ICT solutions, assisting with implementation of such solutions and providing on-going professional and consulting services.

Deep Expertise in Advanced Technology to Address Cloud, Security, Digital Infrastructure and other Emerging IT Trends

We believe our customers choose us for their complex ICT services needs based on our track record of delivering top-tier solutions, offering value-added services, and our close relationships with both established and emerging companies in the industry, such as China Information Technology Development Limited (“CITD”), VNET Group, Inc., and Nexsen Limited.

Location Advantages

GEL is located in Hong Kong, which is one of the major ICT hubs in the PRC and South East Asia regions. Hong Kong provides a pro-business environment backed by a legal system that fosters a vibrant startup ecosystem for the ICT sector. Hong Kong’s geographic proximity to mainland China and South East Asia regions makes it a strategic location that accommodates doing business with booming markets. As a leading digital economy, Hong Kong possesses a robust ICT infrastructure sustained by the continued investment into telecommunications technology and online security technology. Hong Kong is also home to a talented pool of ICT professionals, who possess scientific and business expertise, in addition to the ability to speak English, Mandarin, and Cantonese.

Strategic Ability to Design and Integrate Cloud Solutions Across Multiple Partners

We believe our expertise in architecting data center and cloud environments allows us to provide differentiated offerings that help our customers transition significant portions of their business—and sometimes all of their critical business workloads—to the cloud. Combined with our strong foundations in networking and security, we are uniquely poised to help customers adopt a multi-cloud strategy that utilizes our cloud cost management framework to help overcome the inherent challenges. We also leverage our business relationships with companies such as CITD, VNET Group, Inc., and Nexsen Limited in conjunction with our professional, managed, and lifecycle services to help our customers achieve their desired business outcomes.

Growth Strategy

Our growth strategies include:

Growth in the area of Internet-of-things and Cloud Computing

GEL will further develop its business in the South East Asia region, with a strategic focus on IoT and Cloud Computing, by partnering with fast-growing technology companies in the domestic markets.

Merger &Acquisition and Investment in New Business Ventures

Our goal is to become a leading international ICT consulting services enterprise that provides a full range of ICT consulting and project management services to telecom carriers, data center operators, ICT solution providers, and multi-national corporations in Hong Kong and South East Asia region. To this end, we intend to invest in new business ventures to facilitate the growth of our business and create more sources of revenue.

Build Our Geographic Footprint

We seek to expand our customer base and geographic reach and improve our technology and consulting services offerings. We intend to expand our business from Hong Kong to the South East Asian region.

Recruit, Retain, and Develop Employees

Due to the nature of our business, we have been able to make strategic costing-sharing arrangement with related entity to utilize experienced professionals to satisfy the needs of our operation while reduce employment costs. We entered into a cost assignment agreement with Boxasone Limited, a related entity associated with Mr. Lee on June 30, 2019 pursuant to which we share 50% of salaries expense of an employee of Boxasone Limited from July 1, 2019 based on the estimated services and hours such employee would provide to us. With the growth of our business, on January 1, 2020, we entered into a new cost assignment agreement with Boxasone Limited to have two additional employees of Boxasone Limited to work for us, for whom, we share one-fourth (1/4) of their staff expenses with Boxasone Limited based on the estimated services and hours these employees would provide to us from January 1, 2020.

In addition to the staffs GEL shares with Boxasone Limited, Mr. Lee is the CEO of GEL and GE Group. GE Group has a chief financial officer nominee whose position will become effective upon the effectiveness of this prospectus. With the continuous growth of our business and expanded customer base, we plan to allocate 25% of the proceeds of the offering for recruiting additional experienced staff, including administrative, executive and accounting personnel, with solid industry backgrounds that can support the operation of our multiple lines of business. See “Use of Proceeds” on page 47.

Inorganic Growth

We actively seek and plan to selectively pursue acquisitions that complement our strategy. We routinely evaluate acquisition opportunities aligned with our strategic expansion goals and will continue to target and pursue such acquisitions that expand service offerings and capabilities, add differentiated talent and expand our client base.

Competition

The market for ICT solutions is highly competitive and fragmented, subject to macro-economic cycles and the entry of new competitors. Additionally, the consolidation of existing market participants can create significantly larger competitors and is also affected by disruptive technologies and other market activities of industry participants. We expect to continue to compete in all areas of our business against any vendors and service providers. Some of our competitors are direct marketers, which can place downward pressure on product pricing. In addition, many ICT vendors may sell or lease equipment directly to our customers, and our continued ability to compete effectively may be affected by such vendors. We face indirect competition from potential customers’ internal development efforts and must overcome potential customers’ reluctance to move away from legacy systems, processes, and solution providers.

Some of our competitors have greater financial, technical, marketing, and other resources than we do. In addition, some of these competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors also engage in more extensive promotional, marketing and advertising activities, offer more attractive terms to customers, and adopt more aggressive pricing policies than we do.

Intellectual Property

We regard our copyrights, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on copyright, trademark and patent law in Hong Kong, as well as confidentiality procedures and contractual provisions with our employees, contractors and others to protect our proprietary rights.

Global Engine Limited registered the domain name of “www.globalengine.com.hk”.

Corporation Information

Our principal executive offices are located at Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong, and our telephone number is +852 3955 2300. We maintain a website at: www.globalengine.com.hk.

Employees

As of the date of this prospectus, we have four full-time employees.

In addition, we entered into a cost assignment agreement with Boxasone Limited, a related entity associated with Mr. Lee on June 30, 2019 pursuant to which we share 50% of salary expense of an employee of Boxasone Limited from July 1, 2019 based on the estimated services and hours such employee would provide to us. With the growth of our business, on January 1, 2020, we entered into a new cost assignment agreement with Boxasone Limited to have two additional employees of Boxasone Limited work for us, for whom, we share one-fourth (1/4) of their staff expenses with Boxasone Limited based on the estimated services and hours these employees would provide to us from January 1, 2020.

No employees are represented by a labor union, and we believe that we have good relations with our employee.

Facilities

Our principal executive office is located at Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong. GEL leased an aggregate of 1,414 square feet of property from an unrelated third party pursuant to the terms of a lease agreement. The duration of the current lease is for two years, from June 2022 until June 2024. We cannot terminate the lease early during this two-year lease period.

For the six months ended December 31, 2022 and 2021, the Company’s operating lease expense was HKD209,078 (US$26,800) and HKD165,000, respectively. The operating lease expenses amounted to HKD325,651 (US$41,499) and HKD330,000 for the years ended June 30, 2022 and 2021, respectively.

The Company’s commitment for minimum lease payment under its operating lease for its office facility as of December 31, 2022   was as follows:

Years ending December 31,	Amount (HKD)	Amount (US$)
2023	$414,000	$53,067
2024	172,500	22,110
Total future lease payments	586,500	75,177
Less: imputed interest	(21,425)	(2,746)
Present value of future payments	$565,075	$72,431

We believe our facilities are sufficient for our business operations.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Governmental Regulations

Our operations are subject to numerous laws of Hong Kong and regulations in a number of areas including, but not limited to, areas of labor and employment, immigration, advertising, e-commerce, tax, import and export requirements, data privacy requirements, anti-competition, and environmental, health, and safety. We have implemented policies and procedures designed to help comply with applicable laws and regulations. We strive to stay up to date on any new laws or regulations that affect the Company or our customers in order to provide custom IT solutions that comply with such laws and regulations.

REGULATIONS

Regulations Related to our Business Operations in Hong Kong

Personal Data (Privacy) Ordinance (Cap. 486) of Hong Kong), or the PDPO

The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1—purpose and manner of collection of personal data;

●	Principle 2—accuracy and duration of retention of personal data;

●	Principle 3—use of personal data;

●	Principle 4—security of personal data;

●	Principle 5—information to be generally available; and

●	Principle 6—access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/ or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

●	if the if the data user holds such data, to be supplied with a copy of such data; and

●	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of the right to request correction of any data they consider to be inaccurate.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong), is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HKD100,000,000 (approximately $12,900,000) per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine and imprisonment.

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Regulations Related to the British Virgin Islands

Regulations related to the British Virgin Islands Data Protection Act, 2021

The Data Protection Act, 2021 (the “BVI DPA”) came into force in the British Virgin Islands on 9 July 2021. The DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Protection Principle and the Access Principle) which require among other things that:

●	personal data must not be processed without consent unless specific conditions are met and must not be transferred outside the British Virgin Islands, unless there is proof of adequate data protection safeguards or consent from the data subject;

●	where consent has been given to processing of personal data, the data subject may at any time withdraw his or her consent;

●	a data controller must inform a data subject of specific matters, for instance the purposes for which it is being collected and further processed;

●	personal data must not be disclosed for any purpose other than the purpose for which it was to be disclosed at the time of collection or a purpose directly related thereto or to any party other than a third party of a class previously notified to the data subject;

●	a data controller shall, when processing personal data, take practical steps to protect personal data from loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction;

●	personal data must not be kept for longer than is necessary for the purpose;

●	personal data must be accurate, complete, not misleading and kept up to date; and

●	a data subject must be given access to his or her own personal data and be able to correct that data where it is inaccurate, incomplete, misleading or not up to date, except where a request for such access or correction is refused under the BVI DPA.

The BVI DPA imposes specific obligations on data controllers, including the duty to (i) apply the data protection principles; and (ii) respond in a timely fashion to requests from data subjects in relation to their personal data.

The Information Commissioner is the regulator responsible for the proper functioning and enforcement of the BVI DPA. Offences under the BVI DPA include:

●	processing sensitive personal data in contravention of the BVI DPA;

●	willfully obstructing the Information Commissioner or an authorized officer in the conduct of his or her duties and functions;

●	willfully disclosing personal information in contravention of the BVI DPA; and

●	collecting, storing or disposing of personal information in a manner that contravenes the BVI DPA.

Offences committed under the BVI DPA may result in fines (up to US$500,000 in certain cases) or imprisonment. Further, a data subject who suffers damage or distress as a result of their data being processed in contravention of the BVI DPA may institute civil proceedings in the British Virgin Islands courts.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and management of the Company.

Name	Age	Position(s)
Andrew, LEE Yat Lung	54	Chief Executive Officer, Chairman, Director and acting Principal Financial Officer and Accounting Officer
SUNG Pui Hei	38	Chief Financial Officer Nominee and Director Nominee *
CHAN Kin Wah	52	Independent Director Nominee *
HUNG Man Ching	51	Independent Director Nominee *
CHEUNG Chi Hung	57	Independent Director Nominee *

*	The appointment of our Chief Financial Officer and independent directors will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers, directors and director nominees:

Andrew, LEE Yat Lung, Chief Executive Officer, Chairman, Director and Acting Principal Financial Officer and Accounting Officer. Mr. Lee is the founder of the Company and he currently serves as the Chief Executive Officer, Chairman of the Board of the Company, Director and Acting Principal Financial Officer and Accounting Officer. Mr. Lee has served as Chief Executive Officer of GEL since May 2018. Mr. Lee currently serves as the acting Principal Officer and Accounting Officer and will continue serving in such capacity until the Company appoints a Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Lee has over 25 years of experience in the information and communication technologies industry. In this regard, Mr. Lee worked at 21Vianet Group Limited, a Nasdaq-listed company (Nasdaq: VNET), from September 2015 to March 2018 as managing director. From October 2002 to March 2014, Mr. Lee worked at Hutchison Telecom Hong Kong Limited, a main board listed company in Hong Kong (stock code: 215), serving in various positions with his last position being commercial director. Mr. Lee has extensive experience in sales, marketing, business development, project management, and merger and acquisition activities. Mr. Lee obtained his Master of Business Administration from the University of Surrey in October 1998.

SUNG Pui Hei, Chief Financial Officer Nominee and Director Nominee. Mr. Sung will be Chief Financial Officer and a Director of the Company immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Sung has over 14 years of experience in professional auditing, corporate accounting and financial management. In this regard, Mr. Sung worked at Ernst & Young Hong Kong from September 2008 to July 2015, with his last position being a manager. Mr. Sung was the chief financial officer and the company secretary of Shenglong Splendecor International Limited, a company listed on GEM of The Stock Exchange of Hong Kong Limited (stock code: 8481), from September 2015 to July 2018. He then worked at EFT Solutions Holdings Limited, a company listed on GEM of The Stock Exchange of Hong Kong limited (stock code: 8062), from August 2018 to March 2019, with his last position being the chairman assistant. Mr. Sung is currently the chief financial officer of Maxgrand Limited, a company specialising in the supply of lighting fittings, since April 2019. Mr. Sung obtained his Bachelor of Business Administration degree with a major in accountancy and a minor in finance from The Hong Kong Polytechnic University in October 2008, and he is currently a practicing and fellow member of the Hong Kong Institute of Certified Public Accountants (“HKICPA”). He was admitted as a member and was advanced as a fellow of HKICPA in September 2012 and October 2019, respectively.

CHAN Kin Wah, Independent Director Nominee. Mr. Chan will be an independent non-executive Director of the Company immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Chan currently serves as a general manager in NWS Holdings Limited, a main board listed company in Hong Kong (stock code: 659) and a director of certain subsidiaries of its group. Mr. Chan is primarily responsible for various businesses in its group including logistics facilities, retail business and healthcare services. Before joining the listed public company, Mr. Chan worked in several major corporations in Hong Kong including Hutchison Global Communications Limited, a telecom conglomerate, Modern Terminals Limited, a container terminal operator and Kowloon-Canton Railway Corporation, a railway operator. Mr. Chan has extensive experience in accounting, corporate governance, finance and project management, project development, investment, and merger and acquisition activities. Mr. Chan obtained his Bachelor of Commerce degree, majoring in accountancy, from the University of Wollongong in Australia. He was admitted as a member of the Hong Kong Society of Accountants (now known as HKICPA) and the Australian Society of Certified Practicing Accountants (now known as CPA Australia).

HUNG Man Ching, Independent Director Nominee. Mr. Hung will be an independent non-executive Director of the Company immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Hung has over 20 years of experience in the information technology and software development spaces. Mr. Hung currently serves as the Chief Executive Officer of Crossover International Co. Ltd., a company engaged in information technology consulting, business consulting, due diligence, advisory for tech start-up, software development, web and apps development, event management and training, and has served in such capacity since August 2002. In addition, Mr. Hung has been serving as Charter President of the Rotary Club of Peninsula East, Ltd., a non-profit organization since April 2019. From September 1994 to April 1997, Mr. Hung was employed as an IT consultant with HSBC Asset Management, a global asset management company. From May 1997 to October 1998, Mr. Hung was employed as a system analyst with Wilco International, a software development company, in its London, U.K. office working in the settlement system division. From November 1998 to November 2001, Mr. Hung worked as a Senior Consultant with HSBC Asset Management, in its Hong Kong office. From December 2001 to August 2002, Mr. Hung worked as a project manager with UBS Private Bank, a private banking financial institution, in its Hong Kong office. Mr. Hung obtained a Bachelor of Science degree with a major in computer science from The University of Hong Kong in 1994. Mr. Hung obtained Master of Business Administration and Master of Science in Information Systems Management degrees from the Hong Kong University of Science & Technology in 2001. Mr. Hung currently serves as a part-time lecturer at The Hong Kong Polytechnic University in Hong Kong.

CHEUNG Chi Hung, Independent Director Nominee. Mr. Cheung will be an independent non-executive Director of the Company immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Cheung has over 30 years in the telecommunication and technologies spaces with extensive experience in business development, product marketing, and corporate management. Mr. Cheung is an entrepreneur for numbers of start-ups in the technology, media, and telecom (“TMT”) market across the Asia Pacific region. Mr. Cheung is the founder and currently serves as executive director and chief executive officer of ARDGO Labs Limited, an investment firm specialized in high-technologies incubation and investments. Mr. Cheung has been employed by ARDGO Labs Limited since September 2021. Mr. Cheung is also the co-founder and currently serves as executive director of M800 Group Limited, which included M800 Limited, a TMT infrastructure service provider to global carriers, and Cinnox Limited, a customer engagement SaaS service provider to global enterprises. Mr. Cheung has served as executive director of M800 Limited and Cinnox Limited since August 2008 and October 2021, respectively. From 2004 to 2007, Mr. Cheung was the business development director for China at a public-listed telecom infrastructure company in Hong Kong. Mr. Cheung obtained his Higher Certificate in Electronic Engineering from The Hong Kong Polytechnic University in 1988.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering. Our board of directors has determined that our three independent director nominees, CHAN Kin Wah, HUNG Man Ching and CHEUNG Chi Hung satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, our directors also have a duty to exercise the care, diligence and skills that a reasonable director would exercise in comparable circumstances, taking into account without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Act. See “Description of Share Capital — Differences in Corporate Law”, beginning on page 86 of this prospectus, for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of relevant charges of the company.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our Board of Directors, which will consist of five members upon the effectiveness of the registration statement of which this prospectus is a part, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon closing of this offering: An audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of CHAN Kin Wah, HUNG Man Ching, and CHEUNG Chi Hung. CHAN Kin Wah will be the chairman of our audit committee. We have determined that CHAN Kin Wah, HUNG Man Ching, and CHEUNG Chi Hung will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that CHAN Kin Wah qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of CHAN Kin Wah, HUNG Man Ching, and CHEUNG Chi Hung upon the effectiveness of their appointments. CHEUNG Chi Hung will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of CHAN Kin Wah, HUNG Man Ching, and CHEUNG Chi Hung upon the effectiveness of their appointments. HUNG Man Ching will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. We have conducted Board meetings regularly since inception. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. In addition to the contact information in this prospectus, the Board has adopted procedures for communication with the officers and directors as the date hereof. Each shareholder will be given specific information on how he/she can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the Board.

COMPENSATION

Compensation of Executive Officers

For the year ended June 30, 2022, we paid an aggregate of HKD240,000 (US$30,763) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

We have not entered into any employment agreements with our officers.

Compensation of Directors

For the fiscal year ended June 30, 2022, we did not compensate our directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

●	each of our directors, director nominees and executive officers who beneficially own our Ordinary Shares; and

●	each person known to us to own beneficially more than 5.0% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 16,000,000 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 19,000,000 Ordinary Shares outstanding following the sale of 3,000,000 Ordinary Shares in the offering. Information with respect to beneficial ownership has been furnished by each director, director nominee, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have 11 shareholders of record, none of which are located in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)
	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Andrew, LEE Yat Lung (2)	6,960,000	43.5%	6,960,000	36.6%
SUNG Pui Hei (3)	960,000	6.0%	960,000	5.1%
CHAN Kin Wah	-	-%	-	-%
HUNG Man Ching	-	-%	-	-%
CHEUNG Chi Hung	-	-%	-	-%
All directors and executive officers as a group	7,920,000	49.5%	7,920,000	41.7%

5% Principal Shareholders:
Valuable Fortune Limited (2)	6,960,000	43.5%	6,960,000	36.6%
Cosmic Solution Group Limited (3)	960,000	6.0%	960,000	5.1%
Rosy Depot Limited (4)	1,600,000	10%	1,600,000	8.4%
Best Digital Developments Limited (5)	960,000	6%	960,000	5.1%
Elite Trade Developments Limited (6)	960,000	6%	960,000	5.1%
Excel Elite Developments Limited (7)	960,000	6%	960,000	5.1%
WONG Tai Chi (8)	800,000	5%	800,000	4.2%
CHOW Chun Hin Leslie (9)	800,000	5%	800,000	4.2%

(1)	Unless otherwise indicated, the business address of each of the individuals is Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong.

(2)	Includes 6,960,000 Ordinary Shares owned through Valuable Fortune Limited, a BVI company of which Mr. Lee is the sole owner and a director. Mr. Lee has the voting, dispositive or investment powers over such Ordinary Shares. The address of Valuable Fortune Limited is Corporate Registrations Limited of Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

(3)	Includes 960,000 Ordinary Shares owned through Cosmic Solution Group Limited, a BVI company of which Mr. Sung is the sole owner and a director. Mr. Sung has the voting, dispositive or investment powers over such Ordinary Shares. The address of Cosmic Solution Group Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(4)

Rosy Depot Limited (“Rosy Depot”) is a BVI company wholly-owned by a Hong Kong listed company, China Information Technology Development Limited. Mr. WONG King Chiu Daniel is a director of Rosy Depot and is deemed to have the voting, dispositive or investment powers over such Ordinary Shares. The address of Rosy Depot is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(5)	Best Digital Developments Limited (“Best Digital”) is a BVI company, of which Mr. CHAN Chun Ying is the sole owner and a director. Mr. Chan has the voting, dispositive or investment powers over such Ordinary Shares. The address of Best Digital is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(6)	Elite Trade Developments Limited (“Elite Trade”) is a BVI company, of which Ms. SIN Ka Ka is the sole owner and a director. Ms. Sin has the voting, dispositive or investment powers over such Ordinary Shares. The address of Elite Trade is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(7)	Excel Elite Developments Limited (“Excel Elite”) is a BVI company, of which Mr. AU Wai Yin is the sole owner and a director. Mr. Au has the voting, dispositive or investment powers over such Ordinary Shares. The address of Excel Elite is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)	Mr. WONG Tai Chi’s business address is Unit F, 26F., Tower 3, Sea to Sky, No. Lohas Park Road, Lohas Park, Sai Kung, New Territories, Hong Kong.

(9)	Mr. CHOW Chun Hin Leslie’s business address is Flat C, 59/F, Tower 2, Banyan Garden, Lai Chi Kok, Kowloon, Hong Kong.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The Group has commercial arrangements with related entities to provide or receive technical support and other services. For the six months ended December 31, 2022, no revenue was generated from Boxasone Limited (“BAO”) (Mr. Lee is the sole director and a shareholder). For the six months ended December 31, 2021, the revenue generated from BAO amounted to HKD2,500,000; and the Group received services from BAO and reflected in cost of revenue amounting to HKD615,000. For the year ended June 30, 2022, the revenue generated from BAO amounted to HKD2,500,000 (US$318,585). For the year ended June 30, 2021, the revenue generated from Globalengine Corporation Limited, which effected a name change to “Global Eastern Engineering Limited” on June 16, 2021 (25% owned by Mr. Lee and ceased to be a related party on June 5, 2021), amounted to HKD4,499,976. For the years ended June 30, 2022, 2021 and 2020, the Group received services from BAO and reflected in cost of revenue amounted to HKD615,000 (US$78,372), HKD280,927 and HKD30,000, respectively.

For the six months ended December 31, 2022, the Group purchased no computer equipment from BAO. For the six months ended December 31, 2021, the Group purchased computer equipment from BAO which amounted to HKD250,000. For the year ended June 30, 2022, the Group purchased computer equipment from BAO amounted to HKD250,000 (US$31,858). For the year ended June 30, 2020, the Company received the office sublease income from BAO amounted to HKD61,000, which is reflected in other income on the consolidated statement of income. The Group also remits management fees for the human resource services provided by BAO. During the six months ended December 31, 2022 and 2021, the Group recorded HKD102,000 (US$13,074) and HKD102,000, respectively, for the human resource services fee, which are reflected in general and administrative expenses and HKD30,000 (US$3,845) and HKD30,000, respectively, which are reflected in cost of revenue on the consolidated statement of income. During the years ended June 30, 2022, 2021 and 2020, the Group recorded HKD204,000 (US$25,997),  HKD204,000 and HKD174,000, respectively, for the human resource services fee, which are reflected in general and administrative expenses and HKD60,000 (US$7,646 ), HKD60,000 and HKD30,000, respectively, for the human resource services fee, which are reflected in cost of revenue on the consolidated statement of income.

For the six months ended December 31, 2022, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited, both are subsidiaries of China Information Technology Development Limited (“CITD”), amounted to HKD1,275,000 (US$163,430) and HKD3,600,000 (US$461,450), respectively. For the six months ended December 31, 2021, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited amounted to HKD4,900,000 and HKD2,800,000, respectively. For the year ended June 30, 2022, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited amounted to HKD6,175,000 (US$786,905) and HKD5,800,000 (US$739,117), respectively. For the year ended June 30, 2021, the revenue generated from Macro Systems Limited amounted to HKD1,110,874. For the six months ended December 31, 2022, the Group received services from Logic Network Limited (acquired 51% shares by CITD on May 12, 2021) and reflected in cost of revenue amounting to HKD1,098,545 (US$140,812). For the six months ended December 31, 2021, the Group received services from Logic Network Limited and reflected in cost of revenue amounting to HKD853,956. For the year ended June 30, 2022, the Group received services from Logic Network Limited and reflected in cost of revenue amounted to HKD2,316,456 (US$295,195). CITD currently indirectly owns 10% of shares of the Group.

For the three-month period from January 1, 2023 to March 31, 2023, the revenue generated from DataCube Research Centre Limited amounted to HKD1,800,000 (unaudited).

The following was a summary of related party’s balances as of December 31, 2022, June 30, 2022, 2021 and 2020:

Mr. Lee, Yat Lung Andrew (“Mr. Lee”), a director and Chief Executive Officer of the Company.

As of December 31, 2022, the Company has contract liabilities of HKD1,800,000 (US$230,725) with DataCube Research Centre Limited.

As of June 30, 2022, the Company has contract liabilities of HKD1,275,000 (US$162,478) and HKD1,200,000 (US$152,921) with Macro Systems Limited and DataCube Research Centre Limited, respectively. The Company has prepayment with Logic Network Limited amounted to HKD1,098,545 (US$139,992).

As of June 30, 2021, the Company has contract liabilities of HKD4,446,000 with Macro Systems Limited.

As at June 30, 2020, the Company has accounts receivable of HKD250,000 due from BAO. The receivable amount was fully settled subsequently by March 2022.

Amount due from related parties

Name of			As of June 30,				As of December 31,
related parties	Relationship	Nature of transactions	2020	2021	2022		2022
			HKD	HKD	HKD	US$	HKD	US$
Boxcut Limited	Mr. Lee is a shareholder	The Company provided an interest free loan, which was repayable on demand, to this related party. The receivable amount was fully settled in August 2021.	$-	$4,890,000	$-	$-	$-	$-
Cream Capital Limited	Mr. Lee is a shareholder	Reimbursement payment. The receivable amount was fully settled by March 2022.	3,105	3,105	-	-	-	-
BAO	Mr. Lee is a sole director and shareholder	The Company provided an interest free loan to the Company, which was repayable on demand. The amount was fully settled by October 2022.	-	-	1,030,576	131,330	-	-
			$3,105	$4,893,105	$1,030,576	$131,330	$-	$-

Amount due to a related party

Name of			As of June 30,				As of December 31,
related parties	Relationship	Nature of transactions	2020	2021	2022		2022
			HKD	HKD	HKD	US$	HKD	US$
BAO	Mr. Lee is a sole director and shareholder	BAO provides management services (human resources and consultation) to the Company. BAO is also reimbursed for certain expenses, including insurance and office expenses incurred on the Company’s behalf.	$20,668	$155,561	$-	$-	$2,763	$354

Amount to a director

Name of		As of June 30,				As of December 31,
related parties	Nature of transactions	2020	2021	2022		2022
		HKD	HKD	HKD	US$	HKD	US$
Mr. Lee	Mr. Lee from time to time, provides advances to the Company for working capital purposes.	$982,402	$550,638	$190,728	$24,305	$23,243	$2,979

DESCRIPTION OF SHARE CAPITAL

We were incorporated as a BVI business company under the laws of the British Virgin Islands on September 7, 2021. As of the date of this prospectus, our authorized shares consists of 800,000,000 Ordinary Shares with a par value of $0.0000625 per share.

As of the date of this prospectus, there were 16,000,000 Ordinary Shares issued and outstanding.

On October 18, 2022, we effectuated a forward split of the Ordinary Shares of the Company at a ratio of 16,000-for-1 to (i) increase our authorized capital shares from 50,000 Ordinary Shares with a par value of $1.00 per share to 800,000,000 Ordinary Shares with a par value of $0.0000625 per share (“October 2022 Forward Split”) and (ii) increase the number of our outstanding Ordinary Shares from 1,000 to 16,000,000.

Ordinary Shares

General

All of our issued shares are fully paid and non-assessable. Certificates evidencing the shares are issued in registered form. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Under the BVI Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in our register of members. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting Rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution of members in writing, each in accordance with the memorandum and articles of association. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each share that such shareholder holds.

Transfer of Ordinary Shares

Subject to the restrictions contained in our articles of association, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Liquidation

As permitted by the BVI Act and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if our assets exceed our liabilities and we are able to pay our debts as they fall due. We may also be wound up in circumstances where we are insolvent in accordance with the terms of the BVI Insolvency Act (Law Revision 2020).

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Variations of Rights of Shares

If at any time we are authorized to issue more than one class of shares, all or any of the rights attached to any class of shares may be amended only with the consent in writing of or by a resolution passed at a meeting of not less than 50 percent of the shares of the class to be affected.

General Meetings of Shareholders

Under our memorandum and articles of association, a copy of the notice of any meeting of shareholders shall be given not less than seven days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the shares entitled to vote on the matters to be considered at the meeting have agreed to short notice of the meeting, or if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50 percent of the shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If No quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the Ordinary Shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the members present shall choose a shareholder to act to chair the meeting of the shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy shall preside as chairman, failing which the oldest individual member or member representative shall take the chair.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Inspection of Books and Records

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar of Corporate Affairs, which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of the Company is also entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members and of those classes of members of which that member is a member, and to make copies and take extracts from the documents and records referred to in (i) to (iv) above. However, our directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document specified in (ii) to (iv) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts or records. See “Where You Can Find Additional Information.” On page 109 of this prospectus. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Changes in Capital

We may from time to time by resolution of shareholders or resolution of our board of directors, subject to our memorandum and articles of association:

●	amend our memorandum and articles of association to increase or decrease the maximum number of shares we are authorized to issue;

●	split our authorized and issued shares into a larger number of shares;

●	combine our authorized and issued shares into a smaller number of shares; and

●	create new classes of shares with preferences to be determined by resolution of the board of directors to amend the memorandum and articles of association to create new classes of shares with such preferences at the time of authorization.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies (the “surviving company”) and a consolidation means the uniting of two or more constituent companies into a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a BVI company, and which may be the company’s parent or subsidiary, but need not be) is set out in the BVI Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of a majority of the shareholders voting at a quorate meeting of shareholders or by written resolution of the shareholders of the BVI company or BVI companies which are to merge. While a director may vote on the plan of merger or consolidation, or any other matter, even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized, if required, by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands. The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles of association are contained in the articles of merger or, in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof, as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar of Corporate Affairs shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation. If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a Court approved plan of arrangement or scheme of arrangement in accordance with the BVI Act.

A shareholder may dissent from (a) a merger if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10 per cent or fewer of the issued shares of the company required by the holders of 90 percent or more of the shares of the company pursuant to the terms of the BVI Act; and (e) a plan of arrangement, if permitted by the British Virgin Islands Court (each, an Action). A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from an Action must object in writing to the Action before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. Such objection shall include a statement that the member proposes to demand payment for his or her shares if the Action is taken. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the Action, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company shall make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company in certain circumstances to redress any wrong done to it. Such actions are known as derivative actions. The BVI Court may only grant permission to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the British Virgin Islands Court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

●	whether the action is likely to proceed;

●	the costs of the proceedings in relation to the relief likely to be obtained; and

●	whether an alternative remedy is available.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition the BVI Court for the winding up of a company under the BVI Insolvency Act (Law Revision 2020) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is generally only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

Our memorandum and articles of association provides that, subject to certain limitations, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our memorandum and articles of association

Some provisions of our articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. Under the BVI Act there are no provisions which specifically prevent the issuance of preferred shares or any such other ‘poison pill’ measures. The memorandum and articles of association of the Company also does not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors without the approval of the holders of Ordinary Shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, under British Virgin Islands law, our directors in the exercise of their powers granted to them under our memorandum and articles of association and performance of their duties, are required to act honestly and in good faith in what the director believes to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe fiduciary duties both at common law and under statute including, among others, a statutory duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Pursuant to the BVI Act and our memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the British Virgin Islands Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the BVI Act, a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the British Virgin Islands Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by members of the company at a meeting may also be taken by a resolution of members consented to in writing.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding 30% or more of the votes of the outstanding voting shares to requisition a shareholders’ meeting. There is no requirement under BVI law to hold shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of the shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75 percent of the votes of the shareholders entitled to vote. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute and our memorandum and articles of association does not provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders, provided that the directors have made a declaration of solvency that the company is able to discharge its debts as they fall due and that the value of the company’s assets exceed its liabilities.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. For these purposes the creation, designation or issue of shares with rights and privileges ranking pari passu to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with our memorandum and articles of association be effected by resolution of directors without shareholder approval.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act (Law Revision 2020). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we intend to apply for listing on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have 19,000,000 Ordinary Shares issued and outstanding, assuming that the underwriter does not exercise its over-allotment option. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We have agreed not to, for a period of six (6) months from the date of first public sale of our Ordinary Shares, directly or indirectly, offer, pledge, sell, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the Underwriters.

Furthermore, each of our directors, executive officers, and principal shareholders (5% or more shareholders, except the two selling shareholders set forth in the Resale Prospectus) of our Ordinary Shares has also entered into a similar lock-up agreement for a period of six (6) months from the date of first public sale of our Ordinary Shares, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. See “Underwriting” beginning on page 100 of this prospectus for more information.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. Unless otherwise noted in the following discussion, this section is the opinion of Messina Madrid Law PA, our U.S. tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	Pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	U.S. expatriates;

●	Certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% (by vote or value) or more of our voting shares (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	events, hip-hop, and marketing industries investment trusts;

●	governments or agencies or instrumentalities thereof;

●	beneficiaries of a Trust holding our Ordinary Shares; or

●	persons holding our Ordinary Shares through a trust.

All of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is No income tax treaty between the United States and the BVI, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report the information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file Form 8938.

Passive Foreign Investment Company (“PFIC”)

Based on our current and anticipated operations and the composition of our assets, we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the taxable year ended March 31, 2020 and the taxable year ended March 31, 2021. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our taxable year ending March 31, 2021 or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse US federal income tax consequences for US taxpayers who are shareholders. We will make this determination following the end of any particular tax year. PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC, however, and there can be No assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under No obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income,

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year, and

●	An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Hong Kong Profits Taxation

Our subsidiary, GEL, is a Hong Kong entity subject to the two-tier profit tax rates system according to Hong Kong tax rules and regulations.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (the “Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

GEL elected the two-tier profits tax rate for its tax years of 2020/2021 and 2021/2022.

Under Hong Kong tax laws, our Hong Kong subsidiary is exempted from Hong Kong income tax on its foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any withholding tax in Hong Kong. See “Dividend Policy” on page 49 of this prospectus for further details on our dividend policy.

British Virgin Islands Taxation

The disclosure relating to tax consequences under British Virgin Islands law is the opinion of Forbes Hare, our counsel as to BVI law.

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders who are not tax resident in the British Virgin Islands.

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the Ordinary Shares in the Company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the Company.

Except to the extent that we have any interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company or its shareholders.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between Hong Kong and the British Virgin Islands.

British Virgin Islands Economic Substance Legislation

The British Virgin Islands, together with several other non-European Union jurisdictions, has introduced legislation aimed at addressing concerns raised by the Council of the European Union (the “EU”) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ES Act”) came into force in the British Virgin Islands introducing certain economic substance requirements for in-scope British Virgin Islands entities which are engaged in certain “relevant activities”.

Although it is presently anticipated that the ES Act will have little material impact on the Company or its operations, as the legislation is relatively new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Prime Number Capital, LLC (“PNCPS”) is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
Prime Number Capital, LLC	[●]
[●]	[●]
Total	3,000,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

We have granted to the underwriters an option, exercisable for 45 days after the closing of this offering, to purchase up to 450,000 additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each of the underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriters’ name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[●] per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by PNCPS. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 450,000 Ordinary Shares.

	Per Share		Total Without Exercise of Over- allotment Option		Total With Full Exercise of Over- allotment Option
Initial public offering price	$	[●]	$	[●]	$	[●]
Underwriting discounts to be paid by us (7.0%)	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]

We have agreed to pay a non-accountable expense allowance of 1% in connection with this offering. We will also pay expenses relating to the offering, including the following: (i) all expenses incidental to the issuance and delivery of the Ordinary Shares offered (including all printing and engraving costs, if any), (ii) all fees and expenses of the clearing firm, registrar and transfer agent, (iii) all necessary issue, transfer and other stamp taxes in connection with the offering, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the registration statement (including financial statements, exhibits, schedules, consents and certificates of experts), each free writing prospectus, each preliminary prospectus and the Public Offering Prospectus, the Resale Prospectus, and all amendments and supplements thereto and (vi) all filing fees, attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Ordinary Shares for offer and sale under the state securities or blue sky laws.

In addition, the Company will also reimburse PNCPS, promptly upon receipt of an invoice therefor, for out-of-pocket costs and expenses, up to a maximum aggregate amount two hundred and fifty thousand dollars ($250,000), including, but not limited to, (A) fees of legal counsel incurred by PNCPS in connection with the offering; (B) all third-party due diligence costs, which may include the cost of any background checks; and (C) reasonable roadshow expenses and necessary travel expenses; provided that any expense over $5,000 shall require the Company’s prior written approval. The Company has advanced fifty thousand dollars ($50,000) to PNCPS to partially cover its out-of-pocket accountable expenses. The advances will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred or are less than the advances in accordance with FINRA Rule 5110(g)(4).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and expenses, will be approximately $[●].

Right of First Refusal

If, for the period beginning on the closing of the offering and ending twelve (12) months after closing of the offering, the Company or any of its subsidiaries engages in: (a) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (b) any tender offer or exchange offer for, debt, convertible debt securities; (c) any merger, consolidation, sale, transfer or other disposition of all or a material portion of the Company’s stocks or asset; or (d) restructuring transactions including, extraordinary dividend, stock repurchase, spin-off, etc. (each transaction, a “Subsequent Transaction”), PNCPS (or any affiliate designated by the PNCPS) shall have the right of first refusal to act as lead or joint book-runner, lead or joint manager, or lead or joint placement agent with respect to such Subsequent Transaction.

Pricing of the Offering

Prior to the completion of this offering and the sales of our Ordinary Shares by the selling shareholders pursuant to the Resale Prospectus filed contemporaneously herewith, there has been no public market for our Ordinary Shares in the U.S. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Lock-up Agreements

We, our directors, executive officers and certain holders of 5% or more of our Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of one hundred eighty (180) days after the date of first public sale of our Ordinary Shares in this offering, without the prior written consent of PNCPS.

We and each of our directors and executive officers and holders of 5% or more of our Ordinary Shares on a fully diluted basis, except for the selling shareholders with respect to their Ordinary Shares sold in this offering only, immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of one hundred eighty (180) days after the date of first public sale of our Ordinary Shares in this offering, without the prior written consent of PNCPS not to directly or indirectly:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for our Ordinary Share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this Offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Ordinary Share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Notice to prospective investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer or invitation to the public for the purpose of the C(WUMP)O or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to prospective investors in Mainland China

This prospectus may not be circulated or distributed in Mainland China and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of Mainland China except pursuant to applicable laws, rules and regulations of Mainland China. For the purpose of this paragraph only, the Mainland China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to prospective investors in Taiwan, the Republic of China

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to prospective investors in the British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the BVI for purchase or subscription by us or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the BVI.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to prospective investors in Japan

The Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Ordinary Shares have not authorized and do not authorize the making of any offer of Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Ordinary Shares on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to prospective investors in Switzerland

This document, as well as any other offering or marketing material relating to the Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Ordinary Shares nor the shares underlying the Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Ordinary Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the Ordinary Shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the Ordinary Shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Ordinary Shares.

The Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This Offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Ordinary Shares shall be deemed to be made to such recipient and no applications for the Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Ordinary Shares, you will not transfer any interest in the Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to prospective investors in Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Electronic Distribution

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

USD
Securities and Exchange Commission Registration Fee	$3,275
Nasdaq Listing Fee	$10,000
Legal Fees and Expenses	$525,819
Printing and Engraving Expenses	$24,000
Miscellaneous Expenses	$561,990
Total Expenses	$1,125,084

These expenses will be borne by us.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to BVI law will be passed upon for us by Forbes Hare, our counsel as to BVI law. The U.S. federal income tax laws in connection with this offering will be passed upon for us by Messina Madrid Law P.A., and the legal matters as to United States Federal and New York State law will be passed upon for us by Robinson & Cole LLP. The underwriter is being represented by Winston & Strawn LLP, New York, New York with respect to legal matters of United States federal and New York State law. Legal matters as to Hong Kong laws will be passed upon for us by Han Kun Law Offices LLP. Legal matters as to PRC laws will be passed upon for us by Han Kun Law Offices.

EXPERTS

The consolidated financial statements for the years ended June 30, 2022 and 2021 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, 21st Floor, New York, New York 10006.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman LLP combined with Marcum LLP. On January 20, 2023, we engaged Marcum Asia CPAs LLP to serve as our independent registered public accounting firm. The services previously provided by Friedman LLP are now provided by Marcum Asia CPAs LLP.

Friedman LLP’s reports on our consolidated financial statements for the years ended June 30, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through January 20, 2023, there have been no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman LLP’s satisfaction, would have caused Friedman LLP to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years and the subsequent interim period through January 20, 2023, there were no ‘reportable events’ as that term is described in Item 16F(a)(1)(v) of the Form 20-F, other than the material weaknesses reported by management in the Risk Factors section on page 30 of this prospectus.

During our two most recent fiscal years and through January 20, 2023, neither our Company nor anyone acting on our behalf consulted Marcum Asia CPAs LLP with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

GLOBAL ENGINE GROUP HOLDING LIMITED

TABLE OF CONTENTS

GLOBAL ENGINE GROUP HOLDING LIMITED

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
		(Unaudited)	(Unaudited)
Assets
Current assets
Cash	$6,011,035	$4,327,564	$554,709
Accounts receivable, net	1,177,109	18,656,114	2,391,350
Prepayment, deposits and other receivables	3,759,181	1,345,715	172,494
Amount due from related parties	1,030,576	-	-
Total current assets	11,977,901	24,329,393	3,118,553

Property and equipment, net	1,300,902	1,166,760	149,556
Right-of-use assets	755,870	546,793	70,088
Deferred IPO costs	3,204,829	4,401,490	564,185
Total non-current assets	5,261,601	6,115,043	783,829
Total assets	$17,239,502	$30,444,436	$3,902,382

Liabilities and shareholders’ equity
Current liabilities
Account payables	$1,147,675	$13,820,467	$1,771,514
Accrued expenses and other payables	12,000	-	-
Amount due to a related party	-	2,763	354
Amount due to a director	190,728	23,243	2,979
Income tax payable	242,225	548,894	70,358
Operating lease obligation, current portion	384,985	394,710	50,594
Contract liabilities	5,998,211	4,893,494	627,251
Total current liabilities	7,975,824	19,683,571	2,523,050

Non-current liabilities
Operating lease obligation, net of current potion	370,181	170,365	21,837
Total non-current liabilities	370,181	170,365	21,837

Total liabilities	8,346,005	19,853,936	2,544,887

Commitment and contingencies

Shareholders’ equity
Ordinary shares, US$0.0000625 par value, authorized 800,000,000 shares as of December 31, 2022 and June 30, 2022; 16,000,000 shares issued and outstanding as of December 31, 2022 and June 30, 2022*, respectively	7,766	7,766	1,000
Shares subscription receivable	(7,666)	(7,666)	(987)
Retained earnings	8,893,397	10,590,400	1,357,482
Total shareholders’ equity	8,893,497	10,590,500	1,357,495

Total liabilities and shareholders’ equity	$17,239,502	$30,444,436	$3,902,382

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the six months ended December 31,
	2021	2022	2022
	HKD	HKD	US$
Revenues
Cloud services and data center managed services
Third parties’ revenue	$24,691,841	$8,268,257	$1,059,829
Related parties’ revenue	7,700,000	4,875,000	624,880
Telecommunication, consultancy and related services
Third parties’ revenue	1,912,338	17,716,338	2,270,889
Related parties’ revenue	2,500,000	-	-
Total revenues	36,804,179	30,859,595	3,955,598

Cost of revenue
Third parties’ cost of revenues	25,129,856	25,276,280	3,239,926
Related parties’ cost of revenues	1,468,955	1,098,544	140,812
Total cost of revenue	26,598,811	26,374,824	3,380,738

Gross profit	10,205,368	4,484,771	574,860

Operating expenses
General and administrative expenses	2,288,595	2,478,251	317,663
Total operating expenses	2,288,595	2,478,251	317,663

Income from operations	7,916,773	2,006,520	257,197

Other income (expenses)
Interest expenses	(1,550)	(16,909)	(2,167)
Other income	3,942	14,061	1,802
Total other income (expenses), net	2,392	(2,848)	(365)
Income before income tax	7,919,165	2,003,672	256,832

Income tax expense
Current	1,226,265	306,669	39,309
Total income tax expense	1,226,265	306,669	39,309
Net income	$6,692,900	$1,697,003	$217,523

Weighted average number of ordinary shares
Basic and diluted*	16,000,000	16,000,000	16,000,000

Earnings per share
Basic and diluted*	$0.42	$0.11	$0.01

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

For the six months ended December 31, 2021

			Shares
	Ordinary Shares		subscription	Retained
	Shares*	Par Value	receivable	Earnings	Total
		HKD	HKD	HKD	HKD
Balance, June 30, 2021	16,000,000	$7,766	$(7,666)	$2,231,983	$2,232,083
Dividends paid	-	-	-	(1,500,000)	(1,500,000)
Net income	-	-	-	6,692,900	6,692,900
Balance, December 31, 2021	16,000,000	$7,766	$(7,666)	$7,424,883	$7,424,983

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

For the six months ended December 31, 2022

					Shares
	Ordinary Shares				subscription	Retained
	Shares*	Par Value			receivable	Earnings		Total
		HKD			HKD	HKD		HKD
Balance, June 30, 2022	16,000,000		$7,766		$(7,666)		$8,893,397		$8,893,497
Net income	-		-		-		1,697,003		1,697,003
Balance, December 31, 2022	16,000,000		$7,766		$(7,666)		$10,590,400		$10,590,500
		US$	1,000	US$	(987)	US$	1,357,482	US$	1,357,495

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these unaudited interim condensed consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended December 31,
	2021	2022	2022
	HKD	HKD	US$
Cash flows from operating activities:
Net income	$6,692,900	$1,697,003	$217,523
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	34,604	162,539	20,834
Amortization of right-of-use assets	-	209,077	26,800
Change in operation assets and liabilities
Accounts receivable	(13,714,975)	(17,479,005)	(2,240,467)
Prepayment, deposits and other receivables	(3,687,587)	2,413,466	309,359
Account payables	10,949,606	12,672,792	1,624,404
Income tax payable	1,226,265	306,669	39,309
Accrued expenses and other payables	(12,000)	(12,000)	(1,538)
Contract liabilities	497,474	(1,104,717)	(141,603)
Operating lease obligation	-	(190,091)	(24,366)
Net cash provided by (used in) operating activities	1,986,287	(1,324,267)	(169,745)

Cash flow from investing activities:
Purchases of items of property and equipment	(1,438,538)	(28,397)	(3,640)
Net cash used in investing activities	(1,438,538)	(28,397)	(3,640)

Cash flow from financing activities:
Deferred IPO costs	(2,015,225)	(1,196,661)	(153,389)
Repayment of amount due to a director	(478,810)	(167,485)	(21,468)
Proceeds of amount due from/to related parties	8,315,304	1,033,339	132,454
Dividend payments	(150,000)	-	-
Net cash provided by (used in) financing activities	5,671,269	(330,807)	(42,403)

Change in cash	6,219,018	(1,683,471)	(215,788)

Cash, beginning of the period	1,744,354	6,011,035	770,497

Cash, end of the period	$7,963,372	$4,327,564	$554,709

Supplemental cash flow information
Cash paid for income tax	$-	$-	$-
Cash paid for interest expense	$1,550	$-	$-

Supplemental non-cash flow information
Cash dividend declared, but not yet paid	$1,350,000	$-	$-

The accompany notes are an integral part of these unaudited interim condensed consolidated financial statements

GLOBAL ENGINE GROUP HOLDING LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Global Engine Group Holding Limited (the “Company” or “GE Group”) is a holding company incorporated on September 7, 2021 under the British Virgin Islands (“BVI”) law. The Company has no substantial operations other than holding all of the outstanding share capital of Global Engine Holdings Limited (“BVI Sub”) which was incorporated under BVI law on March 5, 2021. BVI Sub is also a holding company holding of all the equity interest of Global Engine Limited (“GEL”), a Hong Kong Company incorporated on May 3, 2018. The Company, through GEL, is an integrated solutions provider that delivers actionable outcomes for organizations by using information communication technologies (“ICT”) solutions to drive business outcomes and innovation. The Group offers: (i) “ICT Solution Services” provides cloud platform deployment, IT system design and configuration services, maintenance services, data center colocation service and cloud service; (ii) “Technical Services” include the technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as Internet-of-things projects; and (iii) “Project Management Services” enhances productivity and collaboration management and enables successful implementations and adoption of solutions for customers. The Company’s headquarters is located in Hong Kong, China. All of the Company’s business activities are carried out by GEL.

On March 30, 2021, GEL’s initial shareholder, Andrew Lee, sold his equity interest in GEL to BVI Sub for nominal cash consideration resulting in BVI Sub being the sole shareholder of GEL. On January 5, 2022, then-existing shareholders of BVI Sub transferred their equity interests in BVI Sub to GE Group, resulting in GE Group being the parent company of BVI Sub and the indirect parent company of GEL. GE Group, BVI Sub and GEL are under common control which results in the consolidation of BVI Sub and GEL at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements.

The unaudited interim condensed consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
Global Engine Group Holding Limited (“GE Group”)	● A BVI company ● Incorporated on September 7, 2021	-	Investment holding
Global Engine Holdings Limited (“BVI Sub”)	● A BVI company ● Incorporated on March 5, 2021	100% owned by GE Group	Investment holding
Global Engine Limited (“GEL”)	● A Hong Kong company ● Incorporated on May 3, 2018	100% owned by BVI Sub	Integrated solutions provider in ICT, system integration and other technical consultation services

Note 2 — Liquidity

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

As of December 31, 2022, the Company had cash in an amount of HKD4,327,564 (US$554,709) and net working capital of HKD4,645,822 (US$595,503). To continue to sustain its ability to support the Company’s operation, the Company considered supplementing its sources of funding through the following:

-	cash generated from operations;

-	the Company seeks financing from banks and other financial institutions; and

-	financial support from the Company’s shareholders.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) the impact of COVID-19 pandemic on the Company’s and client’s business and areas of operations in Hong Kong, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Hong Kong and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

Note 3 — Summary of significant accounting policies

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended December 31, 2022 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2023. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended June 30, 2022 and 2021.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including provision for doubtful accounts, and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the Company’s ability to realize deferred tax assets and uncertain tax position, determinations of the useful lives of property and equipment, estimates of provision for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted income per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Foreign currency translation and transaction

The Company uses Hong Kong Dollar (“HKD”) as its reporting currency. The functional currency of the Company and its subsidiary in British Virgin Islands is United States Dollar (“US$”) and its subsidiary which is incorporated in Hong Kong is HKD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim condensed consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the income statements during the year in which they occur.

Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income and comprehensive income, unaudited interim condensed consolidated statements of changes in shareholders’ equity and unaudited interim condensed consolidated statements of cash flows from HKD into US$ as of December 31, 2022 are solely for the convenience of the readers and are calculated at the rate of US$1.00=HKD7.8015, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2022. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobserved and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Related Parties

The Company accounts for related party transactions in accordance with FASB Accounting Standards Codification (ASC) Topic 850 (Related Party Disclosures). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, using the modified retrospective transition method on July 1, 2019. The five-step model defined by ASC Topic 606 requires the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The Company generates revenues from fees charged for the professional services, including cloud services and data center managed services, and telecommunication, consultancy and related services provided to its clients.

Cloud services and data center managed services

Cloud services and data center managed services include offering system and software development, business planning, development, technical and operations consulting programs structured to target the cloud and data center providers in the region.

The revenues generated from cloud services and data center managed services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of services.

Regarding the project development services, the Company provides cloud platform deployment, IT system design and configuration services to customers. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The contract is typically fixed priced and does not provide any post contract client support or upgrades. The Company designs systems based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. The Company recognizes revenue for this type of services over the time by applying the input method when the criteria for over time revenue recognition are met. The transaction price is allocated to one performance obligation.

For the recurring services, the Company delivers cloud services and data center managed services, and related maintenance service on a monthly basis throughout the contract terms. The Company concludes that each monthly service (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly cloud services and data center managed services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The entire transaction prices are allocated to the single performance obligation. The Company has determined that its performance pattern to be straight-line since the customer receives value as the services are rendered continuously during the term of the contract, the earning process is straight-line, and there is no other discernible performance pattern of recognition.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Telecommunication, consultancy and related services

The Company provides consultancy services to telecom operators, including one-stop telecom license application services adapted to each client’s specific needs. In these arrangements, the fees are based on the attainment of contractually defined objectives with the customers, such as completing a business transaction or assisting the client in obtaining a telecom license. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The Company provides a significant service of integrating services into a combined output. The Company recognizes revenues earned to date in an amount that is probable not to reverse and by applying the input method when the criteria for over time revenue recognition are met.

The Company also provides maintenance services to telecom operators to assist them to fulfil the statutory requirements. The revenues generated from these services tendered on an annual basis and other agreed-upon services on non-recurring basis.

Regarding the company’s services tendered on an annual basis, the Company concludes that the services provided each month during the annual service term (1) are distinct, (2) meet the criteria for recognizing revenue over time, and (3) have the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same services to the customers each month. That is, the benefits consumed by the customers are substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly telecommunication maintenance services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The Company recognizes revenue for this type of service over time.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Cost of Revenues

Cost of revenues consists of cost of consultants or subcontractors assigned to revenue-generating activities, employee compensation and other third-party costs directly attributable to the Company’s revenue-generating activities.

Cash

Cash primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains its bank accounts in Hong Kong.

Deposits accounts denominated in Hong Kong Dollars, Renminbi or any other currencies at the banks and financial institutions who are the members of Deposit Protection Scheme will be covered up to a limit of HKD500,000 (approximately US$64,090) per depositor per scheme member by Hong Kong Deposit Protection Board in an event of bank failure. As of December 31, 2022 and June 30, 2022, cash balances, HKD3,327,564 (US$426,529) and HKD5,011,607, respectively, held in the financial institutions in Hong Kong are uninsured. The Company has not experienced any losses in bank accounts and believe its credit risk is not significant.

Accounts receivable, net

Accounts receivable represents the service fees earned from the clients but have not yet collected. Accounts receivable are recorded at net realizable value. The Company establishes provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the provision for doubtful accounts on an ongoing basis, using historical collection trends and individual account analysis. The provision is based on management’s best estimates of specific losses on individual customer exposures, as well as historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

As of December 31, 2022 and June 30, 2022, the Company did not recognize any provision for doubtful accounts.

Prepayment, deposits and other receivables

Prepayments are cash deposited or advanced to suppliers for the purchase of goods or services that have not been received or provided. This amount is refundable and bears no interest. Deposits consist of (i) security payments made to utilities companies and are refundable upon termination of services; (ii) security payments made to a lessor for the Company’s office lease agreement. The security deposit will be refunded to the Company upon the termination or expiration of the lease agreement as well as the delivery of the vacant leased properties to the lessor by the Company; and (iii) deposit to suppliers for providing the services, which are refundable. Other receivables include out of pocket expenses to be collected from the clients.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of December 31, 2022, the Company did not conclude its IPO. As of December 31, 2022 and June 30, 2022, the accumulated deferred IPO cost was HKD4,401,490 (US$564,185) and HKD3,204,829, respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Estimated Useful Life
Leasehold improvements	2 years
Computer equipment	4 years
Furniture and fixtures	4 years
Motor Vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the non-discounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022 and June 30, 2022, no impairment of long-lived assets was recognized.

Contract assets and contract liabilities

Billing practices for the Company’s contracts are governed by the contract terms of each project and are typically based on (i) progress toward completion approved by customers, (ii) achievement of milestones or (iii) pre-agreed schedules. Billings do not necessarily correlate with revenues recognized under the cost-to-cost input method (formerly known as the percentage-of-completion method). The Company records contract assets and contract liabilities to account for these differences in timing.

The contract asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” arises when the Company recognizes revenues for services performed, but the Company is not yet entitled to bill the customer under the terms of the contract.

The contract liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents the Company’s obligation to transfer to a customer goods or services for which the Company has been paid by the customer or for which the Company has billed the customer under the terms of the contract. Revenue for future services reflected in this account are recognized, and the liability is reduced, as the Company subsequently satisfies the performance obligation under the contract.

Employee benefits

Under Hong Kong Mandatory Provident Fund Schemes Ordinance, an employer shall enroll their regular employees in Mandatory Provident Fund Schemes. Regular employees are those who are at between 18 and 65 years of age and have been employed for consecutive 60 days or more. An employer is required to make regular mandatory contributions at least 5% of the employee’s monthly income between HKD7,000 and HKD30,000 and HKD1,500 of the employee’s monthly income over HKD30,000.

Segment reporting

The Company operates and manages its business as a single segment, in accordance with ASC 280, Segment Reporting. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The Company’s CODM assess the Company’s performance and results of operations on a consolidated basis. The Company generates substantially all of its revenues from clients in Hong Kong. Accordingly, no geographical segments are presented. Substantially all of the Company’s long-lived assets are located in Hong Kong.

Leases

In February 2016, the FASB issued ASU 2016-12, Leases (ASC Topic 842), which amends the leases requirements in ASC Topic 840, Leases. Under the new lease accounting standard, a lessee will be required to recognize a right-of-use assets and lease liabilities for most leases on the balance sheets. The new standard also modifies the classification criteria and accounting for sales-type and direct financing leases, and enhances the disclosure requirements. Leases will continue to be classified as either finance or operating leases.

The Company adopted ASC Topic 842 using the modified retrospective transition method effective July 1, 2021. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and lease liabilities.

The Company may recognize the lease payments in the consolidated statements of income on a straight-line basis over the lease terms and variable lease payments in the periods in which the obligations for those payments are incurred, if any. The lease payments under the lease arrangements are fixed.

The Company elected the practical expedients for an entity ongoing accounting and applied the short-term lease exception for lease arrangements with a lease term of 12 months or less at commencement. Lease terms used to compute the present value of lease payments do not include any option to extend, renew or terminate the lease that the Company is not able to reasonably certain to exercise upon the lease inception. Accordingly, operating lease right-of-use assets and liabilities do not include leases with a lease term of 12 months or less.

The Company did not adopt the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

Upon the transition of the adoption, the Company recognized a HKD295,072 (US$37,822) right-of-use assets and HKD295,072 (US$37,822) operating lease liability related to its existing operating lease arrangement.

Operating lease expense is recognized on a straight-line basis over the lease term. For the six months ended December 31, 2022 and 2021, the Company’s operating lease expense was HKD209,078 (US$26,800) and HKD165,000, respectively.

The Company evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the six months ended December 31, 2022, the Company did not have any impairment loss against its operating lease ROU assets.

Income taxes

Global Engine Group Holding Limited and Global Engine Holdings Limited are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. In addition, upon payments of dividends by the Global Engine Holdings Limited and the Company’s subsidiary in Hong Kong, Global Engine Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Global Engine Limited is incorporated in and carries trade and business in Hong Kong Special Administrative Region and is subject to Hong Kong profits tax under Inland Revenue Department Ordinance.

No taxable income was generated outside Hong Kong for the six months ended December 31, 2022 and 2021. The Company accounts for income tax in accordance with U.S. GAAP. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

 Deferred tax is accounted for using the asset and liability method with respect to temporary differences arising from between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the statement of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company had no uncertain tax position as of December 31, 2022 and June 30, 2022. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high-credit ratings and quality. The Company’s credit risk with respect to cash is discussed under “Cash” in this section.

Accounts receivable primarily comprise of amounts receivable from the clients serviced. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these service clients. The Company establishes a provision for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service clients and other information.

Concentration of customers

As of December 31, 2022, three customers accounted for 43.8%, 26.5% and 25.2%, respectively, of the total Company’s total accounts receivable. As of June 30, 2022, a customer accounted for 100.0% of the Company’s total accounts receivable.

For the six months ended December 31, 2022, three major customers accounted for 40.9%, 19.1% and 16.0%, respectively of the Company’s total revenues. For the six months ended December 31, 2021, three major customers accounted for 38.6%, 16.1% and 13.3%, respectively of the Company’s total revenues.

Concentration of vendors

As of December 31, 2022, two vendors accounted for 69.5% and 30.2%, respectively, of the Company’s total accounts payables, respectively. As of June 30, 2022, a vendor accounted for 100.0% of the Company’s total accounts payable.

For the six months ended December 31, 2022, two major vendors accounted for 68.8% and 24.2%, respectively, of the Company’s total purchases. For the six months ended December 31, 2021, two major vendors accounted for 39.3% and 31.9%, respectively, of the Company’s total purchases.

Recent accounting pronouncements

In June 2017, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In November 2019, the FASB issued ASU 2019-10 which defers the effective dates for the credit losses, derivatives and lease standards for certain companies. The deferred effective date for credit losses is January 1, 2023 for calendar-year end companies which are “smaller reporting companies”, non-SEC filers and all other companies including not-for-profit companies and employee benefit plans. The deferral for the derivatives and lease standards is only applicable to the companies which are not public business entities. The Company is still evaluating the impact of the accounting standard of credit losses on the Company’s consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intraperiod allocation when there is gain in discontinued operations and a loss from continuing operations, 6) treatment of franchise taxes that are partially based on income. The guidance is effective for calendar year-end public entities on January 1, 2021 and other entities on January 1, 2022. The Company adopted this guidance on July 1, 2021 and determined that the adoption of this guidance does not have material impacts on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows.

Note 4 — Revenues

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the considerations the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the six months ended December 31, 2022 and 2021:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Cloud services and data center managed services	$32,391,841	$13,143,257	$1,684,709
Telecommunication, consultancy and related services	4,412,338	17,716,338	2,270,889
Total revenues	$36,804,179	$30,859,595	$3,955,598

The following table presents the Company’s revenues disaggregated by the timing of revenue recognition for the six months ended December 31, 2022 and 2021:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Services transferred over time	$36,804,179	$30,859,595	$3,955,598

The amounts of transaction prices allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at December 31 are as follows:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Amounts expected to be recognized as revenue:
Within one year	$6,888,585	$9,286,956	$1,190,407
After one year	8,869,565	8,582,609	1,100,123
	$15,758,150	$17,869,565	$2,290,530

The Company expects to recognize majority of the related revenue as it provides services to its clients, which is expected to occur within five years for a long-term telecommunication maintenance service. The Company elected to utilize the optional exemption to exclude from this disclosure the remaining performance obligations that have original expected duration of one year or less.

The following table shows the amounts of revenue recognized in the current reporting period that was included in contract liabilities at the beginning of the reporting period:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Revenue recognized that was included in contract liabilities at the beginning of the reporting period:
Cloud services and data center managed services	$4,446,000	$3,861,239	$494,935
Telecommunication, consultancy and related services	1,043,478	1,043,478	133,754
	$5,489,478	$4,904,717	$628,689

Note 5 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Accounts receivable	$1,177,109	$18,656,114	$2,391,350
Less: Provision for doubtful accounts	-	-	-
Accounts receivable, net	$1,177,109	$18,656,114	$2, 391,350

Note 6 — Prepayment, deposits and other receivables

Prepayment, deposits and other receivables included the following:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Prepayment	$3,674,581	$1,269,115	$162,675
Deposits	76,600	76,600	9,819
Other receivables	8,000	-	-
Less: Provision for doubtful accounts	-	-	-
Total prepayment, deposits and other receivables	$3,759,181	$1,345,715	$172,494

Deposits include deposits to utilities companies such as telecommunication and electricity companies and to landlord for the office. Prepayment represented the advance payment to suppliers and vendors.

Note 7 — Property and equipment, net

Property and equipment consisted of the following:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Leasehold improvements	$36,000	$36,000	$4,615
Computer equipment	287,619	296,228	37,971
Furniture and fixtures	28,096	28,096	3,601
Motor Vehicle	1,188,538	1,188,538	152,347
Subtotal	1,540,253	1,548,862	198,534
Less: accumulated depreciation	(239,351)	(382,102)	(48,978)
Total	$1,300,902	$1,166,760	$149,556

Depreciation expense for property and equipment for the six months ended December 31, 2022 and 2021 amounted to HKD162,539 (US$20,834) and HKD34,604, respectively.

Note 8 — Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Accrued professional fees	$12,000	$-	$-

Note 9 — Taxes

British Virgin Islands

Global Engine Group Holding Limited and Global Engine Holdings Limited are incorporated in the British Virgin Islands and conduct all of the Company’s businesses through the Company’s subsidiary in Hong Kong, Global Engine Limited. Under the current laws of the British Virgin Islands, Global Engine Group Holding Limited and Global Engine Holdings Limited are not subject to tax on income or capital gains. In addition, upon payments of dividends by the Global Engine Holdings Limited and the Company’s subsidiary in Hong Kong, Global Engine Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Two-tier Profits Tax Rates

GEL is incorporated in Hong Kong and is subject to Hong Kong profits tax compliance.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (“the Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25%, while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

GEL elected the two-tier profits tax rate for its tax years of 2022 and 2023. GEL applies the two-tier profits tax rate for its provision for current income and deferred taxes.

For the tax years of 2022 and 2023, the Financial Secretary of Hong Kong provided concessionary measures by providing tax reduction (“tax credit”) of profits tax up to HKD10,000 and HKD6,000, respectively, per case.

Net operating loss will be carried forward indefinitely under Hong Kong profits tax regulation. As of December 31, 2022 and June 30, 2022, the Company did not generate net operating loss carry forwards available to offset future taxable income.

The income tax provision consisted of the following components:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Current:
Hong Kong	$1,226,265	$306,669	$39,309
Total provision for income taxes	$1,226,265	$306,669	$39,309

A reconciliation between the Company’s actual provision for income taxes and the provision at the Hong Kong statutory rate was as follows:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Income before income tax	$7,919,165	$2,003,672	$256,832
Hong Kong income tax rate	16.50%	16.50%	16.50%
Income tax expense computed at statutory rate	1,306,662	330,606	42,377
Preferential rate	(165,000)	(165,000)	(21,150)
Reconciling items:
Non-taxable items in Hong Kong	-	(4,964)	(636)
Expenses not deductible for tax	94,603	152,027	19,487
Tax credit	(10,000)	(6,000)	(769)
Total income tax expense	$1,226,265	$306,669	$39,309
Effective tax rate	15.5%	15.3%	15.3%

No deferred tax assets or liabilities has been recognized in the financial statements as the Company did not have material temporary differences arising between the tax bases of assets and liabilities and their carrying amounts as of December 31, 2022 and June 30, 2022.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the six months ended December 31, 2022 and 2021, the Company did not have any unrecognized tax benefits.

Note 10 — Related party transactions and balances

The Group has commercial arrangements with related entities to provide or receive technical support and other services.

The Group remits management fees for the human resource services provided by Boxasone Limited (“BAO”) (Mr. Lee is the sole director and a shareholder). During the six months ended December 31, 2022, the Group recorded HKD102,000 (US$13,074) for the human resource services fee, which are reflected in general and administrative expenses and HKD30,000 (US$3,845), which are reflected in cost of revenue on the consolidated statement of income.

China Information Technology Development Limited (“CITD”) currently indirectly owns 10% of shares of the Group. For the six months ended December 31, 2022, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited, both are subsidiaries of CITD, amounted to HKD1,275,000 (US$163,430) and HKD3,600,000 (US$461,450), respectively. For the six months ended December 31, 2022, the Group received services from Logic Network Limited (acquired 51% shares by CITD on May 12, 2021) and reflected in cost of revenue amounted to HKD1,098,545 (US$140,812).

For the six months ended December 31, 2021, the revenue generated from BAO amounted to HKD2,500,000; and the Group received services from BAO and reflected in cost of revenue amounted to HKD615,000.

For the six months ended December 31, 2021, the Group purchased computer equipment from BAO amounted to HKD250,000. The Group also remits management fees for the human resource services provided by BAO. During the six months ended December 31, 2021, the Group recorded HKD102,000, for the human resource services fee, which are reflected in general and administrative expenses and HKD30,000, which are reflected in cost of revenue on the consolidated statement of income.

For the six month ended December 31, 2021, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited amounted to HKD4,900,000 and HKD2,800,000, respectively. For the six month ended December 31, 2021, the Group received services from Logic Network Limited and reflected in cost of revenue amounted to HKD853,956.

The following was a summary of related party’s balances as of December 31, 2022 and June 30, 2022:

Mr. Lee, Yat Lung Andrew (“Mr. Lee”), a director and Chief Executive Officer of the Company.

As of December 31, 2022, the Company has contract liabilities of HKD1,800,000 (US$230,725) with DataCube Research Centre Limited.

As of June 30, 2022, the Company has contract liabilities of HKD1,275,000 and HKD1,200,000 with Macro Systems Limited and DataCube Research Centre Limited, respectively. The Company has prepayment with Logic Network Limited amounted to HKD1,098,545.

Amount due from related parties

Name of Related parties	Relationship	Nature of transactions	June 30, 2022	December 31, 2022
			HKD	HKD	US$
BAO	Mr. Lee is a sole director and shareholder	The Company provided an interest free loan to the Company, which was repayable on demand. The amount was fully settled by October 2022.	$1,030,576	$-	$-

Amount due to a related party

Name of Related parties	Relationship	Nature of transactions	June 30, 2022	December 31, 2022
			HKD	HKD	US$
BAO	Mr. Lee is a sole director and shareholder	BAO provides management services (human resources and consultation) to the Company. BAO is also reimbursed for certain expenses, including insurance and office expenses incurred on the Company’s behalf.	$-	$2,763	$354

Amount to a director

Name of Related parties	Nature of transactions	June 30, 2022	December 31, 2022
		HKD	HKD	US$
Mr. Lee	Mr. Lee from time to time, provides advances to the Company for working capital purposes.	$190,728	$23,243	$2,979

Note 11 — Commitments and contingencies

Non-cancellable Operating Lease

The Company entered into a lease arrangement for its office facility in May 2022. The lease started on May 20, 2022 and will expire on June 3, 2024 inclusive of a free rent period from May 20, 2022 through June 3, 2022.

The component of lease expense was as follows:

	For the six months ended December 31,
	2021	2022
	HKD	HKD	US$
Operating lease cost	$165,000	$209,077	$26,800

Supplemental balance sheet information related to leases was as follows:

	June 30, 2022	December 31, 2022
	HKD	HKD	US$
Operating lease:
Operating lease right-of-use assets	$755,870	$546,793	$70,088

Current operating lease obligation	384,985	394,710	50,594
Noncurrent operating lease obligation	370,181	170,365	21,837
Total operating lease obligation	$755,166	$565,075	$72,431

Weighted average remaining lease term (in years):
Operating lease	1.9	1.4

Weighted average discount rate:
Operating lease	5.0%	5.0%

Non-cancellable Operating Lease

The Company’s commitment for minimum lease payment under its operating lease for its office facility as of December 31, 2022 was as follows:

For the year ending December 31,	Amount (HKD)	Amount (US$)
2023	$414,000	$53,067
2024	172,500	22,110
Total future lease payments	586,500	75,177
Less: imputed interest	(21,425)	(2,746)
Present value of future payments	$565,075	$72,431

Contingencies

In the ordinary course of business, the Company may be subject to certain legal proceedings, claims, and disputes that arise from the business operations. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 31, 2022, the Company had no outstanding lawsuits nor claims.

Note 12 — Equity

Ordinary shares

The authorized number of shares was 50,000 shares with a par value of US$1.00 per share. On October 18, 2022, the company completed a share split. This share split increase the authorized shares from 50,000 Ordinary Shares, par value of US$1.00 per share, to 800,000,000 Ordinary Shares, par value of US$0.0000625 per share and effectuated a forward split of all issued and outstanding shares at a ratio of 16,000-for-1. All per share amounts and number of shares in the unaudited interim condensed consolidated financial statements and related notes have been retrospectively adjusted to reflect the share split. As of December 31, 2022 and June 30, 2022, 16,000,000 shares were issued and outstanding giving retroactive effect to the 16,000-for-1 share split.

Note 13 — Subsequent events

The Company evaluated all events and transactions that occurred after December 31, 2022 up through the date the Company issued the unaudited interim condensed consolidated financial statements. There were no other subsequent events occurred that would require recognition or disclosure in the Company’s unaudited interim condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Global Engine Group Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global Engine Group Holding Limited and Subsidiaries (collectively, the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

Friedman LLP

We served as the Company’s auditor from 2021 through 2022.

New York, New York

December 6, 2022

GLOBAL ENGINE GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2021	2022	2022
	HKD	HKD	US$
Assets
Current assets
Cash	$1,744,354	$6,011,035	$766,010
Accounts receivable, net	3,134,736	1,177,109	150,004
Prepayment, deposits and other receivables	442,123	3,759,181	479,048
Amount due from related parties	4,893,105	1,030,576	131,330
Contract assets	955,105	-	-
Total current assets	11,169,423	11,977,901	1,526,392

Property and equipment, net	6,567	1,300,902	165,779
Right-of-use assets	-	755,870	96,324
Deferred IPO costs	-	3,204,829	408,404
Total non-current assets	6,567	5,261,601	670,507
Total assets	$11,175,990	$17,239,502	$2,196,899

Liabilities and shareholders’ equity
Current liabilities
Account payables	$-	$1,147,675	$146,253
Accrued expenses and other payables	12,000	12,000	1,529
Amount due to a related party	155,561	-	-
Amount due to a director	550,638	190,728	24,305
Income tax payable	1,589,708	242,225	30,867
Operating lease obligation, current portion	-	384,985	49,061
Contract liabilities	6,636,000	5,998,211	764,376
Total current liabilities	8,943,907	7,975,824	1,016,391

Non-current liabilities
Operating lease obligation, net of current potion	-	370,181	47,174
Total non-current liabilities	-	370,181	47,174

Total liabilities	8,943,907	8,346,005	1,063,565

Commitment and contingencies

Shareholders’ equity
Ordinary shares, US$0.0000625 par value, authorized 800,000,000 shares as of June 30, 2022 and 2021; 16,000,000 shares issued and outstanding as of June 30, 2022 and 2021, respectively*	7,766	7,766	1,000
Shares subscription receivable	(7,666)	(7,666)	(987)
Retained earnings	2,231,983	8,893,397	1,133,321
Total shareholders’ equity	2,232,083	8,893,497	1,133,334
Total equity
Total liabilities and shareholders’ equity	$11,175,990	$17,239,502	$2,196,899

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF INCOME

	For the years ended June 30,
	2021	2022	2022
	HKD	HKD	US$
Revenues
Cloud services and data center managed services
Third parties’ revenue	$11,038,465	$35,636,864	$4,541,348
Related parties’ revenue	5,610,850	11,975,000	1,526,022
Telecommunication, consultancy and related services
Third parties’ revenue	8,956,452	4,507,677	574,431
Related parties’ revenue	-	2,500,000	318,585
Total revenues	25,605,767	54,619,541	6,960,386

Cost of revenues
Third parties’ cost of revenues	15,254,130	37,694,232	4,803,526
Related parties’ cost of revenues	280,927	2,991,456	381,213
	15,535,057	40,685,688	5,184,739

Gross profit	10,070,710	13,933,853	1,775,647

Operating expenses
General and administrative expenses	1,846,745	4,468,484	569,437
Total operating expenses	1,846,745	4,468,484	569,437

Income from operations	8,223,965	9,465,369	1,206,210

Other income (expenses)
Interest expense	(85)	(1,550)	(198)
Other income	24	39,974	5,094
Total other income (expenses), net	(61)	38,424	4,896
Income before income tax	8,223,904	9,503,793	1,211,106

Income tax expense
Current	1,251,081	1,342,379	171,065
Total income tax expense	1,251,081	1,342,379	171,065
Net income	$6,972,823	$8,161,414	$1,040,041

Weighted average number of ordinary shares
Basic and diluted*	16,000,000	16,000,000	16,000,000

Earnings per share
Basic and diluted*	$0.436	$0.510	$0.065

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Shares subscription	Retained
	Shares*	Par Value			receivable	Earnings		Total
		HKD			HKD	HKD		HKD
Balance, July 1, 2020	16,000,000		$7,766		$(7,666)		2,759,160		2,759,260
Dividends paid	-		-		-		(7,500,000)		(7,500,000)
Net income	-		-		-		6,972,823		6,972,823
Balance, June 30, 2021	16,000,000		7,766		$(7,666)		$2,231,983		$2,232,083
Dividends paid	-		-		-		(1,500,000)		(1,500,000)
Net income	-		-		-		8,161,414		8,161,414
Balance, June 30, 2022	16,000,000		7,766		(7,666)		8,893,397		8,893,497
		US$	1,000	US$	(987)	US$	1,133,321	US$	1,133,334

*	Giving retroactive effect to the 16,000-for-1 share split effected on October 18, 2022.

The accompany notes are an integral part of these consolidated financial statements.

GLOBAL ENGINE GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2021	2022	2022
	HKD	HKD	US$
Cash flows from operating activities:
Net income	$6,972,823	$8,161,414	$1,040,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	8,756	188,753	24,054
Amortization of right-of-use assets	-	325,651	41,499
Change in operation assets and liabilities
Accounts receivable	8,579,574	1,957,627	249,468
Prepayment, deposits and other receivables	(288,418)	(3,317,058)	(422,706)
Contract assets	(955,105)	955,105	121,713
Account payables	(5,880,304)	1,147,675	146,252
Income tax payable	1,251,081	(1,347,483)	(171,715)
Accrued expenses and other payables	(12,600)	-	-
Contract liabilities	4,678,268	(637,789)	(81,276)
Operating lease obligation	-	(326,355)	(41,588)
Net cash provided by operating activities	14,354,075	7,107,540	905,742

Cash flow from investing activities:
Purchases of property and equipment	-	(1,483,088)	(188,996)
Net cash used in investing activities	-	(1,483,088)	(188,996)

Cash flow from financing activities:
Deferred IPO costs	-	(3,204,829)	(408,404)
Repayment of amount due to a director	(431,764)	(359,910)	(45,865)
Proceeds (repayment) of amount due from/to related parties	(4,755,107)	3,706,968	472,394
Dividend payments	(7,500,000)	(1,500,000)	(191,151)
Net cash used in financing activities	(12,686,871)	(1,357,771)	(173,026)

Change in cash	1,667,204	4,266,681	543,720

Cash, beginning of the year	77,150	1,744,354	222,290

Cash, end of the year	$1,744,354	$6,011,035	$766,010

Supplemental cash flow information
Cash paid for income tax	$-	$2,689,863	$342,780
Cash paid for interest expense	$85	$1,550	$198
Non-cash activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$-	$1,084,738	$138,232

The accompany notes are an integral part of these consolidated financial statements

GLOBAL ENGINE GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Global Engine Group Holding Limited (the “Company” or “GE Group”) is a holding company incorporated on September 7, 2021 under the British Virgin Islands (“BVI”) law. The Company has no substantial operations other than holding all of the outstanding share capital of Global Engine Holdings Limited (“BVI Sub”) which was incorporated under BVI law on March 5, 2021. BVI Sub is also a holding company holding of all the equity interest of Global Engine Limited (“GEL”), a Hong Kong Company incorporated on May 3, 2018. The Company, through GEL, is an integrated solutions provider that delivers actionable outcomes for organizations by using information communication technologies (“ICT”) solutions to drive business outcomes and innovation. The Group offers: (i) “ICT Solution Services” provides cloud platform deployment, IT system design and configuration services, maintenance services, data center colocation service and cloud service; (ii) “Technical Services” include the technical development, support, and outsourcing services for data center and cloud computing infrastructure, mobility and fixed network communications, as well as Internet-of-things projects; and (iii) “Project Management Services” enhances productivity and collaboration management and enables successful implementations and adoption of solutions for customers. The Company’s headquarters is located in Hong Kong, China. All of the Company’s business activities are carried out by GEL.

On March 30, 2021, GEL’s initial shareholder, Andrew Lee sold his equity interest in GEL to BVI Sub for nominal cash consideration resulting in BVI Sub being the sole shareholder of GEL.  On January 5, 2022, then-existing shareholders of BVI Sub transferred their equity interests in BVI Sub to GE Group, resulting in GE Group being the parent company of BVI Sub and the indirect parent company of GEL.  GE Group, BVI Sub and GEL are under common control which results in the consolidation of BVI Sub and GEL at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
Global Engine Group Holding Limited (“GE Group”)	● A BVI company ● Incorporated on September 7, 2021	-	Investment holding
Global Engine Holdings Limited (“BVI Sub”)	● A BVI company ● Incorporated on March 5, 2021	100% owned by GE Group	Investment holding
Global Engine Limited (“GEL”)	● A Hong Kong company ● Incorporated on May 3, 2018	100% owned by BVI Sub	integrated solutions provider in ICT, system integration and other technical consultation services

Note 2 — Liquidity

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

As of June 30, 2022 the Company had cash in an amount of HKD6,011,035 (US$766,010) and generated a positive cash flow from its operating activities in an amount of HKD7,107,540 (US$905,742). To continue to sustain its ability to support the Company’s operation, the Company considered supplementing its sources of funding through the following:

-	cash generated from operations;

-	the Company seeks financing from banks and other financial institutions; and

-	financial support from the Company’s shareholders.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) the impact of COVID-19 pandemic on the Company’s and client’s business and areas of operations in Hong Kong, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Hong Kong and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

Note 3 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including provision for doubtful accounts, and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include determinations of the useful lives of property and equipment, estimates of provision for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during period presented. Diluted income per share is calculated by dividing net income attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

Foreign currency translation and transaction

The Company uses Hong Kong Dollar (“HKD”) as its reporting currency. The functional currency of the Company and its subsidiary in British Virgin Islands is United States Dollar (“US$”) and its subsidiary which is incorporated in Hong Kong is HKD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the income statements during the year in which they occur.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from HKD into US$ as of June 30, 2022 are solely for the convenience of the readers and are calculated at the rate of US$1.00=HKD7.8472, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2022. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobserved and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Related Parties

The Company accounts for related party transactions in accordance with FASB Accounting Standards Codification (ASC) Topic 850 (Related Party Disclosures). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, using the modified retrospective transition method on July 1, 2019. The five-step model defined by ASC Topic 606 requires the Company to (1) identify its contracts with customers, (2) identify its performance obligations under those contracts, (3) determine the transaction prices of those contracts, (4) allocate the transaction prices to its performance obligations in those contracts and (5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The Company has elected to apply the practical expedient in paragraph ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised services or deliverables to its clients and when the clients pay for those services or deliverables will be one year or less.

As a practical expedient, the Company elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

The Company generates revenues from fees charged for the professional services, including cloud services and data center managed services, and telecommunication, consultancy and related services provided to its clients.

Cloud services and data center managed services

Cloud services and data center managed services include offering system and software development, business planning, development, technical and operations consulting programs structured to target the cloud and data center providers in the region.

The revenues generated from cloud services and data center managed services are generally based on the fixed fee billing arrangements that require the clients to pay a pre-established fee in exchange for a predetermined set of services.

Regarding the project development services, the Company provides cloud platform deployment, IT system design and configuration services to customers. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The contract is typically fixed priced and does not provide any post contract client support or upgrades. The Company designs systems based on clients’ specific needs which require the Company to perform services including design, development, and integration. These services also require significant customization. The Company recognizes revenue for this type of services over the time by applying the input method when the criteria for over time revenue recognition are met. The transaction price is allocated to one performance obligation.

For the recurring services, the Company delivers cloud services and data center managed services, and related maintenance service on a monthly basis throughout the contract terms. The Company concludes that each monthly service (1) is distinct, (2) meets the criteria for recognizing revenue over time, and (3) has the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same service to the customers each month. That is, the benefit consumed by the customers is substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly cloud services and data center managed services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The entire transaction prices are allocated to the single performance obligation. The Company has determined that its performance pattern to be straight-line since the customer receives value as the services are rendered continuously during the term of the contract, the earning process is straight-line, and there is no other discernible performance pattern of recognition.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Telecommunication, consultancy and related services

The Company provides consultancy services to telecom operators, including one-stop telecom license application services adapted to each client’s specific needs. In these arrangements, the fees are based on the attainment of contractually defined objectives with the customers, such as completing a business transaction or assisting the client in obtaining a telecom license. There is only one performance obligation of the services as a series of tasks of this revenue stream are interrelated and are not separable or distinct as the Company’s clients cannot benefit from the standalone task. The Company provides a significant service of integrating services into a combined output. The Company recognizes revenues earned to date in an amount that is probable not to reverse and by applying the input method when the criteria for over time revenue recognition are met.

The Company also provides maintenance services to telecom operators to assist them to fulfil the statutory requirements. The revenues generated from these services tendered on an annual basis and other agreed-upon services on non-recurring basis.

Regarding the company’s services tendered on an annual basis, the Company concludes that the services provided each month during the annual service term (1) are distinct, (2) meet the criteria for recognizing revenue over time, and (3) have the same method for measuring progress. In addition, the Company concludes that the services provided each month are substantially the same and result in the transfer of substantially the same services to the customers each month. That is, the benefits consumed by the customers are substantially the same for each monthly transaction, even though the exact volume of services may vary each month. Therefore, the Company concludes that the monthly telecommunication maintenance services satisfy the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation.  The Company recognizes revenue for this type of service over time.

There is no variable consideration, significant financing components or noncash consideration in the contracts.

Cost of Revenues

Cost of revenues consists of cost of consultants or subcontractors assigned to revenue-generating activities, employee compensation and other third-party costs directly attributable to the Company’s revenue-generating activities.

Cash

Cash primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains its bank accounts in Hong Kong.

Deposit accounts denominated in Hong Kong Dollars, or any other currencies at the banks and financial institutions who are the members of Deposit Protection Scheme will be covered up to a limit of HKD500,000 (approximately US$63,717) per depositor per scheme member by Hong Kong Deposit Protection Board in an event of bank failure. As of June 30, 2022 and 2021, cash balances, HKD5,011,607 (US$638,649) and HKD1,244,354, respectively, held in the financial institutions in Hong Kong are uninsured. The Company has not experienced any losses in bank accounts and believe its credit risk is not significant.

Accounts receivable, net

Accounts receivable represents the service fees earned from the clients but have not yet collected. Accounts receivable are recorded at net realizable value. The Company establishes provision for doubtful accounts when there is objective evidence that the Company may not be able to collect amounts due. Management reviews the adequacy of the provision for doubtful accounts on an ongoing basis, using historical collection trends and individual account analysis. The provision is based on management’s best estimates of specific losses on individual customer exposures, as well as historical trends of collections. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable.

As of June 30, 2022 and 2021, the Company did not recognize any provision for doubtful accounts.

Prepayment, deposits and other receivables

Prepayments are cash deposited or advanced to suppliers for the purchase of goods or services that have not been received or provided. This amount is refundable and bears no interest. Deposits consist of (i) security payments made to utilities companies and are refundable upon termination of services; (ii) security payments made to a lessor for the Company’s office lease agreement. The security deposit will be refunded to the Company upon the termination or expiration of the lease agreement as well as the delivery of the vacant leased properties to the lessor by the Company; and (iii) deposit to suppliers for providing the services, which are refundable. Other receivables include out of pocket expenses to be collected from the clients.

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of June 30, 2022, the Company did not conclude its IPO. As of June 30, 2022 and 2021, the accumulated deferred IPO cost was HKD3,204,829 (US$408,404) and HKDNil, respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method after consideration of the estimated useful lives. The estimated useful lives are as follows:

Estimated Useful Life
Leasehold improvements	2 years
Computer equipment	4 years
Furniture and fixtures	4 years
Motor Vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterment, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the non-discounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the assets plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2022 and 2021, no impairment of long-lived assets was recognized.

Contract assets and contract liabilities

Billing practices for the Company’s contracts are governed by the contract terms of each project and are typically based on (i) progress toward completion approved by customers, (ii) achievement of milestones or (iii) pre-agreed schedules. Billings do not necessarily correlate with revenues recognized under the cost-to-cost input method (formerly known as the percentage-of-completion method). The Company records contract assets and contract liabilities to account for these differences in timing.

The contract asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” arises when the Company recognizes revenues for services performed, but the Company is not yet entitled to bill the customer under the terms of the contract.

The contract liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents the Company’s obligation to transfer to a customer goods or services for which the Company has been paid by the customer or for which the Company has billed the customer under the terms of the contract. Revenue for future services reflected in this account are recognized, and the liability is reduced, as the Company subsequently satisfies the performance obligation under the contract.

Employee benefits

Under Hong Kong Mandatory Provident Fund Schemes Ordinance, an employer shall enroll their regular employees in Mandatory Provident Fund Schemes. Regular employees are those who are at between 18 and 65 years of age and have been employed for consecutive 60 days or more. An employer is required to make regular mandatory contributions at least 5% of the employee’s monthly income between HKD7,000 and HKD30,000 and HKD1,500 of the employee’s monthly income over HKD30,000.

Segment reporting

The Company operates and manages its business as a single segment, in accordance with ASC 280, Segment Reporting. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The Company’s CODM assess the Company’s performance and results of operations on a consolidated basis. The Company generates substantially all of its revenues from clients in Hong Kong. Accordingly, no geographical segments are presented. Substantially all of the Company’s long-lived assets are located in Hong Kong.

Leases

In February 2016, the FASB issued ASU 2016-12, Leases (ASC Topic 842), which amends the leases requirements in ASC Topic 840, Leases. Under the new lease accounting standard, a lessee will be required to recognize a right-of-use assets and lease liabilities for most leases on the balance sheets. The new standard also modifies the classification criteria and accounting for sales-type and direct financing leases, and enhances the disclosure requirements. Leases will continue to be classified as either finance or operating leases.

The Company adopted ASC Topic 842 using the modified retrospective transition method effective July 1, 2021. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and lease liabilities.

The Company may recognize the lease payments in the consolidated statements of income on a straight-line basis over the lease terms and variable lease payments in the periods in which the obligations for those payments are incurred, if any. The lease payments under the lease arrangements are fixed.

The Company elected the practical expedients for an entity ongoing accounting and applied the short-term lease exception for lease arrangements with a lease term of 12 months or less at commencement. Lease terms used to compute the present value of lease payments do not include any option to extend, renew or terminate the lease that the Company is not able to reasonably certain to exercise upon the lease inception. Accordingly, operating lease right-of-use assets and liabilities do not include leases with a lease term of 12 months or less.

The Company did not adopt the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. Non-lease components include payments for building management, utilities and property tax. It separates the non-lease components from the lease components to which they relate.

Upon the transition of the adoption, the Company recognized a HKD295,072 (US$37,602) right-of-use assets and HKD295,072 (US$37,602) operating lease liability related to its existing operating lease arrangement.

Operating lease expense is recognized on a straight-line basis over the lease term. For the years ended June 30, 2022 and 2021, the Company’s operating lease expense was HKD 325,651 (US$41,499) and HKD330,000, respectively.

The Company evaluates the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended June 30, 2022, the Company did not have any impairment loss against its operating lease ROU assets.

Income taxes

Global Engine Group Holding Limited and Global Engine Holdings Limited are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. In addition, upon payments of dividends by the Global Engine Holdings Limited and the Company’s subsidiary in Hong Kong, Global Engine Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Global Engine Limited is incorporated in and carries trade and business in Hong Kong Special Administrative Region and is subject to Hong Kong profits tax under Inland Revenue Department Ordinance.

No taxable income was generated outside Hong Kong for the years ended June 30, 2022 and 2021. The Company accounts for income tax in accordance with U.S. GAAP. Provision for income taxes consists of taxes currently due plus deferred tax.

The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the asset and liability method with respect to temporary differences arising from between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. Deferred tax liabilities are recognized for all future taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable income will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled.

Deferred tax is charged or credited in the statement of operations, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company had no uncertain tax position as of June 30, 2022 and 2021. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and account receivable. The Company places its cash with financial institutions with high-credit ratings and quality. The Company’s credit risk with respect to cash is discussed under “Cash” in this section.

Accounts receivable primarily comprise of amounts receivable from the clients serviced. To reduce credit risk, the Company performs on-going credit evaluations of the financial condition of these service clients. The Company establishes a provision for doubtful accounts based upon estimates, factors surrounding the credit risk of specific service clients and other information.

Concentration of customers

As of June 30, 2022, a customer accounted for 100.0% of the Company’s total accounts receivable. As of June 30, 2021, a customer accounted for 97.6% of the Company’s total accounts receivable.

For the year ended June 30, 2022, two major third-party customers accounted for 33.1% and 23.8%, respectively, of the Company’s total revenues, and one related-party customer accounted for 21.9% of the Company’s total revenues. For the year ended June 30, 2021, two major third-party customers accounted for 57.1% and 18.7%, respectively, of the Company’s total revenues, and one related-party customer accounted for 17.6% of the Company’s total revenues.

Concentration of vendors

As of June 30, 2022, a vendor accounted for 100.0% of the Company’s total accounts payable.

For the year ended June 30, 2022, three vendors accounted for 40.2%, 34.9% and 12.5%, respectively, of the Company’s total purchases. For the year ended June 30, 2021, four vendors accounted for 32.7%, 21.2%, 20.0% and 14.5%, respectively, of the Company’s total purchases.

Recent accounting pronouncements

In June 2017, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In November 2019, the FASB issued ASU 2019-10 which defers the effective dates for the credit losses, derivatives and lease standards for certain companies. The deferred effective date for credit losses is January 1, 2023 for calendar-year end companies which are “smaller reporting companies”, non-SEC filers and all other companies including not-for-profit companies and employee benefit plans. The deferral for the derivatives and lease standards is only applicable to the companies which are not public business entities. The Company is still evaluating the impact of the accounting standard of credit losses on the Company’s consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intraperiod allocation when there is gain in discontinued operations and a loss from continuing operations, 6) treatment of franchise taxes that are partially based on income. The guidance is effective for calendar year-end public entities on January 1, 2021 and other entities on January 1, 2022. The Company adopted this guidance on July 1, 2021 and determined that the adoption of this guidance does not have material impacts on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows.

Note 4 — Revenues

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the considerations the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the fiscal years ended June 30, 2022 and 2021:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Cloud services and data center managed services	$16,649,315	$47,611,864	$6,067,370
Telecommunication, consultancy and related services	8,956,452	7,007,677	893,016
Total revenues	$25,605,767	$54,619,541	$6,960,386

The following table presents the Company’s revenues disaggregated by the timing of revenue recognition for the years ended June 30, 2022 and 2021:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Service transferred over time	$25,605,767	$54,619,541	$6,960,386

The amounts of transaction prices allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as of June 30 are as follows:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Amounts expected to be recognized as revenue:
Within one year	$12,604,762	$9,286,957	$1,183,474
After one year	9,913,043	13,226,086	1,685,453
	$22,517,805	$22,513,043	$2,868,927

The Company expects to recognize majority of the related revenue as it provides services to its clients, which is expected to occur within five years for a long-term telecommunication maintenance service. The Company elected to utilize the optional exemption to exclude from this disclosure the remaining performance obligations that have original expected duration of one year or less.

Note 5 — Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of June 30,
	2021	2022
	HKD	HKD	US$
Accounts receivable	$3,134,736	$1,177,109	$150,004
Less: Provision for doubtful accounts	-	-	-
Accounts receivable, net	$3,134,736	$1,177,109	$150,004

Note 6 — Prepayment, deposits and other receivables

Deposits and other receivables, net included the following:

	As of June 30,
	2021	2022
	HKD	HKD	US$
Prepayment	$9,800	$3,674,581	$468,267
Deposits	429,218	76,600	9,762
Other receivables	3,105	8,000	1,019
Less: Provision for doubtful accounts	-	-	-
Total prepayment, deposits and other receivables	$442,123	$3,759,181	$479,048

Deposits include deposits to utilities companies such as telecommunication and electricity companies, and guarantee deposit to a service vendor that are refundable upon the termination of services. Prepayment represented the advance payment to suppliers and vendors.

Note 7 — Property and equipment, net

Property and equipment consisted of the following:

	As of June 30,
	2021	2022
	HKD	HKD	US$
Leasehold improvements	$-	$36,000	$4,588
Computer equipment	37,619	287,619	36,652
Furniture and fixtures	28,906	28,096	3,580
Motor Vehicles	-	1,188,538	151,460
Subtotal	66,525	1,540,253	196,280
Less: accumulated depreciation	(59,958)	(239,351)	(30,501)
Total	$6,567	$1,300,902	$165,779

Depreciation expense for the years ended June 30, 2022 and 2021 amounted to HKD188,753 (US$24,054) and HKD8,756, respectively.

Note 8 — Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	As of June 30,
	2021	2022
	HKD	HKD	US$
Accrued professional fees	$12,000	$12,000	$1,529

Note 9 — Taxes

British Virgin Islands

Global Engine Group Holding Limited and Global Engine Holdings Limited are incorporated in the British Virgin Islands and conduct all of the Company’s businesses through the Company’s subsidiary in Hong Kong, Global Engine Limited. Under the current laws of the British Virgin Islands, Global Engine Group Holding Limited and Global Engine Holdings Limited are not subject to tax on income or capital gains. In addition, upon payments of dividends by the Global Engine Holdings Limited and the Company’s subsidiary in Hong Kong, Global Engine Limited to the Company’s shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Two-tier Profits Tax Rates

GEL is incorporated in Hong Kong and is subject to Hong Kong profits tax compliance.

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (“the Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

GEL elected the two-tier profits tax rate for its tax years of 2021 and 2022. GEL applies the two-tier profits tax rate for its provision for current income and deferred taxes.

For the tax years of 2021 and 2022, the Financial Secretary of Hong Kong provided concessionary measures by providing tax reduction (“tax credit”) of profits tax up to HKD10,000 and HKD10,000, respectively, per case.

Net operating loss will be carried forward indefinitely under Hong Kong profits tax regulation. As of June 30, 2022 and 2021, the Company did not generate net operating loss carry forwards available to offset future taxable income.

The income tax provision consisted of the following components:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Current:
Hong Kong	$1,251,081	$1,342,379	$171,065
Total provision for income taxes	$1,251,081	$1,342,379	$171,065

A reconciliation between the Company’s actual provision for income taxes and the provision at the Hong Kong statutory rate was as follows:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Income before income tax	$8,223,904	$9,503,793	$1,211,106
Hong Kong income tax rate	16.5%	16.5%	16.5%
Income tax expense computed at statutory rate	1,356,944	1,568,456	199,875
Preferential rate	(165,000)	(165,000)	(21,027)
Reconciling items:
Non-taxable items in Hong Kong	(23)	(82,221)	(10,478)
Expenses not deductible for tax	69,160	31,144	3,969
Tax credit	(10,000)	(10,000)	(1,274)
Total income tax expense	$1,251,081	$1,342,379	$171,065
Effective tax rate	15.2%	14.1%	14.1%

No deferred tax assets or liabilities has been recognized in the financial statements as the Company did not have material temporary differences arising between the tax bases of assets and liabilities and their carrying amounts as of June 30, 2022 and 2021.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of and for the years ended June 30, 2022 and 2021, the Company did not have any unrecognized tax benefits.

Note 10 — Related party transactions and balances

The Group has commercial arrangements with related entities to provide or receive technical support and other services. For the year ended June 30, 2022, the revenue generated from Boxasone Limited (“BAO”) (Mr. Lee is the sole director and a shareholder) amounted to HKD2,500,000 (US$318,585). For the year ended June 30, 2021, the revenue generated from Globalengine Corporation Limited, which effected a name change to “Global Eastern Engineering Limited” on June 16, 2021 (25% owned by Mr. Lee and ceased to be a related party on June 5, 2021) amounted to HKD4,499,976 (US$579,461). For the years ended June 30, 2022 and 2021, the Group received services from BAO and reflected in cost of revenue amounted to HKD615,000  (US$78,372) and HKD280,927, respectively.

For the year ended June 30, 2022, the Group purchased computer equipment from BAO amounted to HKD250,000 (US$31,858). The Group also remits management fees for the human resource services provided by BAO. During the years ended June 30, 2022 and 2021, the Group recorded HKD204,000 (US$25,997) and HKD204,000, respectively, for the human resource services fee, which are reflected in general and administrative expenses and HKD60,000 (US$7,646) and HKD60,000, respectively, for the human resource services fee, which are reflected in cost of revenue on the consolidated statement of income.

For the year ended June 30, 2022, the revenue generated from Macro Systems Limited and DataCube Research Centre Limited, both are subsidiaries of China Information Technology Development Limited (“CITD”), amounted to HKD6,175,000 (US$786,905) and HKD5,800,000 (US$739,117), respectively. For the year ended June 30, 2021, the revenue generated from Macro Systems Limited amounted to HKD1,110,874. For the year ended June 30, 2022, the Group received services from Logic Network Limited (acquired 51% shares by CITD on May 12, 2021) and reflected in cost of revenue amounted to HKD2,316,456 (US$295,195). CITD currently indirectly owns 10% of shares of the Group.

The following was a summary of related party’s balances as of June 30, 2022 and 2021:

Mr. Lee, Yat Lung Andrew (“Mr. Lee”), a director and Chief Executive Officer of the Company.

As of June 30, 2022, the Company has contract liabilities of HKD1,275,000 (US$162,478) and HKD1,200,000 (US$152,921) with Macro Systems Limited and DataCube Research Centre Limited, respectively. The Company has prepayment with Logic Network Limited amounted to HKD1,098,545 (US$139,992).

As of June 30, 2021, the Company has contract liabilities of HKD4,446,000 with Macro Systems Limited.

Amount due from related parties

Name of			As of June 30,
related parties	Relationship	Nature of transactions	2021	2022
			HKD	HKD	US$
Boxcut Limited	Mr. Lee is a shareholder	The Company provided an interest free loan, which was repayable on demand, to this related party. The receivable amount was fully settled in August 2021.	$4,890,000	$-	$-
Cream Capital Limited	Mr. Lee is a shareholder	Reimbursement payment. The receivable amount was fully settled by March 2022.	3,105	-	-
BAO	Mr. Lee is a sole director and shareholder	The Company provided an interest free loan to the Company, which was repayable on demand. The amount was fully settled by October 2022.	-	1,030,576	131,330
			$4,893,105	$1,030,576	$131,330

Amount due to related parties

Name of			As of June 30,
related parties	Relationship	Nature of transactions	2021	2022
			HKD	HKD	US$
BAO	Mr. Lee is a sole director and shareholder	BAO provides management services (human resources and consultation) to the Company. BAO is also reimbursed for certain expenses, including insurance and office expenses incurred on the Company’s behalf.	$155,561	$-	$-

Amount due to a director

Name of		As of June 30,
related parties	Nature of transactions	2021	2022
		HKD	HKD	US$
Mr. Lee	Mr. Lee from time to time, provides advances to the Company for working capital purposes.	$550,638	$190,728	$24,305

Note 11 — Commitments and Contingencies

Non-cancellable Operating Lease

The Company entered into a lease arrangement for its office facility in May 2022. The lease started on May 20, 2022 and will expire on June 3, 2024 inclusive of a free rent period from May 20, 2022 through June 3, 2022.

The component of lease expense was as follows:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Operating lease cost	$330,000	$325,651	$41,499
Total lease cost	$330,000	$325,651	$41,499

Supplemental balance sheet information related to leases was as follows:

	June 30,
	2021	2022
	HKD	HKD	US$
Operating lease:
Operating lease right-of-use assets	$-	$755,870	$96,324

Current operating lease obligation	-	384,985	49,061
Noncurrent operating lease obligation	-	370,181	47,174
Total operating lease obligation	$-	$755,166	$96,235

Weighted average remaining lease term (in years):
Operating lease	-	1.9

Weighted average discount rate:
Operating lease	-	5.0%

Supplemental cash flow and other information related to the leases was as follows:

	For the years ended June 30,
	2021	2022
	HKD	HKD	US$
Right of use assets obtained in exchange for lease obligation:
Operating lease	-	1,084,738	138,232

Non-cancellable Operating Lease

The Company’s commitment for minimum lease payment under its operating lease for its office facility as of June 30, 2022 was as follows:

Years ending June 30,	Amount (HKD)	Amount (US$)
2023	$414,000	$52,758
2024	379,500	48,360
Total future lease payments	793,500	101,118
Less: imputed interest	(38,334)	(4,883)
Present value of future payments	$755,166	$96,235

Total operating lease expense for the Company’s office facility for the years ended June 30, 2022 and 2021 was HKD325,651 (US$41,499) and HKD330,000, respectively.

Contingencies

In the ordinary course of business, the Company may be subject to certain legal proceedings, claims, and disputes that arise from the business operations. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2022, the Company had no outstanding lawsuits nor claims.

Note 12 — Equity

Ordinary shares

As of June 30, 2022 and 2021, the authorized shares of the Company was 50,000 with $1.00 par value per share and there were 1,000 shares issued. On October 18, 2022, the company completed a share split. This share split increase the authorized shares from 50,000 Ordinary Shares, par value of $1.00 per share, to 800,000,000 Ordinary Shares, par value of $0.0000625 per share and effectuated a forward split of all issued and outstanding shares at a ratio of 16,000-for-1. All per share amounts and number of shares in the consolidated financial statements and related notes have been retrospectively adjusted to reflect the share split.

Dividends

The Company declared dividends of HKD1,000,000, HKD3,000,000 and HK$3,500,000 to its shareholders on September 28, 2020, November 2, 2020 and February 22, 2021, respectively. The dividend per share was HKD0.0625, HKD0.1875 and HKD0.21875, respectively. These amounts were fully paid as of June 30, 2021. The Company declared a dividend of HK$0.09375 (US$0.011947) per share totaling HK$1,500,000 (US$191,151) to its shareholders on September 1, 2021, which was paid in full to shareholders on January 14, 2022.

Note 13 — Subsequent events

The Company evaluated all events and transactions that occurred after June 30, 2022 up to December 6, 2022. There were no other subsequent events occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED AUGUST 29, 2023

GLOBAL ENGINE GROUP HOLDING LIMITED

1,920,000 Ordinary Shares

This Resale Prospectus relates to the resale of 1,920,000 Ordinary Shares by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholders named in this prospectus.

Currently, no public market exists for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “GLE” in connection with our initial public offering. There is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq Capital Market, or that our initial public offering will be closed.

No sales of the Ordinary Shares covered by this prospectus shall occur until the Ordinary Shares sold in our initial public offering begin trading on the Nasdaq Capital Market. Any shares sold by the selling shareholders will occur at prevailing market prices or privately negotiated prices after close of the initial public offering and listing of the Ordinary Shares on Nasdaq, and such sales by the selling shareholders will not occur until after the Ordinary shares begin trading on Nasdaq. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 of the Public Offering Prospectus to read about factors you should consider before buying our Ordinary Shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary— “Implications of Our Being an Emerging Growth Company” on pages 18 and 15, respectively, of the Public Offering Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Resale Prospectus is August 29, 2023

THE OFFERING

Ordinary Shares offered by the Selling Shareholder	1,920,000 Ordinary Shares

Selling price	Any shares sold by the selling shareholders will occur at prevailing market prices or in privately negotiated prices after close of the initial public offering and listing of the Ordinary Shares on Nasdaq, and such sales by the selling shareholders will not occur until after the Ordinary Shares begin trading on Nasdaq.

Ordinary Shares to be offered by us pursuant to this Resale Prospectus	0 Ordinary Share

Ordinary Shares outstanding prior to completion of this offering	16,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after our initial public offering pursuant to the Public Offering Prospectus	19,000,000 Ordinary Shares

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders named in this Resale Prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of Ordinary Shares owned by each selling shareholder immediately prior to the date of this Resale Prospectus and the number of Ordinary Shares to be offered by the selling shareholder pursuant to this Resale Prospectus. The table also provides information regarding the beneficial ownership of our Ordinary Shares by the selling shareholder as adjusted to reflect the assumed sale of all of the Ordinary Shares offered under this Resale Prospectus.

Percentage of beneficial ownership before this offering is based on 16,000,000 Ordinary Shares outstanding as at the date of this Resale Prospectus. Beneficial ownership is based on information furnished by the selling shareholders. Unless otherwise indicated and subject to community property laws where applicable, the selling shareholder named in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by him/her/it.

None of the selling shareholders has had any position, office or other material relationship within the past three years with the Company. None of the selling shareholders is a broker dealer or an affiliate of a broker dealer. None of the selling shareholders has an agreement or understanding to distribute any of the Ordinary Shares being registered. Each selling shareholder may offer for sale from time to time any or all of the shares, subject to the agreements described in the “Selling Shareholders Plan of Distribution.” The table below assumes that the selling shareholders will sell all of the Ordinary Shares offered for sale hereby:

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned after Offering	Percentage Ordinary Shares Ownership After Offering (%)
Elite Trade Developments Limited(2)	960,000	960,000	0	0%
Excel Elite Developments Limited(3)	960,000	960,000	0	0%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into Ordinary Shares, or convertible or exercisable into our Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such Ordinary Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each shareholder named in the table has sole voting and investment power with respect to the Ordinary Shares set forth opposite such shareholder’s name.

(2)	Elite Trade Developments Limited is a BVI company, of which Ms. SIN Ka Ka is the sole owner and a director. Ms. Sin has the voting, dispositive or investment powers over such Ordinary Shares.

(3)	Excel Elite Developments Limited is a BVI company, of which Mr. AU Wai Yin is the sole owner and a director. Mr. Au has the voting, dispositive or investment powers over such Ordinary Shares.

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SELLING SHAREHOLDERS PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares being offered under this Resale Prospectus on any stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this Resale Prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such Ordinary Shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The Ordinary Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling shareholders, rather than under this Resale Prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Ordinary Shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may pledge their Ordinary Shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Ordinary Shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of Ordinary Shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Ordinary Shares offered under this Resale Prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this Resale Prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling shareholders and any broker-dealers or agents that are involved in selling the Ordinary Shares offered under this Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting discount under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Ordinary Shares offered under this Resale Prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this Resale Prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this Resale Prospectus is a part.

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The selling shareholders and any other persons participating in the sale or distribution of the Ordinary Shares offered under this Resale Prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Ordinary Shares by, the selling shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Ordinary Shares.

Rule 5110 requires members firms to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Resale Prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the selling shareholders’ Ordinary Shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

●	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the selling shareholders.

If any of the Ordinary Shares offered for sale pursuant to this Resale Prospectus are transferred other than pursuant to a sale under this Resale Prospectus, then subsequent holders could not use this Resale Prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this Resale Prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this Resale Prospectus. However, each selling shareholder and purchaser is responsible for paying any discount, and similar selling expenses they incur.

We and the selling shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this Resale Prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

Robinson & Cole, LLP, Chrysler East Building, 666 Third Avenue, 20th Floor, New York, NY 10017 has acted as our counsel in connection with the preparation of this prospectus.

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GLOBAL ENGINE GROUP HOLDING LIMITED

1,920,000 Ordinary Shares

RESALE PROSPECTUS

You should rely only on the information contained in this Resale Prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this Resale Prospectus. This Resale Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Resale Prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

Until [●], 2023, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter with respect to their unsold subscriptions.

The date of this Resale Prospectus is [●], 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our memorandum and articles of association, which became effective on September 7, 2021, empowers us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have also entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement
3.1++	Memorandum and Articles of Association.
3.2++	Form of Amended and Restated Memorandum and Articles of Association
4.1++	Specimen Certificate for Ordinary Shares
5.1++	Form of Opinion of Forbes Hare regarding the validity of the Ordinary Shares being registered
8.1++	Form of Opinion of Forbes Hare as to BVI tax matters (included in Exhibit 5.1)
8.2++	Form of Opinion of Messina Madrid Law P.A. regarding certain U.S. Federal Income Taxation matters
10.1++	Agreement with 21Vianet Group Limited, dated October 4, 2019
10.2++	Agreement with Diyixian.com Limited, dated January 1, 2020
10.3++	Agreement with Aisly Global Inc, dated January 1, 2021, as amended by that two Supplementary Agreements, dated September 30, 2021 and June 22, 2022, respectively
10.4++	Agreement with Globalengine Corporation Limited, dated July 30, 2020
10.5++	Agreement with Logic Network Limited, dated November 1, 2019
10.6++	Agreement with Logic Network Limited, dated April 1, 2020
10.7++	Agreement with Logic Network Limited, dated November 10, 2021
10.8++	Consultancy Support Service Agreement with Nexsen Limited, dated January 2, 2020
10.9++	Cloud Hosting Service Agreement with Nexsen Limited, dated July 2, 2021
10.10++	Cloud Hosting Service Agreement with Nexsen Limited, dated April 1, 2022
10.11++	Agreement with MDT Innovations Sdn Bdh, dated September 1, 2020
10.12++	Agreement with MDT Innovations Sdn Bdh, dated December 15, 2020
10.13++	Agreement with MDT Innovations Sdn Bdh, dated April 17, 2021
10.14++	Agreement with MDT Innovations Sdn Bdh, dated July 2, 2021
10.15++	Agreement with MDT Innovations Sdn Bdh, dated September 29, 2021
10.16++	Agreement with Intelino Sdn Bhd, dated November 16, 2020
10.17++	Cost Assignment Agreement with Boxasone Limited, dated June 30, 2019
10.18++	Cost Assignment Agreement with Boxasone Limited, dated January 1, 2020
10.19++	Form of Employment Agreement
10.20++	Form of Indemnification Agreement with the Registrant’s directors and officers
10.21++	Cloud Hosting Service Agreement with DataCube Research Centre Limited, dated August 27, 2021, as amended by that certain Supplementary Agreement, dated April 1, 2022
10.22++	Agreement with Flexstream Asia Limited, dated June 1, 2021
10.23++	Agreement with MDT Innovation (Labuan) Ltd, dated January 2, 2022
10.24++	Agreement with Macro Systems Limited, dated March 1, 2021, as amended by that certain Supplementary Agreement, dated January 2, 2022
10.25++	Agreement with Macro Systems Limited, dated March 19, 2021
10.26++	Agreement with Macro Systems Limited, dated March 19, 2021
10.27++	Agreement with Macro Systems Limited, dated September 1, 2020
16.1	Letter from Friedman LLP regarding change in registrant’s certifying accountant
21.1++	List of Subsidiaries
23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm
23.2++	Form of Consent of Forbes Hare (included in Exhibit 5.1)
23.3++	Form of Consent of Han Kun Law Offices LLP (included in Exhibit 99.6)
23.4++	Form of Consent of Han Kun Law Offices (included in Exhibit 99.7)
24.1++	Power of Attorney
99.1++	Code of Business Conduct and Ethics of the Registrant
99.2++	Consent of SUNG Pui Hei to be named as a director nominee
99.3++	Consent of CHAN Kin Wah to be named as a director nominee
99.4++	Consent of HUNG Man Ching to be named as a director nominee
99.5++	Consent of CHEUNG Chi Hung to be named as a director nominee
99.6++	Form of Opinion of Han Kun Law Offices LLP regarding certain Hong Kong Legal Matters(1)
99.7++	Form of Opinion of Han Kun Law Offices regarding certain PRC Legal Matters
99.8++	Audit Committee Charter
99.9++	Nominating and Corporate Governance Committee Charter
99.10++	Compensation Committee Charter
107	Filing Fee Table

+	To be filed by amendment

++	Previously filed
(1)	Effective November 28, 2022, Miao & Co. merged with Han Kun Law Offices and the surviving firm, Han Kun Law Offices LLP, commenced practice on the same date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 29, 2023.

Global Engine Group Holding Limited

By:	/s/ Andrew, LEE Yat Lung
Andrew, LEE Yat Lung
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew, LEE Yat Lung as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Andrew, LEE Yat Lung	Chief Executive Officer, Director and Chairman of the Board	August 29, 2023
Andrew, LEE Yat Lung	(Principal Executive Officer; Principal Financial Officer and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY, on August 29, 2023.

U.S. Authorized Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.